      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1999


                                                      REGISTRATION NO. 333-76977
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                 (Name of Small Business Issuer in Its Charter)
                         ------------------------------

               DELAWARE                                  3843                                 13-3152648
     (State or Other Jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of Incorporation or Organization)          Classification Code Number)                 Identification No.)

                           --------------------------

                        200 N. WESTLAKE BLVD., SUITE 202
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                                 (805) 381-2700
         (Address and Telephone Number of Principal Executive Offices)
                         ------------------------------

                        200 N. WESTLAKE BLVD, SUITE 202
                       WESTLAKE VILLAGE, CALIFORNIA 91362
(Address of Principal Place of Business or Intended Principal Place of Business)
                         ------------------------------

                  ROBERT H. GUREVITCH, CHIEF EXECUTIVE OFFICER
                        200 N. WESTLAKE BLVD., SUITE 202
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                                 (805) 381-2700
           (Name, Address and Telephone Number of Agent for Service)
                         ------------------------------

                                   COPIES TO:

         Murray Markiles, Esq.                             Bruno Laforce
                                              De Bandt, Van Hecke & Lagae Linklaters &
          Mark Dancsecs, Esq.                                 Alliance
 Troop Steuber Pasich Reddick & Tobey,
                  LLP                                      Graanmarkt, 2
         2029 Century Park East                            2000 ANTWERPEN
     Los Angeles, California 90067                            Belgium
             (310) 728-3200                                32-3-203-6815

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      SUBJECT TO COMPLETION--MAY 28, 1999


                                   PROSPECTUS

                                2,600,000 SHARES

                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

                                  COMMON STOCK
                               ------------------


    This is an offering of 2,600,000 newly issued shares of our common stock. The offering is made up of a public offering of approximately 780,000 shares in Belgium and private placements of approximately 1,820,000 total shares both in and outside of Belgium, excluding the United States, Canada and Japan. The 2,600,000 shares of common stock are being sold by us.



    Our common stock is currently on the Nasdaq Smallcap Market under the symbol "DMDS" and on the Boston Stock Exchange under the symbol "DMD." Application has been made for admission to trading of all of our outstanding 8,035,694 shares, which includes the shares offered in this offering, as well as of the shares to be issued upon exercise of our redeemable common stock purchase warrants and our other outstanding warrants and options on the Nasdaq National Market System under the symbol "DMDS" and on the European Association of Securities Dealers Automated Quotation Market under the symbol "DMDS." We expect the Listing of our common stock on Nasdaq and Easdaq to commence on the closing of this offering.

                            ------------------------


      THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" ON PAGES 7 TO 11.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            PER SHARE       TOTAL
                                                                           -----------  -------------
-    Offering price......................................................   $           $
-    Total underwriters' fees(1).........................................   $           $
-    Proceeds to DENTAL/MEDICAL..........................................   $           $

(1) The total underwriters fees include the management fee, the underwriting fee and the selling fee. This table does not include the estimated $100,000 accountable expense allowance payable to the underwriters.


    The underwriters may purchase up to an aggregate total of 390,000 additional shares from us and/or the selling stockholder at the initial public offering price, less the selling fees, in order to cover over allotments of shares. If the shares are purchased from us they will be newly issued shares. The option may be exercised for a period of 30 days from the first day of trading of our shares on Easdaq. We will not receive any of the proceeds from any shares of common stock sold by the selling stockholder.

                            ------------------------


     FOR "INFORMATION CONCERNING THE PUBLIC OFFERING IN BELGIUM AND GENERAL
      INFORMATION FOR EASDAQ AND BELGIAN INVESTORS," SEE PAGES A-1 TO A-9.


                             ---------------------


    The shares of common stock are offered severally by the underwriters, subject to prior sale and subject to approval of certain legal matters by counsel of the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify its offer and reject orders in whole or in part. The underwriters expect to deliver the shares against payment at the offices of Bank Brussels Lambert in Brussels on June 14, 1999.


BANK BRUSSELS LAMBERT

                           QUARTZ CAPITAL PARTNERS LIMITED

                                                       ARTESIA/BACOB BANK


                  The Date of this prospectus is May 28, 1999

INSIDE FRONT COVER:

[PICTURES--IN THE UPPER LEFT CORNER IS A WOMAN WITH A LARGE SMILE AND ALSO A CLOSE UP PICTURE OF TEETH. IN THE UPPER RIGHT CORNER IS A HAND HOLDING A CONTAINER OF APOLLO SECRET WHITENING GEL. IN THE LOWER LEFT CORNER IS A PICTURE OF AN APOLLO 95E LAMP. PICTURED IN THE LOWER RIGHT CORNER IS WHITENING POWDER BEING MIXED.]

                               PROSPECTUS SUMMARY

    The following is a summary of the more detailed information and financial statements appearing elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

Our Business........................  We design, develop, assemble and market high technology dental equipment and related consumables.

Our Products........................  Our best selling product during the 1998 fiscal year was our tooth curing and whitening lamp known as the
                                      "Apollo 95E." We also market and sell a line of
                                      whitening gels known as "Apollo Secret" for use with
                                      the Apollo 95E, and in the second quarter of 1999 we
                                      intend to introduce a line of composite materials
                                      known as "ASAP--Accelerated Solutions for Aesthetic
                                      Procedures," also for use with the Apollo 95E. In
                                      addition, we manufacture and sell intraoral camera
                                      systems, known as the "TeliCam II System," and
                                      "TeliCam Elite," and a multi-examination room
                                      intraoral camera system, known as the InTELInet, for
                                      use with the TeliCam II System and TeliCam Elite.

Our Customers.......................  Our customers are dentists located in the United
                                      States and internationally. In the United States, the
                                      United Kingdom and Germany, we sell directly to
                                      dentists. In the international marketplace, with the
                                      exception of the United Kingdom and Germany, we sell
                                      our products through independent dealers and
                                      distributors. Our products are not available through
                                      traditional retail channels.

Our Strategy........................  Our mission is to be a leading manufacturer and distributor of both high technology dental equipment
                                      and related consumables. Key elements of our strategy
                                      are to:

                                      - DELIVER INNOVATIVE PRODUCTS THAT OFFER A STRONG
                                        PRICE VALUE.

                                      - FOCUS ON NEW PRODUCT DEVELOPMENT.

                                      - PURSUE GROWTH THROUGH ACQUISITIONS AND LICENSING
                                        AGREEMENTS.

                                      -CONTINUALLY REFINE STRATEGIES AIMED AT EXPANSION OF
                                       DOMESTIC AND INTERNATIONAL SALES.

Our Principal Offices...............  Our principal executive offices are located at 200 N.
                                      Westlake Blvd., Suite 202, Westlake Village, CA 91362.
                                      Our telephone number is (805) 381-2700. We are a
                                      Delaware corporation.

                                        THE OFFERING

Shares Outstanding..................  We have approximately 5,435,694 shares of common stock outstanding prior to this offering.

Shares Offered......................  We are offering 2,600,000 shares of common stock.
                                      There will be a total of approximately 8,035,694
                                      shares of common stock outstanding after this
                                      offering, not including the over-allotment option
                                      granted to the underwriters. The underwriters may
                                      purchase up to an aggregate total of 390,000
                                      additional shares of common stock from us and/or the
                                      selling stockholder to cover any over-allotments.

Proposed Easdaq Symbol..............  "DMDS"

Proposed Nasdaq National Market
  System Symbol.....................  "DMDS"

Current Nasdaq SmallCap Symbol......  "DMDS"

Use of Proceeds.....................  We will use the net proceeds of this offering primarily for the repurchase of a portion of our
                                      redeemable common stock purchase warrants, the
                                      repayment of debt, to launch a new line of products
                                      incorporating digital x-ray technology, to finance
                                      receivables, inventory, research and development and
                                      for working capital and general corporate purposes.
                                      See "Use of Proceeds" for a more detailed and complete
                                      explanation.

Forward-Looking Statements..........  This prospectus contains statements that we believe are forward-looking statements within the meaning of
                                      the federal securities laws. These include statements
                                      about our expectations, beliefs, intentions or
                                      strategies for the future, which we indicate by words
                                      or phrases such as "anticipate," "expect," "intend,"
                                      "plan," "will," "we believe," "the company believes,"
                                      "management believes" and similar language. The
                                      forward-looking statements are based on our current
                                      expectations and are subject to certain risks,
                                      uncertainties and assumptions, including those set
                                      forth in the risk factors and under "Management's
                                      Discussion and Analysis of Financial Condition and
                                      Results of Operations" and "Business." Our actual
                                      results may differ materially from results anticipated
                                      in these forward-looking statements. We base our
                                      forward-looking statements on information currently
                                      available to us, and we assume no obligation to update
                                      them.


INFORMATION ABOUT FINANCIAL PRESENTATION


    OPTIONS AND WARRANTS. Unless this prospectus indicates otherwise, all information presented in this prospectus assumes the repurchase of up to 1,500,000 of our 3,850,000 outstanding redeemable common stock purchase warrants and no exercise of the underwriters' over-allotment option, as more fully described under "Underwriting," no exercise of the redeemable common stock purchase warrants to purchase 3,850,000 shares of our common stock outstanding prior to our repurchase of a portion of such redeemable common stock purchase warrants as described above, no exercise of the warrants to purchase 450,000 shares of our common stock which were issued in our debt placement in March 1998 and no exercise of any outstanding options to purchase common stock.

             SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The table below summarizes certain financial data contained in the financial statements and elsewhere in this prospectus. The information contained in the table has been prepared in accordance with generally accepted accounting principles in the United States. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


                                                                                     THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,              MARCH 31,
                                                  ----------------------------  ----------------------------
                                                      1997           1998           1998           1999
                                                  -------------  -------------  -------------  -------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.......................................  $  16,087,208  $  19,227,798  $   2,110,531  $  10,214,485
Gross profit....................................      5,853,002      9,406,916        560,442      5,302,010
Operating income (loss).........................     (1,648,080)        92,702     (1,311,564)     1,769,347
Income (loss) before income taxes...............     (1,657,269)    (1,686,943)    (1,361,568)     1,230,857
Income (loss) before extraordinary item.........     (1,810,580)    (1,816,702)    (1,361,568)     1,159,777
Extraordinary loss on early extinguishment of
  debt..........................................       (234,149)            --             --             --
Net income (loss)...............................  $  (2,044,729) $  (1,816,702) $  (1,361,568) $   1,159,777
Net income (loss) per share--diluted............  $        (.47) $        (.35) $        (.27) $         .17
Weighted average number of shares used in
  computing diluted per share amounts(1)........      4,341,948      5,151,614      5,115,777      7,026,970



                                                                                           AT MARCH 31, 1999
                                                                                      ----------------------------
                                                                                         ACTUAL     AS ADJUSTED(2)
                                                                                      ------------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $  3,544,795   $ 10,994,795
Working capital.....................................................................     9,485,324     19,320,555
Total assets........................................................................    19,654,989     27,104,989
Current liabilities.................................................................     6,386,301      4,001,070
Long-term debt, less current portion................................................     2,782,322         17,553
Total stockholders' equity..........................................................    10,486,366     23,086,366


------------------------


(1) For a description of the computation of weighted average number of shares used in computing diluted per share amounts see pages F-11 and F-23.



(2) As adjusted to reflect the sale of the shares offered by us hereby at an assumed price of $8.00 per share, and the application of the estimated net proceeds to be received by us therefrom after deducting underwriting fees and expenses and other expenses. See "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE DECIDING TO INVEST, YOU SHOULD READ AND CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR LIKELIHOOD OF
  SUCCESS.

    We have only manufactured and distributed our TeliCam systems since October 1995 and manufactured and distributed our Apollo 95E since March 1998. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. Factors such as the risks, expenses and difficulties frequently encountered in the operation and expansion of a relatively new business and the development and marketing of new products must be considered in evaluating the likelihood of success of our company.

WE HAVE A HISTORY OF LOSSES AND ACCUMULATED DEFICIT AND THIS TREND OF LOSSES MAY
  CONTINUE IN THE FUTURE.

    For the period from October 23, 1995 to March 2, 1996, we incurred a net loss of $1,625,213. For the fiscal year ended December 31, 1997 we had a net loss of $2,044,729 and for the fiscal year ended December 31, 1998 we had a net loss of $1,816,702. At March 31, 1999, our accumulated deficit was $4,189,716. Our ability to obtain and sustain profitability will depend, in part, upon the successful marketing of our existing products and the successful and timely introduction of new products. Although we were profitable in the quarters ended December 31, 1998 and March 31, 1999, there can be no assurance that we will continue to be profitable.

FLUCTUATION IN QUARTERLY RESULTS MAY RESULT IN DECLINES IN OUR STOCK PRICE.

    Certain quarterly influences may affect our business. Sales are generally higher in the fourth quarter due to the purchasing patterns of dentists in the United States and are generally lower in the first quarter due primarily to the effect upon demand of increased purchases in the prior quarter. We also expect to experience lower sales in the summer months as a consequence of holiday vacations and a lesser number of trade shows. These fluctuations could result in significant fluctuations, including significant declines in our stock price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fluctuation in Quarterly Results."

ONE OF OUR PRIMARY PRODUCTS HAS HAD A SIGNIFICANT DECLINE IN SALES AND IF THIS
  DECLINE CONTINUES WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY.

    The TeliCam systems, together with related products such as the InTELInet system, and the Apollo 95E have been our primary products and during the last fiscal year have made up a substantial portion of our revenue. We believe that the market for intraoral cameras, such as the TeliCam systems, is a market that has declined. TeliCam systems sales have recently been below levels of prior comparable periods, a trend that we expect to continue. See "Business--The TeliCam, Intraoral Cameras."

AS A RESULT OF THE DECLINE IN SALES OF THE TELICAM, OUR FUTURE DEPENDS ON OUR
  ABILITY TO INCREASE DEMAND FOR OUR APOLLO 95E AND RELATED PRODUCTS AS WELL AS OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

    As a result of the decline in the intraoral camera market, our future depends upon our ability to increase demand for our Apollo 95E and related products and our ability to develop and successfully introduce new products to make up for the diminished sales of the TeliCam systems. Development of new product lines is risk intensive and often requires:

    - long-term forecasting of market trends;

    - the development and implementation of new designs;

    - compliance with extensive governmental regulatory requirements; and

    - a substantial capital commitment.

    Also, the medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive or ensure that our products do not become obsolete. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or if there are any significant delays in product development or introduction, this could have a material adverse effect on our business.

WE SUBSTANTIALLY DEPEND UPON THIRD PARTY DEVELOPMENT AGREEMENTS AND LICENSING
  AGREEMENTS FOR THE DEVELOPMENT OF MANY OF OUR PRODUCTS AND THE LICENSING OF TECHNOLOGY OWNED BY OTHERS FOR USE IN OUR PRODUCTS AND IF THESE THIRD PARTIES ARE UNABLE TO DELIVER WE MAY BE FORCED TO LIMIT OUR OPERATIONS.

    We are dependent upon third party developers and suppliers for the development and manufacture of all of the components we use at our domestic and French facilities in assembling our dental equipment and for the development and manufacture of our consumable products. Outside of updating our current products, we do not develop any of our own technology; rather, we continually seek out third parties that own new and innovative technology that they may be willing to license to us or develop into new dental products under a development agreement. We have had problems in the past obtaining a marketable product from companies with whom we had entered into a licensing arrangement. We entered into a licensing arrangement with Ion Laser Technology under which ILT was unable to develop a product in accordance with the delivery schedule established by our agreement that met our specifications; as a result, we were forced to find an alternative product from that which we had contracted for with ILT. The agreement with ILT was subsequently terminated in accordance with the terms of a settlement and release agreement entered into by the parties.

    Under licensing and development arrangements we have obtained exclusive marketing rights to products for the dental market incorporating certain digital x-ray technology developed by Suni Microsystems Imaging, Inc. We have paid significant non-refundable advances to, and are dependent upon Suni to successfully develop the digital x-ray technology and to commercialize the digital x-ray technology. We do not guarantee that Suni will be successful in this endeavor. If Suni should not develop a digital x-ray product which is accepted in the marketplace, and has sufficient sales to achieve profits, this could have a material adverse effect on our future prospects.

IF WE DO NOT MAKE CERTAIN REQUIRED MINIMUM ROYALTY PAYMENTS TO SUNI, WE WILL
  LOSE OUR EXCLUSIVE RIGHTS TO THE DIGITAL X-RAY TECHNOLOGY DEVELOPED FOR US BY SUNI.

    In order to maintain our rights to be the exclusive dental licensee of the digital x-ray technology developed by Suni, our agreement with Suni requires us to make minimum royalty payments. The royalty payments begin coming due when products incorporating the developed technology are introduced into the market. We cannot guarantee that we will be able to make the minimum royalty payments required to maintain our rights to be the exclusive distributor. If we do not make the required royalty payments, Suni will be able to license the developed technology to our competitors, or grant a non-exclusive license to a competitor, which could have a material adverse effect on our future prospects.

THE GOVERNMENT EXTENSIVELY REGULATES OUR PRODUCTS AND FAILURE TO COMPLY WITH
  APPLICABLE REGULATIONS COULD RESULT IN FINES, SUSPENSIONS, SEIZURE ACTIONS, PRODUCT RECALLS, INJUNCTIONS AND CRIMINAL PROSECUTIONS.

    The United States Food and Drug Administration, as well as state and foreign agencies, regulate almost all aspects of our medical devices including:

    - entry into the marketplace;

    - design;

    - testing;

    - manufacturing procedures;

    - reporting of complaints;

    - labeling; and

    - promotional activities.

    Under the Federal Food, Drug, and Cosmetic Act, the FDA has the authority to control the introduction of new products into the United States marketplace. Unless specifically exempted by the agency, medical devices enter the marketplace through either FDA clearance of a premarket approval application or FDA approval of an application for 510(k) clearance. The FDA conducts periodic inspections to assure compliance with that agency's regulations.

    Unless specifically exempted by FDA's regulations, we will need to file a 510(k) submission or premarket approval application for any new products developed in the future. The process of obtaining a clearance or approval can be time-consuming and expensive. Compliance with the FDA's regulatory requirements can be burdensome. We do not guarantee that the required regulatory approvals or clearances will be obtained. Any approval or clearance obtained from the FDA may include significant limitations on the use of the medical device which is the subject of the approval or clearance. In addition, in order to sell our products internationally we need to obtain the appropriate approvals of foreign regulators, none of which can be guaranteed to be received. The international regulatory review process varies from country to country. For example in Europe, the regulations of the European Union require that a device have a CE mark before it can be sold in that market, in Canada we need to obtain a Canadian Medical Device License and in Japan we need to obtain approval from the Japan Welfare. We cannot market a medical device in any particular market if the required approval or clearance is not granted. Inability to obtain such approval or clearance could result in a delay or suspension of the manufacture and sale of affected medical devices in that market. Any such delay or suspension would have a material adverse effect on our business. Also changes in existing regulations or the adoption of new regulations could make regulatory compliance by us more difficult in the future.

    The failure to obtain the required regulatory clearances or to comply with applicable regulations could result in one or more of the following:

    - fines;

    - delays or suspensions of device clearances;

    - seizure actions;

    - mandatory recalls;

    - injunction action; and

    - criminal prosecution.

    See "Business--Government Regulation."


THE LOSS OF OUR CHIEF EXECUTIVE OFFICER COULD LEAD TO THE LOSS OF A SIGNIFICANT
  PORTION OF OUR BUSINESS BECAUSE OF HIS PERSONAL CONTACTS IN OUR INDUSTRY.


    Our success is highly dependent upon our Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of Robert H. Gurevitch along with the loss of his numerous contacts and relationships in the industry would have a material adverse effect on our business. We have entered into an employment agreement with Robert H. Gurevitch under which he has agreed to render services to us until May 31, 2002. We have obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which we are the sole beneficiary, but there can be no assurance that the proceeds of such insurance will be sufficient to offset the loss to us in the event of his death.

OUR PRODUCTS HAVE VERY LIMITED PATENT PROTECTION, AND THEREFORE, THEY MAY NOT BE
  ADEQUATELY PROTECTED FROM COPYING BY COMPETITORS.

    Our future success and ability to compete is dependent in part upon our proprietary technology. The Apollo 95E is currently only protected by a patent in France. Patent protection is being sought in all of the countries of the world in which this technology can be marketed. There can be no assurance that patents outside of France will be granted for the Apollo 95E system, and if granted, the patents will provide adequate protection for our technologies. In addition, our proprietary technology for the TeliCam is not protected by any patents. Consequently, we rely primarily on trademark, trade secret and copyright laws to protect our technology. However, there can be no assurance that third parties will not try to copy our products. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technology overseas. We may not have adequate remedies if our proprietary rights are breached and therefore a breach of our proprietary rights could have a material adverse effect on our financial condition. See "Business--Patents and Proprietary Rights."

ISSUANCE OF PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING A CHANGE OF
  CONTROL.

    We have authorized 1,000,000 shares of preferred stock, which may be issued by our Board of Directors with certain rights not granted to the holders of common stock. Our Board of Directors has the ability to determine the price and the rights of the preferred stock, as well as the ability to issue the preferred stock without the approval of our stockholders. Issuance of such preferred stock, depending upon the terms and the rights thereof, may have the effect of delaying, deterring or preventing a change in control. Currently, there is no issued or outstanding Preferred Stock. See "Description of Capital Stock--Preferred Stock."

WE ARE SUSCEPTIBLE TO PRODUCT LIABILITY SUITS AND IF A LAWSUIT IS BROUGHT
  AGAINST US IT COULD RESULT IN US HAVING TO PAY LARGE LEGAL EXPENSES AND/OR JUDGMENTS.

    Although we have not yet had any product liability claims, because of the nature of the medical/ dental device industry, there can be no assurance that we will not be subject to such claims in the future. Our products come into contact with more vulnerable areas of the human body, such as the mouth, tongue, teeth and gums, and, therefore, the sale and support of dental products makes us susceptible to the risk of such claims. A successful product liability claim or claim arising as a result of use of our products brought against us, or the negative publicity brought up by such claim, could have a material adverse effect upon our business. We maintain product liability insurance with coverage limits of $1,000,000 per occurrence and $11,000,000 per year. While we believe that we maintain adequate insurance coverage, we do not guarantee that the amount of insurance will be adequate to satisfy claims made against us in the future, or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

THE YEAR 2000 ISSUE COULD HAVE AN IMPACT ON OUR INFORMATION TECHNOLOGY AND
  NON-INFORMATION TECHNOLOGY SYSTEMS AS WELL AS THOSE OF OUR SUPPLIERS AND/OR CUSTOMERS, ANY OF WHICH COULD NEGATIVELY AFFECT SALES OF OUR PRODUCTS.

    The Year 2000 readiness issue, which is common to most businesses, arises from the inability of information systems, and other time and date sensitive products and systems, to properly recognize and process date-sensitive information or system failures. Estimates of the potential cost and effects of Year 2000 issues vary significantly among businesses, and it is extremely difficult to predict the actual impact. Recognizing this uncertainty, our management is continuing to actively analyze, assess and plan for various Year 2000 issues across our businesses.

    The Year 2000 issue has an impact on both information technology systems and non-information technology systems, such as manufacturing systems and physical facilities including, but not limited to, security systems and utilities. We have tested all of our information technology systems and non-information technology systems for Year 2000 readiness. All of our non-information technology systems are Year 2000 compliant. With respect to information technology systems, our strategy is to replace all non-Year 2000 compliant information technology systems by June 30, 1999. As of April 15, 1999, our in-house data network is Year 2000 compliant. Also as of April 15, 1999, 80% of our workstations are Year 2000 compliant, with the remainder to be replaced with Year 2000 compliant workstations by June 30, 1999. Although our management believes that its efforts will be successful and the costs will be immaterial to our consolidated financial position and results of operations, it also recognizes that any failure or delay could cause a potential impact.

    The Year 2000 readiness of our customers varies. We are not investigating whether or not our customers are evaluating and/or preparing their own systems to be Year 2000 compliant. These efforts by customers to address Year 2000 issues may affect the demand for certain products and services; however, the impact on our revenue is highly uncertain.

    We have investigated the Year 2000 readiness of our key suppliers. Our direction of this effort is to ensure that there are adequate resources and supplies available to us to minimize any potential business interruptions. Our assessment of our key suppliers is now complete and we have determined that our policy of maintaining an inventory of components and supplies sufficient to last a minimum of one to three months will be adequate to minimize almost any potential business interruptions. We believe that our one to three month inventories will allow enough time for our suppliers to remedy Year 2000 problems that may arise in their respective businesses.

    The Year 2000 issue presents a number of other risks and uncertainties that could impact us, such as public utilities failures, potential claims against us for damages arising from products and services that are not Year 2000 compliant, and the response ability of certain government commissions of the various geographic areas where Dental/Medical conducts business. While we continue to believe the Year 2000 issues described above will not materially affect our financial position, it remains uncertain as to what extent, if any, we may be impacted.

    If we, our customers or suppliers are unable to resolve any Year 2000 compliance problems in a timely manner, we could face business interruptions or a shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We anticipate that all of our internal systems will be Year 2000 compliant by June 30, 1999 and that we will have adequate components and supplies available to us to minimize any potential business interruptions that may result from Year 2000 compliance problems suffered by our suppliers. As a result, we have determined that we will not be developing any contingency plans that address a reasonably likely worst case scenario.


THE EASDAQ MARKET HAS A LIMITED OPERATING HISTORY CHARACTERIZED BY HIGH
  VOLATILITY WHICH MAY NEGATIVELY AFFECT OUR STOCK PRICE.


    We have applied for admission to trading of our shares on Easdaq to commence trading on Easdaq upon the completion of this offering. Easdaq has a limited operating history and is characterized by high volatility. We cannot guarantee that Easdaq will develop into a stable and liquid market for securities or that price fluctuations on the Easdaq will not have a negative impact on the market price of our shares. We cannot guarantee that any market for our shares will develop or be sustained. We cannot predict the effect, if any, that future sales of our shares, or the availability of our shares for future sale, will have on the market price of our shares.


A GROWING PART OF OUR REVENUES WILL BE REALIZED IN EURO'S AND ANY CURRENCY
  FLUCTUATIONS BETWEEN THE EURO AND THE US DOLLAR COULD HAVE A NEGATIVE IMPACT ON OUR FINANCIAL RESULTS.



    Our reporting currency is the US Dollar. However, a growing part of our revenues will be realized in Euro's and, therefore, a large drop in the exchange rate of the Euro against the US Dollar could have a negative impact on our financial position and results of operations.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the 2,600,000 shares, at an assumed price of $8.00* per share, after deducting underwriting fees, estimated underwriting expense allowance and estimated offering expenses, are estimated to be approximately $18,600,000 ($21,588,960 if the over-allotment option is exercised in full solely from us).

    We expect to use the net proceeds from this offering in the manner and approximate amounts indicated below. The uses specified are listed in order of their priority.

Launch of the digital x-ray(1).................................  $1,500,000
Repayment of bank debt(2)......................................   5,150,000
Repurchase of redeemable common stock purchase warrants(3).....   6,000,000
Finance receivables............................................   1,000,000
Finance inventory..............................................   1,500,000
Research and development(4)....................................   2,600,000
Working capital and general corporate purposes.................     850,000
                                                                 ----------
  Total net proceeds...........................................  $18,600,000
                                                                 ----------
                                                                 ----------

------------------------

* The actual offering price has not yet been determined. The $8.00 per share price is for illustrative purposes only and is based on the closing price of our common stock on the Nasdaq SmallCap Market on May 18, 1999.

(1) During fiscal 1999, we intend to introduce our digital x-ray system incorporating the digital x-ray technology developed by Suni Microsystems Imaging, Inc.

(2) Consists of debt incurred under our $6.95 million credit facility with Imperial Bank. See Note 10 of "Notes to Consolidated Financial Statements" for additional information about our credit facility with Imperial Bank.


(3) We intend to repurchase up to 1,500,000 of our outstanding redeemable common stock purchase warrants from time to time in the open market or in privately negotiated transactions, depending on market and other conditions. We will cancel any redeemable common stock purchase warrants that we repurchase.


(4) We intend to begin development of a new curing lamp, a new intraoral camera and a new Apollo 95E perio tip intended to kill bacteria for the Apollo 95E.

    We have a $6,950,000 credit facility with Imperial Bank. As of April 15, we had an outstanding balance under the credit facility of $5,150,066. Borrowings under the facility bear interest at rates ranging from 6.9% to 8.5%. The credit facility is comprised of a $2,500,000 fixed 6.9% rate non-revolving line of credit due May 31, 2000; a $4,000,000 variable rate of 2.5% over LIBOR revolving line of credit loan due May 31, 2000; and a $450,000 variable interest rate loan repayable in 16 monthly installments. Our obligations under the credit facility are secured with all of our assets.

    We may use a portion of the proceeds allocated for working capital and general corporate purposes to acquire technology or enter into strategic alliances with other companies. We have no current agreements, commitments or arrangements with respect to any proposed acquisition, joint venture or strategic alliance, and we do not guarantee that any acquisitions, joint ventures or strategic alliances will be made or entered into in the future. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and funds generated from operations, will be sufficient to meet our cash requirements for at least the next 12 months.

    Pending application of the net proceeds, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing investments or accounts.

    We intend to maintain flexibility with respect to the use of the proceeds of this offering and the amounts actually expended for each such use are at our discretion and may vary significantly depending upon a number of factors, including the progress of our marketing programs, capital spending requirements, and developments in the dental device industry. Accordingly, management reserves the right to reallocate the proceeds of this offering as it deems appropriate.

    We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and funds generated from operations, will be sufficient to meet our cash requirements for at least the next 12 months.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

    Common stock and redeemable common stock purchase warrants are currently traded on the Nasdaq SmallCap Market under the symbols "DMDS" and "DMDSW," respectively, and on the Boston Stock Exchange under the symbols "DMD" and "DMDW," respectively. Prior to May 9, 1997, our common stock was quoted on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the range of the high and low closing prices of the common stock on the OTC Bulletin Board and the Nasdaq SmallCap Market as reported by Nasdaq Trading and Market Services. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

                                                                                         REDEEMABLE
                                                                                        COMMON STOCK
                                                                                          PURCHASE
                                                                  COMMON STOCK            WARRANTS
                                                              --------------------  --------------------
PERIOD ENDED                                                    HIGH        LOW       HIGH        LOW
------------------------------------------------------------  ---------  ---------  ---------  ---------
March 31, 1997..............................................  $    4.80  $    3.10  $      --  $      --
June 30, 1997...............................................       7.10       4.10       3.90       3.70
September 30, 1997..........................................       6.60       5.40       2.70       2.50
December 31, 1997...........................................       9.50       5.90       4.00       3.80

March 31, 1998..............................................       8.00       5.88       4.00       2.69
June 30, 1998...............................................       7.50       4.00       3.50       1.50
September 30, 1998..........................................       5.50       3.63       2.13       1.13
December 31, 1998...........................................       6.75       4.00       2.88       1.38

March 31, 1999..............................................       8.56       5.81       3.62       3.62


    On May 20, 1999, the high and low prices were $8.31 and $8.19, respectively for our common stock and $4.19 and $4.13, respectively, for our redeemable common stock purchase warrants. As of March 31, 1999, there were approximately 50 stockholders of record and approximately 994 beneficial holders of our common stock, and 24 holders of record and approximately 361 beneficial holders of our redeemable common stock purchase warrants.


                                DIVIDEND POLICY


    At any time we have surplus capital, dividends may be declared by the Board of Directors. We have not paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our bank financing agreement imposes restrictions on any payment of dividends. We believe that all our earnings, if any, should be retained for the development of our business.

                                 CAPITALIZATION

    The following table sets forth our short-term debt and capitalization as of March 31, 1999, and as adjusted as of that date to give effect to our sale of 2,600,000 shares of our common stock at an assumed offering price of $8.00* per share and our application of the estimated net proceeds after deducting underwriting fees, estimated underwriting expense allowance and estimated offering expenses payable by us. The information in the table should be read in conjunction with the more detailed consolidation financial statements and notes included elsewhere in this prospectus.

                                                                                            MARCH 31, 1999
                                                                                     ----------------------------
                                                                                                         AS
                                                                                        ACTUAL        ADJUSTED
                                                                                     -------------  -------------
SHORT-TERM DEBT:
  Short term borrowings............................................................  $   2,529,981  $     144,750
LONG-TERM DEBT:
  Long-term debt, less current portion.............................................      2,782,322         17,553
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued
    and outstanding................................................................             --             --
  Common stock, $0.01 par value, 20,000,000 shares authorized, 5,435,694 shares
    issued and outstanding; 8,035,694 shares issued and outstanding, as adjusted...         54,356         80,357
  Additional paid-in capital.......................................................     14,749,672     27,323,671
  Accumulated translation adjustment...............................................       (127,946)      (127,946)
  Accumulated deficit..............................................................     (4,189,716)    (4,189,716)
                                                                                     -------------  -------------
      Total stockholders' equity...................................................     10,486,366     23,086,366
                                                                                     -------------  -------------
      Total capitalization.........................................................  $  15,798,669  $  23,248,669
                                                                                     -------------  -------------
                                                                                     -------------  -------------

------------------------

* The actual offering price has not yet been determined. The $8.00 per share price is for illustrative purposes only and is based on the closing price of our common stock on the Nasdaq SmallCap Market on May 18, 1999.


    OPTIONS AND WARRANTS. Unless this prospectus indicates otherwise, all information presented in this prospectus assumes the repurchase of up to 1,500,000 of our 3,850,000 outstanding redeemable common stock purchase warrants and no exercise of the underwriters' over-allotment option, as more fully described under "Underwriting," no exercise of the redeemable common stock purchase warrants to purchase 3,850,000 shares of our common stock outstanding prior to our repurchase of a portion of such redeemable common stock purchase warrants as described above, no exercise of the warrants to purchase 450,000 shares of our common stock which were issued in our debt placement in March 1998 and no exercise of any outstanding options to purchase common stock.

                                    DILUTION

    Purchasers of the common stock in this offering will experience an immediate and substantial dilution in the net tangible book value of the common stock from the offering price. The net tangible book value of our common stock as of March 31, 1999, was $8,044,410 or $1.48 per share. Actual net tangible book value per share represents the amount of total actual tangible assets less total actual liabilities, divided by the shares of common stock outstanding as of March 31, 1999. After giving effect to the sale of 2,600,000 shares of common stock offered by us in this offering and the receipt and the application of the estimated net proceeds therefrom (at an assumed public offering price of $8.00* per share, after deducting the underwriting fees and estimated offering expenses), our adjusted net tangible book value as of March 31, 1999 would have been approximately $20,644,410 or $2.57 per share. This represents an immediate increase in as adjusted net tangible book value of $1.09 per share to our current stockholders and an immediate and substantial dilution of $5.43 per share to new stockholders purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed public offering price*...............................             $    8.00
  Actual net tangible book value per share as of March 31,
    1999.....................................................  $    1.48
  Increase attributable to new stockholders..................       1.09
                                                               ---------
As adjusted net tangible book value per share after this
  offering...................................................                  2.57
                                                                          ---------
Dilution per share to new stockholders.......................             $    5.43
                                                                          ---------
                                                                          ---------

------------------------

* The actual offering price has not yet been determined. The $8.00 per share price is for illustrative purposes only and is based on the closing price of our common stock on the Nasdaq SmallCap Market on May 18, 1999.

    The following table sets forth, at March 31, 1999, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and the new investors purchasing shares of common stock in this offering.

                                                           SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                        -----------------------  --------------------------     PRICE
                                                          NUMBER      PERCENT       AMOUNT        PERCENT     PER SHARE
                                                        ----------  -----------  -------------  -----------  -----------
Existing stockholders.................................   5,435,694        67.6%  $  14,804,028        41.6%   $    2.72
New investors*........................................   2,600,000        32.4      20,800,000        58.4    $    8.00
                                                        ----------       -----   -------------       -----
                                                         8,035,694       100.0%  $  35,604,028       100.0%
                                                        ----------       -----   -------------       -----
                                                        ----------       -----   -------------       -----

------------------------

* The actual offering price has not yet been determined. The $8.00 per share price is for illustrative purposes only and is based on the closing price of our common stock on the Nasdaq SmallCap Market on May 18, 1999.

    The foregoing tables and calculations assume no exercise of any outstanding options or warrants. At March 31, 1999, 894,806 shares of common stock were subject to outstanding options at a weighted average exercise price of $4.27 per share and 4,300,000 shares of common stock were subject to outstanding warrants, with a weighted average exercise price of $5.11 per share. We plan to use a portion of the proceeds of this offering to repurchase up to 1,500,000 of our redeemable common stock purchase warrants. See "Use of Proceeds." To the extent we repurchase 1,500,000 of our redeemable common stock purchase warrants, assuming the exercise of the remaining 2,800,000 redeemable common stock purchase warrants and all of the outstanding options prior to this offering, the net tangible book value per share as of March 31, 1999 would have been approximately $26,330,655 or $2.88 per share to our current stockholders which would result in an immediate and substantial dilution of $4.68 per share to new stockholders purchasing shares in this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data for the periods indicated. The consolidated statement of operations data set forth below with respect to the years ended December 31, 1998 and 1997, and the consolidated balance sheet data as of December 31, 1998 are derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The consolidated statement of operations data set forth below with respect to the three months ended March 31, 1999 and 1998, and the consolidated balance sheet data as of March 31, 1999 are derived from the unaudited financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. You should read the following in conjunction with our financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


                                                                                   THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,          MARCH 31,
                                                      ------------------------  ------------------------
                                                         1997         1998         1998         1999
                                                      -----------  -----------  -----------  -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...........................................  $16,087,208  $19,227,798  $ 2,110,531  $10,214,485
Cost of sales.......................................   10,234,206    9,820,882    1,550,089    4,912,475
                                                      -----------  -----------  -----------  -----------
Gross profit........................................    5,853,002    9,406,916      560,442    5,302,010
Operating expenses..................................    7,501,082    9,314,214    1,872,006    3,532,663
                                                      -----------  -----------  -----------  -----------
Operating income (loss).............................   (1,648,080)      92,702   (1,311,564)   1,769,347
Interest and other income...........................     (205,818)    (195,532)     (44,273)     (31,558)
Interest expense....................................      138,576    1,739,693       83,793      505,532
Amortization of debt issuance costs.................       76,431      235,484       10,484       64,516
                                                      -----------  -----------  -----------  -----------
Income (loss) before income taxes and extraordinary
  item..............................................   (1,657,269)  (1,686,943)  (1,361,568)   1,230,857
Provision for income taxes..........................      153,311      129,759           --       71,080
                                                      -----------  -----------  -----------  -----------
Income (loss) before extraordinary item.............   (1,810,580)  (1,816,702)  (1,361,568)   1,159,777
Extraordinary loss on early extinguishment of
  debt..............................................     (234,149)          --           --           --
                                                      -----------  -----------  -----------  -----------
Net income (loss)...................................  $(2,044,729) $(1,816,702) $(1,361,568) $ 1,159,777
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------
Net income (loss) per share--diluted................  $      (.47) $      (.35) $      (.27) $       .17
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------
Weighted average number of shares used in computing
  per share amounts(1)..............................    4,341,948    5,151,614    5,115,777    7,026,970


                                                                 DECEMBER 31,     MARCH 31,
                                                                     1998           1999
                                                                 -------------  -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................................  $   3,941,305  $   3,544,795
Working capital................................................      6,526,625      9,485,324
Total assets...................................................     16,570,360     19,654,989
Current liabilities............................................      8,129,239      6,386,301
Long-term debt, less current portion...........................        252,195      2,782,322
Total shareholders' equity.....................................      8,173,865     10,486,366

------------------------


(1) For a description of the computation of weighted average number of shares used in computing diluted per share amounts see pages F-11 and F-23.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCORPORATED ELSEWHERE IN THIS PROSPECTUS.

INTRODUCTION

    We design, develop, manufacture and sell high technology dental equipment and related consumables. Our highest grossing product for the 1998 fiscal year was the tooth curing and whitening device known as the "Apollo 95E." We also market and sell a line of whitening gels known as "Apollo Secret" for use in conjunction with the Apollo 95E, and in the second quarter of 1999 intend to introduce a line of composite resin materials known as "ASAP--Accelerated Solutions for Aesthetic Procedures," also for use in conjunction with the Apollo 95E. In addition, we continue to manufacture and sell intraoral camera systems, known as the "TeliCam II System," and "TeliCam Elite," and a multi-examination room intraoral camera system, known as the InTELInet, for use in connection with the TeliCam II System and TeliCam Elite.

    From early 1996 to mid 1998, we were primarily involved in designing, developing, manufacturing, and marketing intra-oral camera systems referred to as "TeliCam Systems". The first shipments to customers of the TeliCam System commenced in early February 1996.

    On October 2, 1997, we purchased the assets of Societe D' Exploitation Dentaire, a company organized under the laws of France. Among the acquired assets was a patent for S.E.D.'s "Biotron" curing and whitening device technology. From this technology, we developed the "Apollo 95E" a unique, visible-light curing instrument which is designed for two different applications: the hardening of tooth-colored dental composite materials in three seconds or less and for single appointment, in-office tooth whitening in less than forty minutes. This safe plasma-arc lamp uses a high-frequency electrical field to generate plasma energy, which is ideal for the fast-curing (hardening) of photosensitive composites. The Apollo 95E also produces light and heat which, when used in conjunction with the Apollo Secret whitening gel, activates the whitening chemicals in the Apollo Secret. The result of this activation is dramatic whitening of discolored teeth. The rapid performance of the Apollo 95E in both hardening composite materials and whitening teeth can enable an average dental practice to save about five to eight hours per month of a dentist's examination time.

    The Apollo 95E, which was introduced into markets outside of the US and Canada in March 1998 and into the US and Canada in August 1998, accounted for over $11 million in revenues in 1998. However, revenues attributed to the TeliCam intraoral cameras declined significantly for fiscal year 1998 as compared to 1997 and therefore our net sales were limited to an increase of 19% from 1997 to 1998. While we expect that the trend of increasing revenues each fiscal quarter attributable to the Apollo 95E will continue for the near future, we also expect the trend in the decline in sales of the TeliCam intraoral cameras will also continue and therefore, to at least, partially offset the increased revenues realized on the Apollo 95E.

RESULTS OF OPERATIONS

    We derive our revenues primarily from the sale of three product lines:
TeliCam intraoral camera systems, Apollo 95E curing and whitening devices, and Apollo Secret tooth whitening gels for use in conjunction with the Apollo 95E, which began shipping in the fourth quarter of 1998. Through March 31, 1999, revenues from Apollo Secret have been immaterial.

    Revenues by product line, for the fiscal years ended December 31, 1998 and 1997 and for the three months ended March 31, 1999 and 1998, are reflected in the following table:

                                YEAR ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                           ----------------------------------  ----------------------------------
                              1997       %      1998       %      1998       %      1999       %
                           -----------  ---  -----------  ---  -----------  ---  -----------  ---
Apollo 95E...............  $        --   --% $11,125,629   58% $   298,134   14% $ 8,324,448   81%
TeliCam..................   15,367,806   96%   6,555,540   34%   1,615,769   77%   1,600,903   16%
Other....................      719,402    4%   1,546,629    8%     196,628    9%     289,134    3%
                           -----------  ---  -----------  ---  -----------  ---  -----------  ---
                           $16,087,208  100% $19,227,798  100% $ 2,110,531  100% $10,214,485  100%
                           -----------  ---  -----------  ---  -----------  ---  -----------  ---
                           -----------  ---  -----------  ---  -----------  ---  -----------  ---

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET SALES. Net sales for the fiscal years ended December 31, 1998 and 1997, were $19,227,798 and $16,087,208, respectively. Net sales for the fiscal year ended December 31, 1998 increased approximately 19% from the prior year. Sales are comprised primarily of the Apollo 95E and TeliCam Systems. The increase in sales for the fiscal year ended December 31, 1998 was primarily due to the introduction and sales of approximately $11,100,000 of the Apollo 95E, which began shipping in Europe during the first quarter of 1998 and in the United States during the third quarter of 1998, offset by a reduction of approximately $8,800,000 in TeliCam sales both domestically and internationally resulting from weaker demand and increased competition as the market for intraoral cameras became saturated. We expect the decline in TeliCam sales to continue into the future. No assurance can be given that the Apollo 95E sales will ultimately offset the reduced TeliCam sales in the future. See "Risk Factors--As a result of the decline in sales of the TeliCam, our future depends on our ability to increase demand for our Apollo 95E and related products as well as our ability to develop and introduce new products."

    COST OF SALES. Cost of sales for the fiscal years ended December 31, 1998 and 1997, were $9,820,882, or 51% of net sales, and $10,234,206, or 64% of net sales, respectively. Cost of sales, both on an absolute dollar basis and as a percentage of net sales, decreased from 1997 to 1998 primarily due to more favorable margins on the Apollo 95E, which represented 58% of net sales for the year. While the more favorable margins on the Apollo 95E have helped to decrease the cost of sales as a percentage of net sales, we expect that the margins on the sale of the TeliCams will continue to shrink, and thus the cost of sales of the TeliCams as a percentage of TeliCam net sales will increase in the future.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $8,764,910, or 46% of net sales, and $6,031,066, or 37% of net sales, for the fiscal years ended December 31, 1998 and 1997, respectively. The absolute dollar increases in this expense category from year to year are primarily attributed to a combination of increased sales commissions resulting from increased sales volumes, increased salaries and legal expenses associated with our growth, and increased marketing costs resulting from enhanced marketing efforts. The increase in selling, general and administrative expenses as a percentage of net sales from 1997 to 1998 can be attributed to the cost of expanding our work force in anticipation of future growth. These expenses are expected to continue to increase on an absolute dollar basis as sales volumes increase and additional marketing costs are incurred for the introduction of the new products.

    RESEARCH AND DEVELOPMENT. Research and development expenses totaled $549,304, or 3% of net sales, and $1,213,766, or 8% of net sales, for the fiscal years ended December 31, 1998 and 1997, respectively. The decrease in research and development expenses for fiscal 1998, both on an absolute dollar basis and as a percentage of net sales, is primarily attributed to $875,000 of fees paid to Suni Imaging Microsystems, Inc. to fund the development of the digital x-ray technology for incorporation into systems for the dental market during the fiscal year ended December 31, 1997. We expect research and development expenses to increase in future periods, as we continue to pursue the development of new technologies. See "Risk Factors--As a result of the decline in sales of the TeliCam, our future depends on our ability to develop and introduce new products."

    INTEREST INCOME. Interest income totaled $195,532 and $205,818 for fiscal years ended December 31, 1998 and 1997, respectively. This income is attributable to the interest earned by investing the net proceeds of both the May 1997 secondary offering and the March 1998 debt placement in a short-term management account through Comerica Securities.

    INTEREST EXPENSE. Interest expense totaled $1,739,693 and $138,576 for fiscal years ended December 31, 1998 and 1997, respectively. This expense category includes interest paid on capital lease obligations, on bridge notes, on notes payable to related parties, and on the senior subordinated notes. The substantial increase in fiscal 1998 is primarily due to the accrued interest and the amortization of the debt discount on $4.5 million of senior subordinated notes, which were repaid in January 1999 with proceeds from our new credit facility with Imperial Bank.

    AMORTIZATION OF DEBT ISSUANCE COSTS. Amortization of debt issuance costs totaled $235,484 and $76,431 for fiscal years ended December 31, 1998 and 1997, respectively. This represents the amortization of the issuance costs incurred in connection with the bridge notes issued in November 1996 and the 12% senior subordinated notes issued in March 1998. These costs were amortized over the term of the notes. We repaid the bridge notes out of the proceeds of the May 1997 secondary offering. In addition, the senior subordinated notes were repaid in January 1999 out of the proceeds of our new credit facility with Imperial Bank.

    NET LOSS. Net loss for the fiscal year ended December 31, 1998 totaled $1,816,702, or $0.35 per share. Net loss for the fiscal year ended December 31, 1997 totaled $2,044,729, or $0.47 per share.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    NET SALES Net sales for the three-month periods ended March 31, 1999 and 1998, were $10,214,485 and $2,110,531, respectively. We had operating income of $1,769,347 for the three-month period ended March 31, 1999, while incurring an operating loss of $1,311,564 for the three-month period ended March 31, 1998.

    Net sales for the three-month period ended March 31, 1999 increased approximately 384% from the three-month period ended March 31, 1998. Sales were comprised primarily of TeliCam Systems for the three-month period ended March 31, 1998, whereas sales for the three-month period ended March 31, 1999 were comprised primarily of the Apollo 95E, which began shipping in Europe during the first quarter of 1998 and in the United States during the third quarter of 1998. Comparing product line sales in dollars for the three-month period ended March 31, 1998 to the three-month period ended March 31, 1999, Apollo sales increased $8,026,314 while TeliCam sales decreased $14,866. TeliCam sales both domestically and internationally declined from weaker demand and increased competition as the market for intraoral cameras became saturated. We expect the decline in TeliCam sales to continue into the future. No assurance can be given that the Apollo 95E sales will continue to offset the reduced TeliCam sales in the future.

    COST OF SALES. Cost of sales for the three-month periods ended March 31, 1999 and 1998, were $4,912,475, or 48% of net sales, and $1,550,089, or 73% of net sales, respectively. Cost of sales as a percentage of net sales decreased from 1998 to 1999 primarily due to more favorable margins on the Apollo 95E, which represented 81% of net sales for the three-month period ended March 31, 1999, as opposed to 14% for the three-month period ended March 31, 1998, offset by the increased cost of sales (63% for the three-month period ended March 31, 1999 as compared to 60% for the three-month period ended March 31, 1998) as a percentage of sales resulting from the reduced selling price of its TeliCams effective in the first quarter of 1999 in response to the pressure of competition in the marketplace. While the more favorable margins on the Apollo 95E have helped to decrease the cost of sales as a percentage of net sales, we expect that margins on the sale of the TeliCams will continue to shrink, and thus the cost of sales of the TeliCams as a percentage of net sales of the TeliCams will increase in the future.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $3,390,083, or 33% of net sales, and $1,729,619, or 82% of net sales, for the three-month periods ended March 31, 1999 and 1998, respectively. The absolute dollar increase in this expense category from year to year is primarily attributed to a combination of increased sales commissions resulting from increased sales volumes ($550,000), increased salaries ($391,000), and increased marketing costs ($139,000) resulting from enhanced marketing efforts. The decrease in selling, general and administrative expenses as a percentage of net sales from 1998 to 1999 can be attributed to the substantial increase in net sales. These expenses are expected to continue to increase on an absolute dollar basis as sales volumes increase and additional marketing costs are incurred for the introduction of the new products.

    RESEARCH AND DEVELOPMENT. Research and development expenses totaled $142,580, or 1% of net sales, and $142,387, or 7% of net sales, for the three-month periods ended March 31, 1999 and 1998, respectively. Spending in this category remained substantially constant. We expect research and development expenses to increase in future periods, as we continue to pursue the development of new technologies.

    INTEREST INCOME. Interest income totaled $31,558, and $44,273 for the three-month periods ended March 31, 1999 and 1998, respectively. This income is primarily attributable to the interest earned by investing available cash in a short-term management account through Imperial Bank.

    INTEREST EXPENSE. Interest expense totaled $505,532, and $83,793 for the three-month periods ended March 31, 1999 and 1998, respectively. This expense category includes interest paid on capital lease obligations, on bridge notes, on notes payable to related parties, and on our senior subordinated notes. The substantial increase in the three-month period ended March 31, 1999 is primarily due to the accrued interest and the amortization of the remaining unamortized debt discount on the $4.5 million of senior subordinated notes, which was repaid in January 1999 with proceeds from the new credit facility with Imperial Bank.

    AMORTIZATION OF DEBT ISSUANCE COSTS. Amortization of debt issuance costs totaled $64,516 and $10,484 for the three-month periods ended March 31, 1999 and 1998, respectively. This represents the amortization of the issuance costs incurred in connection with the 12% senior subordinated notes issued in March 1998. These costs were amortized over the term of the notes, with the remaining unamortized costs written-off in January 1999 when we repaid the senior subordinated notes out of the proceeds of our new credit facility with Imperial Bank.

    NET INCOME (LOSS). Net income for the three-month period ended March 31, 1999 totaled $1,159,777 or $0.17 per diluted share. Net loss for the three-month period ended March 31, 1998 totaled $1,361,568, or $0.27 per share.

CAPITAL RESOURCES AND LIQUIDITY

    For the fiscal year ended December 31, 1998, we used net cash of $3,781,610 in operations. Accounts receivable increased from $1,967,614 at December 31, 1997 to $3,757,865 at December 31, 1998, primarily as a result of the increase in sales of the Apollo 95E in the fourth quarter. Despite the increase in accounts receivable, our allowance for doubtful accounts remained unchanged due to our ability to collect substantially all of our receivables. See "Risk Factors--Fluctuation in quarterly results may result in declines in our stock price." Accounts payable and accrued liabilities totaling $3,653,831 at December 31, 1998 increased from $2,539,585 at the prior year-end period primarily due to increased inventory purchases. Inventory levels increased approximately $2.7 million, net of a writedown of $156,620 for obsolete inventory, to accommodate the increased sales volume generated by the Apollo 95E.

    For the three-month period ended March 31, 1999, we used net cash of $632,883 in operations. Accounts receivable increased from $3,757,865 at the prior year end to $3,880,829 at March 31, 1999, primarily as a result of the increase in sales during the three-month period ended March 31, 1999. Accounts payable and accrued liabilities totaling $3,789,473 at March 31, 1999 increased from $3,653,831 at the prior year end primarily due to increased inventory purchases. Inventory levels increased approximately $887,000 to accommodate the increased sales volume generated by the Apollo 95E.

    Capital expenditures for the fiscal year ended December 31, 1998 were approximately $722,000, with approximately $170,000 spent for the purchase of an exhibit booth used at dental trade shows, approximately $171,000 spent for a new computer network system, and approximately $131,000 spent for molds. Cash and cash equivalents on hand at the end of the period were $3,941,305. From the debt placement in March 1998 we received approximately $4,200,000 in cash after expenses.

    Capital expenditures for the three-month period ended March 31, 1999 were approximately $164,000, with approximately $74,000 spent for the purchase of furniture and fixtures and approximately $60,000 spent for computer equipment. Cash and cash equivalents on hand at the end of the period were $3,544,795.

    In July 1997, we finalized a credit agreement with Comerica Bank providing us up to a $2,000,000 line of credit, secured by a first priority security interest in our assets and by an assignment of our rights under our distribution agreement with Boston Marketing. The credit facility bears interest at the rate of prime plus .25% per annum (8.0% at December 31, 1998). All borrowings under the facility are subject to a formula based, generally, on accounts receivable and inventory. No amounts were outstanding at December 31, 1997.

    In December 1997, we finalized a second credit agreement with Comerica extending up to a $500,000 line of credit to us for capital expenditures, secured by a first priority interest in our assets. The credit facility bears interest at a rate of prime plus .5% per annum (8.25% at December 31, 1998). The line expired on December 10, 1998, at which time the principal balance began to amortize over a thirty-six (36) month period. Borrowings are at 80% of the capital expenditure. At December 31, 1998, $343,890 was outstanding.

    On January 4, 1999, we replaced the Comerica facilities with a $6,950,000 facility with Imperial Bank. The Imperial facility comprises a $2,500,000 fixed rate non-revolving line of credit due May 31, 2000; a $4,000,000 variable rate revolving line of credit due May 31, 2000; and a $450,000 variable interest rate loan repayable in 16 monthly installments. The facilities are collateralized by our assets. We intend to use the credit facilities, when needed, for working capital, capital expenditures and general corporate purposes. On January 21, 1999, we borrowed against the Imperial facility to repay the balance owing on the Comerica capital credit line of $343,890 plus accrued interest of $1,120. On January 25, 1999, we borrowed against the Imperial facility to repay all of our $4,500,000 12% senior subordinated notes plus accrued interest of $189,000. At March 31, 1999, $5,150,066 was outstanding under the Imperial facility.

    As of the end of March 1999, our expenditures for continued research and development for products incorporating digital x-ray technology (including the additional development fee due to Suni upon our acceptance of the final prototype subsystem and minimum royalty obligations), our minimum purchase obligations under our distribution agreement with Boston Marketing and our purchase obligations under a manufacturing agreement we have with Suni Microsystems, are the only significant future commitments which will be financed by cash from continuing operations and the proceeds of the Imperial facility.

    We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and funds generated from operations, will be sufficient to meet our cash requirements for at least the next 12 months. We intend to use approximately $1,500,000 of the net proceeds to launch products incorporating the digital x-ray technology developed for us by Suni, if FDA clearance is received. We will also utilize some of the proceeds to pay off amounts owing under the Imperial Bank credit facility and to fund development of new products. We do not currently have any plans, proposals, arrangements or understanding with respect to any future acquisitions. If we require additional capital, we may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the incurrence of additional debt could result in additional interest expense.

FLUCTUATIONS IN QUARTERLY RESULTS

    Our business is subject to certain quarterly influences. Net sales and operating profit are generally higher in the fourth quarter due to the purchasing patterns of dentists in the United States and are generally lower in the first quarter due primarily to the effect upon demand of increased purchases in the prior quarter. We also expect that our business will experience lower sales in the summer months as a consequence of holiday vacations and a lesser number of trade shows.

    The following table sets forth unaudited data regarding operations for each quarter of fiscal 1998 and the first quarter of fiscal 1999. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in our management's opinion, contains all adjustments necessary to fairly state the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                      FISCAL 1998    FISCAL 1998     FISCAL 1998    FISCAL 1998     FISCAL 1999
                                     FIRST QUARTER  SECOND QUARTER  THIRD QUARTER  FOURTH QUARTER  FIRST QUARTER
                                     -------------  --------------  -------------  --------------  -------------
Net sales..........................  $   2,110,531   $  2,618,513    $ 6,157,358    $  8,341,396   $  10,214,485
Cost of sales......................      1,550,089      1,946,906      2,866,104       3,457,783       4,912,475
                                     -------------  --------------  -------------  --------------  -------------
  Gross profit.....................        560,442        671,607      3,291,254       4,883,613       5,302,010
Selling, general and administrative
  expense..........................      1,729,619      2,134,639      1,845,232       3,055,420       3,390,083
Research and development expense...        142,387        182,302        197,283          27,332         142,580
                                     -------------  --------------  -------------  --------------  -------------
  Operating income (loss)..........     (1,311,564)    (1,645,334)     1,248,739       1,800,861       1,769,347
Interest and other income..........        (44,273)       (64,057)       (47,103)        (40,099)        (31,558)
Interest expense...................         83,793        549,497        551,416         554,987         505,532
Amortization of debt issuance
  costs............................         10,484         75,000         75,000          75,000          64,516
                                     -------------  --------------  -------------  --------------  -------------
  Income (loss) before income
    taxes..........................     (1,361,568)    (2,205,774)       669,426       1,210,973       1,230,857
Provision for income taxes.........             --             --             --         129,759          71,080
                                     -------------  --------------  -------------  --------------  -------------
  Net income (loss)................  $  (1,361,568)  $ (2,205,774)   $   669,426    $  1,081,214   $   1,159,777
                                     -------------  --------------  -------------  --------------  -------------
                                     -------------  --------------  -------------  --------------  -------------

    Quarterly results may be adversely affected in the future by a variety of other factors, including the possible costs of obtaining capital, as well as the release of new products and promotions taking place within the quarter. We plan to continue to fund research and development and to increase working capital requirements for our new products. Also, our expenses are to a large extent fixed and not susceptible to rapid reduction. To the extent that such expenses precede or are not subsequently followed by increased revenues, our business, operating results and financial condition will be adversely affected.

YEAR 2000 ISSUE

    The Year 2000 readiness issue, which is common to most businesses, arises from the inability of information systems, and other time and date sensitive products and systems, to properly recognize and process date-sensitive information or system failures. Estimates of the potential cost and effects of Year

2000 issues vary significantly among businesses, and it is extremely difficult to predict the actual impact. Recognizing this uncertainty, our management is continuing to actively analyze, assess and plan for various Year 2000 issues across our businesses.

    The Year 2000 issue has an impact on both information technology systems and non-information technology systems, such as manufacturing systems and physical facilities including, but not limited to, security systems and utilities. We have tested all of our information technology systems and non-information technology systems for Year 2000 readiness. All of our non-information technology systems are Year 2000 compliant. With respect to information technology systems, our strategy is to replace all non-Year 2000 compliant information technology systems by June 30, 1999. As of April 15, 1999, our in-house data network is Year 2000 compliant. Also as of April 15, 1999, 80% of our workstations are Year 2000 compliant, with the remainder to be replaced with Year 2000 compliant workstations by June 30, 1999. Although our management believes that its efforts will be successful and the costs will be immaterial to our consolidated financial position and results of operations, it also recognizes that any failure or delay could cause a potential impact.

    The Year 2000 readiness of our customers varies. We are not investigating whether or not our customers are evaluating and/or preparing their own systems to be Year 2000 compliant. These efforts by customers to address Year 2000 issues may affect the demand for certain products and services; however, the impact on our revenue is highly uncertain.

    We have investigated the Year 2000 readiness of our key suppliers. Our direction of this effort is to ensure that there are adequate resources and supplies available to us to minimize any potential business interruptions. Our assessment of our key suppliers is now complete and we have determined that our policy of maintaining an inventory of components and supplies sufficient to last a minimum of one to three months will be adequate to minimize almost any potential business interruptions. We believe that our inventories will allow enough time for our suppliers to remedy Year 2000 problems that may arise in their respective businesses.

    The Year 2000 issue presents a number of other risks and uncertainties that could impact us, such as public utilities failures, potential claims against us for damages arising from products and services that are not Year 2000 compliant, and the response ability of certain government commissions of the various geographic areas where we conduct business. While we continue to believe the Year 2000 issues described above will not materially affect our financial position, it remains uncertain as to what extent, if any, we may be impacted.

    If we, our customers or suppliers are unable to resolve any Year 2000 compliance problems in a timely manner, we could face business interruptions or a shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We anticipate that all of our internal systems will be Year 2000 compliant by June 30, 1999 and that we will have adequate resources and supplies available to us to minimize any potential business interruptions that may result from Year 2000 compliance problems experienced by our suppliers. As a result, we have determined that we will not be developing any contingency plans that address a reasonably likely worst case scenario.

                                    BUSINESS

GENERAL

    We design, develop, assemble and market high technology dental equipment and related consumables. Our best selling product during 1998 was the tooth curing and whitening device known as the "Apollo 95E." We also market and sell a line of whitening gels known as "Apollo Secret" for use with the Apollo 95E, and in the second quarter of 1999 intend to introduce a line of composite resin materials known as "ASAP--Accelerated Solutions for Aesthetic Procedures," also for use with the Apollo 95E. In addition, we manufacture and sell intraoral camera systems, known as the "TeliCam II System," and "TeliCam Elite," and a multi-operatory intraoral camera system, known as the "InTELInet," for use in connection with the TeliCam II System and TeliCam Elite.

    Our customers are dentists in the domestic and international marketplace. In the domestic market, the United Kingdom and Germany, we sell directly to dentists. In the international market, with the exception of the United Kingdom and Germany, we sell our products through independent dealers and distributors. Our products are not available through traditional retail channels.

    We were originally incorporated in New York in 1981 under the name Edudata Corporation and reincorporated in Delaware on February 23, 1983. As stated in article three of our Amended and Restated Certificate of Incorporation, the purpose of our corporation is to "engage in any lawful act or activity which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 to the Delaware Code."

    We currently have two wholly owned subsidiaries. On April 12, 1999, we formed DMDcorp.com, Inc., a Delaware corporation, to market our proprietary, as well as non-proprietary, dental products on the Internet to both dentists and non-dentist consumers worldwide. On February 2, 1998, we formed DMDS, Ltd., created under the laws of the United Kingdom, to market our products in Europe and the Middle East. On March 1, 1999 DMDS, Ltd. purchased the assets of DMD Germany, an independent company organized under the laws of Germany, and Midas, Ltd., an independent company organized under the laws of the United Kingdom. The sole business of DMD Germany was the sale and distribution of our products in Germany and the primary business of Midas, Ltd. was the sale and distribution of our products in the United Kingdom. DMDS, Ltd. intends to continue the respective businesses of Midas, Ltd. and DMD Germany substantially as operated prior to their acquisition by DMDS, Ltd. We market our products in Europe and the Middle East through DMDS, Ltd.

BUSINESS STRATEGY

    Our goal is to be a leading manufacturer and distributor of both high technology dental devices and related consumables. We believe that our focus on the following business strategies will help us to achieve this goal:

        DELIVERY OF INNOVATIVE, VALUE-ORIENTED PRODUCTS. We seek to provide innovative products that offer a strong price-value relationship to our customers. We endeavor to deliver products that offer, or will offer, greater or differentiated operating features, such as our Apollo 95E (described below) which can cure composite materials in just three seconds, as compared with the 10-60 seconds it takes other competing brands of curing lamps, and is able to whiten teeth in under 40 minutes. We also plan to introduce new products incorporating innovative digital x-ray technology into the worldwide marketplace during the third quarter of 1999. See "Risk Factors--In order to maintain our exclusive rights to the digital x-ray technology developed by Suni we must make certain minimum royalty payments to Suni" and "Risk Factors--The Government extensively regulates our products."

        COMMITMENT TO PRODUCT DEVELOPMENT. We are continually seeking out innovative technology to incorporate into our dental products. From inception (October 23, 1995) through March 31, 1999, we have devoted approximately $7.9 million to product development activities, including approximately $549,000 in fiscal 1998 and $143,000 during the three months ended March 31, 1999. The dental market is highly competitive and we believe that our focus on new and improved technologies is essential if we are to continue to grow and to maintain a competitive position in the marketplace.

        GROWTH THROUGH ACQUISITIONS AND LICENSING AGREEMENTS. We anticipate that we will complement our internal growth, both in number of products and sales, through acquisitions and licensing agreements and a focus on developing and marketing new technologies for the dental practice. We believe that acquisitions and licensing agreements present an effective means of obtaining technical personnel and obtaining or expanding technologies, products and markets. We continually evaluate opportunities for acquisitions and licensing agreements.

        EXPANSION OF DOMESTIC AND INTERNATIONAL SALES. Although both the domestic and international dental supply markets are highly competitive, we believe that the size of these markets provides an opportunity for growth. We plan on introducing a composite curing consumable for use with the Apollo 95E during the second quarter of 1999 and new products incorporating digital x-ray technology into the worldwide marketplace during the third quarter of 1999. Also, in an effort to expand international sales of our current and future products, we have altered our marketing strategy in two of the biggest markets in Europe, Germany and the United Kingdom, by acquiring the assets of the third party distributorships who were distributing our products in those respective countries. We believe that by duplicating our domestic marketing strategy in Germany and the United Kingdom by selling directly to dentists, we have increased our opportunity for growth because of the increased direct access to customers. We intend to capitalize on our experienced management and sales team to increase our domestic and international sales. See "Risk Factors-- In order to maintain our exclusive rights to the digital x-ray technology developed by Suni we must make certain minimum royalty payments to Suni."

CURRENT PRODUCTS

THE APOLLO 95E-TM-

    On October 2, 1997, we purchased the assets of Societe D' Exploitation Dentaire, a company organized under the laws of France. Among the acquired assets was a patent for S.E.D.'s "Biotron" curing and whitening device technology. From this technology, we developed the "Apollo 95E" a unique, visible-light curing instrument which is designed for two different applications: the hardening of tooth-colored dental composite materials in three seconds or less and for single appointment, in-office tooth whitening in less than forty minutes. This safe plasma-arc lamp uses a high-frequency electrical field to generate plasma energy, which is ideal for the fast-curing (hardening) of photosensitive composites. The Apollo 95E also produces light and heat which, when used in conjunction with Apollo Secret whitening gel, activates the whitening chemicals in the Apollo Secret. The result of this activation is dramatic whitening of discolored teeth. The rapid performance of the Apollo 95E in both hardening composite materials and whitening teeth enables an average dental practice to save about five to eight hours per month of a dentist's examination time.

    CURING COMPOSITES: Tooth-colored composite materials are one of the most requested methods of tooth restoration (bonding) in use today. They are delivered to the tooth in syringe-shaped tubes and then shaped into the proper tooth contours with dental instruments. In order to cure (harden) these paste-like materials, a visible light curing lamp (Apollo 95E) is used to initiate the proper chemical reaction. The hand-piece to the Apollo 95E, which delivers the actual light beam to the mouth, is a cylindrical shaped instrument approximately the size of a large pen with a curved end designed to make it easy for a dentist to be able to restore or whiten hard to reach surface areas of teeth. The light emanates from the tip of the instrument.

    The Apollo 95E cures most filling materials in just three seconds or less compared with the ten to sixty seconds it takes other competing brands of curing lamps. Most restorations require the dentist to place multiple layers of composite material into/onto a tooth, curing each layer separately. With the curing lamps that are still used in most dental offices today, total curing time per tooth averages two to four minutes. The Apollo 95E shortens the curing time to under three seconds per layer with the same results. Composite curing is an essential aspect for the practice of dentistry in all countries, making curing lamps a practical device for all dental offices.

    WHITENING: "Power bleaching" or "Light-assisted Bleaching" is fast becoming a sought-after dental protocol which allows the patient to leave the dental office, in under 40 minutes, with a dramatically whitened smile. The most common alternative tooth-whitening method to the Apollo 95E currently available requires the patient to wear an uncomfortable custom-fitted tray filled with peroxide based whitening gels. In order to achieve dramatic whitening results, the trays would have to be worn overnight or for several hours a day for two to three weeks. In addition, patients often find themselves in pain from extended soft-tissue contact with the caustic gel.

    With the Apollo 95E, the process is much quicker. The Apollo Secret gel is simply applied to the patient's teeth without any tissue protection, as the gel's special neutralizing component virtually eliminates any tooth or tissue sensitivity. The dentist or dental assistant holds the Apollo 95E against the gel and then applies the light to each tooth for only three seconds. Several passes are made around all of the teeth being bleached and 40 minutes later the patient leaves the office with whitened teeth. The ability of the Apollo Secret gel to neutralize tissue sensitivity distinguishes Apollo Secret from most competitive products. This feature is the result of an encapsulating technology which is the subject of a pending patent application. We cannot guarantee that a patent will be issued for the encapsulating technology, or that the patent, if issued, will provide meaningful protection.

    Because the Apollo 95E is not a laser device, in-office tooth whitening in less than 40 minutes can be done by a dental assistant in a majority of states in the United States. This allows the dentist to concentrate on more complex procedures, while offering dentists an additional source of revenue that can be generated by a dental hygienist/assistant.

    In March 1998, we introduced this proprietary, non-laser technology to markets outside of the US and Canada. After receiving FDA 510(k) clearance in August 1998, we began shipping the Apollo 95E in the US and Canada. Our facility in Irvine, CA handles the manufacturing and shipping of this product line for North America, South America, Australia, New Zealand and for the Pacific Rim countries. For the overseas markets, including Europe and the Middle East, the Apollo 95E is manufactured and shipped from our facility in France.

    The Apollo 95E has received acceptance in both domestic and international dental markets, and sales have increased every quarter since its introduction. We believe that the Apollo 95E non-laser lamp produces faster composite curing and in-office tooth whitening results than any other known like-product available today, including dental lasers designed for curing.

    Since the introduction of the Apollo 95E in March 1998, and through March 31, 1999, we have sold 4,252 units internationally, accounting for approximately $9.6 million in revenues, and 2,930 units domestically, accounting for approximately $9.9 million in revenues.

APOLLO SECRET-TM-


    On October 2, 1998, we entered into an agreement with Chrysalis Dental, Inc. which grants us the exclusive worldwide license to make or have made, use, or sell a patent pending tooth whitening gel created by CDI. As payment for the license we issued to Chrysalis 100,000 shares of our common stock, valued at $462,500, and we agreed to pay them an earned royalty of seven percent of net sales of the product with a minimum annual royalty of $150,000. The term of the agreement is 20 years. Under this license, we have begun marketing our own line of tooth whitening gels (Apollo Secret), intended for use with the Apollo 95E and competing lamps. See "Risk Factors--As a result of the decline in sales of the TeliCam, our future depends on our ability to develop and introduce new products."

ASAP-TM-

    In the second quarter of 1999, we plan to introduce a new line of restorative composite materials (ASAP). As with Apollo Secret, ASAP is intended for use with the Apollo 95E and competing lamps. See "Risk Factors--As a result of the decline in sales of the TeliCam, our future depends on our ability to increase demand for our Apollo 95E and related products as well as our ability to develop and introduce new products."

THE TELICAM, INTRAORAL CAMERAS

    Our best selling product from 1996 through mid-1998 was our line of intraoral cameras beginning with the "TeliCam I," which was introduced into the market in February 1996. In the second quarter of 1997, we began marketing the "TeliCam II System," which was developed to allow the video interfacing of multiple examination rooms via our networking system known as InTELInet (described below). Currently, our primary intraoral camera is the "TeliCam Elite," which was introduced into the market during the second quarter of 1998. The distinguishing feature that sets the TeliCam apart from competing intraoral dental cameras is the proprietary "Teli" CCU processor. This "frame grabber computer chip" allows the camera to capture and "freeze" multiple video images and display them simultaneously without an additional external capture device such as a computer, video recorder, or video color printer. In addition, the Teli CCU processor incorporates an automatic light intensity control which substantially eliminates reflection and glare from the intraoral illumination providing clearer video images. We have exclusive worldwide rights to market the Teli CCU processor to the dental market. Our cameras also have the capability to focus as closely as two (2) millimeters and have magnification capabilities of up to 120 times the actual image without requiring a lens change. These TeliCam images assist dentists in displaying dental health and hygiene problems to patients and, as a result, can assist to promote patient acceptance of treatment plans.

    Through March 31, 1999, we had sold an aggregate of 6,467 TeliCam I, TeliCam II and TeliCam Elite Systems to dentists throughout the United States, as well as to several dental schools, and an aggregate of 2,981 TeliCam I, TeliCam II and TeliCam Elite Systems internationally.

    As a result of price erosion and decreasing margins caused by increased competition from new manufacturers entering the marketplace, we believe that the market for intraoral cameras has become both saturated and less profitable, resulting in a decline in revenues from our intraoral camera products. We are currently researching new technological advancements and clinical uses for our line of intraoral cameras. See "Risk Factors--One of our primary products has had a significant decline in sales and if this decline continues we may not be able to achieve profitability."

INTELINET

    In November 1996, we introduced our InTELInet Video Monitoring System which creates a video-electronic information link between the different examination rooms within the same dental office. The System includes a minimum of two intraoral video cameras, a video monitor with built-in VCR, cable installation and a single video printer. The InTELInet System allows dentists and their assistants the ability to conduct multiple patient video examinations at the same time because the "TeliCam" has its own built-in video microprocessor capture device. This proprietary design allows for the use of just one central video printer to interface with multiple examination rooms using cameras simultaneously. This creates a cost savings and functional benefit when compared to competing dental inter-operatory video networking systems that require expensive computers, video printers, or capture devices for each operatory.

    Due to the general absence of multiple operatory practices outside of the United States, we are only marketing the InTELInet domestically. The InTELInet network is only compatible with our intraoral dental cameras. See "Product Development." From the time of its first introduction in late November 1996, through March 31, 1999, an aggregate of 623 InTELInet multiple operatory networking systems have been sold by us.

    PRODUCT DEVELOPMENT.

    We intend to pursue growth through new product development and introduction and by improving and updating our current products to respond to competitive pressures.

    We entered into an agreement with Suni Imaging Microsystems, Inc. to develop digital x-ray technology for incorporation into a digital x-ray system for the dental market. We have obtained exclusive rights to market products to the dental market incorporating certain digital x-ray technology developed by Suni. Suni will retain the rights to developed microchip technology underlying the x-ray system it develops for us. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development while eliminating the need to use and dispose of chemicals required to develop conventional x-ray film. We believe that this technology will provide improved image quality and a more comfortable sensor for the patient at a lower price point than competitive systems. This technology also is designed to allow database storage and recall of images for comparison purposes. The development of the technology has been, and will continue to be, performed by Suni and funded by us. No assurance can be given that we will be able to commercially exploit the digital x-ray technology. We received 510(k) clearance for our digital x-ray system on May 14, 1999 and are currently planning to introduce this product domestically in the third quarter of 1999. However, we have not yet received, and do not guarantee that we will receive, the appropriate foreign approvals, and therefore, the timing of the international introduction is uncertain. See also "Business--Government Regulation."

    We expended approximately $549,000 and $1.2 million for research and development of our products for the fiscal years ended December 31, 1998 and 1997, respectively.

MANUFACTURING AND COMPONENT PARTS

    We assemble and test the Apollo 95E curing and whitening lamps, the TeliCam Elite video camera system and the TeliCam II video camera system sold to North America, South America, Australia, New Zealand and the Pacific Rim countries, at our facility located in Irvine, California. For the overseas markets, including Europe and the Middle East, the TeliCam products are assembled and tested at our facility in Irvine, while the Apollo 95E is assembled and tested at our facility in France. With the exception of the TeliCam's CCU processor, we believe that there are multiple sources from which we may purchase the components for the Apollo 95E and the TeliCam Systems. We anticipate that the single source from which we obtain the CCU processor component of the TeliCam System is capable of meeting projected demand for the foreseeable future. Although we believe that, if necessary, we will be able to negotiate satisfactory alternative supply arrangements, failure to do so may have a material adverse effect on us. Furthermore, we cannot guarantee that suppliers will dedicate sufficient production capacity to satisfy our requirements within scheduled delivery times or at all. Failure or delay by our suppliers in fulfilling our anticipated needs may adversely affect our ability to market the Apollo 95E and the TeliCam Systems.

    Effective October 1, 1996, we amended our distribution agreement with Boston Marketing, a licensed distributor of the Teli manufactured CCD chip which includes the Teli CCU processor.

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

Pursuant to the distribution agreement with BMC, we have the exclusive right to market certain Teli manufactured CCD chip assemblies with CCU processors (model numbers CS6110 S/B with Frame Grabber, CS6110 P S/B with Frame Grabber and the CS6110 S/B without Frame Grabber) to the dental market, and to use the "TeliCam" trademark. The Teli units are key components of our intraoral digital cameras. The distribution agreement with BMC has a five-year initial term. We have agreed to purchase a minimum of 2,500 Teli units per year for each of the five years, at an initial price of $750 per Teli unit. The distribution agreement is terminable by Boston Marketing if we fail to meet our annual minimum purchase obligation. Although the market for the TeliCam has saturated, we believe we will be able to sell a sufficient number of TeliCam units to meet our minimum purchase obligation to BMC. While the term of the distribution agreement with BMC expires on December 31, 2000, it may be extended by mutual agreement for an additional five-year term. As of the date hereof, we have not made a determination as to whether we will attempt to renew this agreement. We believe that, if necessary, other CCD chips, CCU processors and frame grabbers could be obtained from third-party suppliers on comparable terms, although a disruption in supplies of components could extend for up to six months, which would materially adversely affect our operating results.



    On March 17, 1999, we entered into a manufacturing agreement with Suni under which Suni will assemble, test and package our digital x-ray system incorporating the digital x-ray technology developed by Suni for us. We are currently working with Suni to produce a digital x-ray system that meets our specifications. While we believe that an acceptable device will be manufactured, no assurance can be given that Suni will be able to produce a product which will meet our specifications. Under the agreement, which has a three year term, we have guaranteed payment in full for at least 3,000 units per year and have agreed to place orders for at least 750 units per quarter commencing on the date when Suni provides us with a prototype that conforms to our specifications and which Suni is able to produce in commercial quantities. We intend to market the product domestically in the third quarter of 1999 and internationally if, and when, the appropriate licenses and approvals are received. We have also agreed to fulfill all of our requirements for the x-ray product from Suni during the term of the agreement.


BACKLOG

    We generally do not operate with significant order backlog and a substantial portion of our revenues in any quarter is derived from orders booked in that quarter.

MARKETING AND SALES

    US SALES AND DISTRIBUTION. Our domestic sales are made by eight full-time employees who are based at corporate headquarters, and a national field force of fourteen independent sales representatives under the supervision of twenty independent regional managers. Our full time sales employees are generally experienced in the business of marketing and distribution of dental products, inclusive of the TeliCam II, the TeliCam Elite intraoral cameras, the Apollo 95E high intensity composite curing and in-office whitening system and related consumables. We market our products through direct mail solicitations, professional publications advertising, and attendance at dental conferences. Since March 1996 we have run advertisements in various publications for the dental industry on a monthly basis, and have attended in excess of 127, 75, and 70 dental conferences and trade shows during 1998, 1997 and 1996, respectively. In addition to an increase in the number of dental conferences and trade shows attended, during fiscal 1998 we expanded our marketing efforts by engaging in a more comprehensive mailing campaign and increasing publications advertising. We have also sold equipment and consumables to a number of dental schools including the University of Chicago, Tufts University and the University of Louisville. We believe that these and anticipated future dental school sales will generate additional interest in, as well as familiarity with, our products at the initial stages of a dental professional's career.

    INTERNATIONAL SALES AND DISTRIBUTION. In the international market, with the exception of the United Kingdom and Germany, we sell the Apollo 95E and the TeliCam System through independent dealers and distributors, pursuant to oral distribution agreements. Presently, we have approximately fifty independent distributors and dealers, which cover key international markets including, the Middle East, the Far East, Europe, Australia and Canada. On September 17, 1997 we repurchased distribution rights for our products in the European market from an independent distributor for 50,000 shares of our common stock. Our international distributors provide important support, including customer support and product service, to customers in each of their respective countries. We had an agreement with Hiroki Umezaki, a former officer, director and principal stockholder of ours, pursuant to which he was to receive a 15% commission on all sales made by us in Asia, except Japan, in which his commission was to be 12%. This agreement has been amended to provide that Mr. Umezaki shall receive a 12% commission on sales made in Japan only. We market the Apollo 95E in Europe and the Middle East through our wholly owned subsidiary, DMDS, Ltd. and in the US and internationally, outside of Europe and the Middle East, we market it through our domestic facilities and an existing network of international distributors.

    On March 1, 1999, DMDS, Ltd. purchased the assets of DMD Germany, an independent company organized under the laws of Germany, for a purchase price consisting of 100,000 shares of our common stock, valued at $762,500 and forgave receivables of $362,041. DMD Germany's sole business was the sale and distribution of our products in Germany. The assets that DMDS, Ltd. purchased include the business (as a going concern), customer lists, goodwill, the benefit of the lease and other contracts with third parties and all other items of whatever nature owned by DMD Germany and used in the conduct of the business of DMD Germany. We also entered into an employment agreement with Ralf Muller, the General Manager of DMD Germany. We intend to continue the business of DMD Germany as currently operated. We purchased the assets of DMD Germany for the purpose of increasing our revenues and the margins on products sold in Germany.

    On March 1, 1999, DMDS, Ltd. purchased the assets of Midas, Ltd., an independent company organized under the laws of the United Kingdom, for a purchase price consisting of 50,000 shares of our common stock, valued at $381,250 and forgave receivables of $230,456. Midas, Ltd.'s primary business was the sale and distribution of our products in the United Kingdom. The assets that DMDS, Ltd. purchased include the business (as a going concern), customer lists, goodwill, the benefit of the lease and other contracts with third parties and all other items of whatever nature owned by Midas, Ltd. and used in the conduct of the business of Midas, Ltd. We also entered into a non-compete agreement with Sostre NV, the entity that has distributed our products for Midas, Ltd. We intend to continue the business of Midas, Ltd. substantially as currently operated. We purchased the assets of Midas, Ltd. for the purpose of increasing our revenues and the margins on products sold in the UK.


    INTERNET-RELATED MARKETING AND DISTRIBUTION. On April 12, 1999, we formed a new wholly-owned subsidiary, DMDcorp.com, Inc., a Delaware corporation, to market our proprietary, as well as non-proprietary, dental products on the Internet to both dentists and non-dentist consumers worldwide. We intend to offer to dentists the ability to purchase, for professional application, all of our high quality tooth whitening and composite curing products in addition to other dental related hardware and software products, including products incorporating the digital x-ray technology developed for us by Suni. Other features we plan to make available to dentists on the planned website, which is currently under development, include:


    - on-line information regarding worldwide seminars and dental shows,

    - important information and issues relating to dentistry with the ability for dentists to obtain continuing education credits on-line, and

    - the ability of dentists in each geographical region to aggregate their buying power to earn group discounts on purchases of our products.

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
    DMDcorp.com marks our first significant attempt at directing marketing efforts at non-dentist consumers. Home-applied products relating to oral hygiene and tooth whitening, specifically DMD's Apollo 95E-TM- tooth whitening home application kit, will be marketed to non-dentists through the planned e-commerce website. We expect to launch DMDcorp.com's website in the fourth quarter of 1999.

TRAINING, CUSTOMER SUPPORT AND PRODUCT SERVICE

    We believe that operating our current products requires very little training. As part of our customer service program, the sales representative or international distributor responsible for the sale of the TeliCam, the Telicam Elite and the Apollo 95E schedules an installation and training appointment when the system is delivered. In addition, we provide a systems operating manual to our customers which provides answers to frequently asked questions about our product's operations. Our technical support personnel, and internationally, the support personnel of our distributors, are also available to answer customer telephone inquiries during normal business hours. All of our Telicams and Apollo 95Es come with a one-year complete parts and labor warranty and extended warranties are also available. InTELInet installation and maintenance is provided through independent installers retained by us. We are currently developing a program for training, customer support and service for the products we plan to introduce in 1999.

PATENTS AND PROPRIETARY RIGHTS

    One of our subsidiaries, DMDS, Ltd., holds a patent in France and is currently seeking worldwide patent protection for the Apollo 95E system. We cannot guarantee that patents outside of France will be granted for the Apollo 95E system, and if granted, the patents will provide adequate protection for our technologies. Protection is being sought in all of the countries of the world in which this technology can be marketed. We have an exclusive worldwide license to distribute the whitening system technology used in Apollo Secret, which is the subject of a pending application for patent in the US. We have established rights in the trademarks under which we sell our lamps and consumable products and have sought to register these trademarks with the United States Patent and Trademark Office.

    The intellectual property rights to the TeliCam System are owned by third parties. Pursuant to an agreement with Boston Marketing Company, Ltd. we have the exclusive right to market TeliCam's CCD processor unit to the dental market. Also pursuant to this agreement, we have the rights to use the "TeliCam" trademark.

    Our success and ability to compete is dependent in part upon our proprietary technology for which domestic and international patent protection is pending. Our proprietary technology for the TeliCam is not protected by any patents. Consequently, we rely primarily on trademark, trade secret and copyright laws to protect this technology. Also, we have implemented a policy that all employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, we have no license agreements with the end users of our products so it may be possible for unauthorized third parties to copy our products or to reverse engineer or otherwise obtain and use information that we regard as proprietary. If litigation is necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. Ultimately, we may be unable, for financial or other reasons, to enforce our rights under intellectual property laws. In addition, the laws of certain countries in which our products are or may be distributed may not protect our products and intellectual property rights to the same extent as the laws of the United States. See "Risk Factors--Our products have very limited patent protection, and therefore, they may not be adequately protected from copying by competitors."

    We believe that our products do not infringe upon any valid existing proprietary rights of third parties. There can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, may be covered by present insurance policies but could, nevertheless, result in costly litigation or require us to enter into royalty or licensing agreements. There can be no assurance that we would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on our business, operating results and financial condition.

GOVERNMENT REGULATION

    We sell products which are legally defined to be medical devices, therefore, we are considered to be a medical device manufacturer and as such are subject to the regulations of, among other governmental entities, the United States Food and Drug Administration and the corresponding agencies of the states and foreign countries in which we sell our products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters. A failure to comply with such regulations could have material adverse effects on us.

    The Federal Food, Drug and Cosmetic Act regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, premarket notification and adherence to the Quality System Regulation as well as medical device reporting, labeling and other regulatory requirements. Some Class I medical devices are exempt from the requirement of pre-market approval or clearance. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices that generally must receive premarket approval by the FDA pursuant to a pre-market approval application to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life supporting or implantable devices; however, this classification can also apply to novel technology or new intended uses or applications for existing devices.

    Before they can be marketed, most medical devices introduced to the United States market are required by the FDA to secure either clearance of a pre-market notification pursuant to Section 510(k) of the FDC Act or approval of a PMA. Obtaining approval of a PMA application can take several years. In contrast, the process of obtaining 510(k) clearance generally requires a submission of substantially less data and generally involves a shorter review period. Most Class I and Class II devices enter the market via the 510(k) clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. In general, approval of a 510(k) clearance may be obtained if a manufacturer or seller of medical devices can establish that a new device is "substantially equivalent" to a predicate device other than one that has an approved PMA. The claim for substantial equivalence may have to be supported by various types of information, including clinical data, indicating that the device is as safe and effective for its intended use as its legally marketed equivalent device. The 510(k) clearance is required to be filed and cleared by the FDA prior to introducing a device into commercial distribution. Market clearance for a 510(k) Notification submission may take three to twelve months or longer. If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA application. Approval of a PMA application for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period, prior to marketing a changed or modified version of an existing legally marketed device, if such changes or modifications could significantly affect the safety or effectiveness of that device. The FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device's approved or cleared application.

    We have already received FDA 510(k) clearance allowing marketing of the Telicam intraoral camera, the Apollo 95E and our digital x-ray medical device.

    Pursuant to FDC Act requirements, we have registered our manufacturing facility with the FDA as a medical device manufacturer, and listed the medical devices we manufacture. We are also subject to inspection on a routine basis for compliance with FDA regulations. This includes the Quality System Regulations, which, unless the device is a Class I exempt device, require that we manufacture our products and maintain our documents in a prescribed manner with respect to issues such as design controls, manufacturing, testing and validation activities. Further, we are required to comply with other FDA requirements with respect to labeling, and the MDR regulations which require that we provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its products, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur. We believe that we are currently in material compliance with all relevant QSR and MDR requirements.


    In addition, our facility is required to have a California Medical Device Manufacturing License. The license is not transferable and must be renewed annually. Approval of the license requires we be in compliance with the FDA's QSR, labeling and MDR regulations.



    Generally, if we are in compliance with FDA and California regulations, we may market our medical devices throughout the United States. International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE mark before it can be sold in that market. We have obtained a CE mark for the Apollo 95E, TeliCam Elite, ASAP composite materials, Apollo Secret whitening gel and are seeking approval from the European Union to market the new digital x-ray system. We also plan to market our digital x-ray system in Canada and Japan if, and when, the appropriate approvals are received. In Japan we will need to receive approval from Japan Welfare and in Canada we will need a Canadian Medical Device License. We cannot guarantee that we will receive required approvals to market the digital x-ray system in Europe, Canada or Japan.


    The regulatory international review process varies from country to country. We, in general, will rely upon our distributors and sales representatives in the foreign countries in which we market our products to ensure that we comply with the regulatory laws of such countries. We believe that our international sales to date have been in compliance with the laws of the foreign countries in which we have made sales. Failure to comply with the laws of such country could have a material adverse effect on our operations and, at the very least, could prevent us from continuing to sell products in such countries. Exports of most medical devices are also subject to certain limited FDA regulatory controls.

PRODUCT LIABILITY AND INSURANCE

    The nature of our present and planned products may expose us to product liability risks. As of March 31, 1999, no product liability claims have been brought against us. We maintain product liability insurance with coverage limits of $1,000,000 per occurrence and $11,000,000 per year. While we believe

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
that we maintain adequate insurance coverage, there can be no assurance that the amount of such insurance will be adequate to satisfy claims made against us in the future or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls could have a material adverse effect on our business and financial condition. In addition, we are required under certain of our licensing agreements to indemnify our licensors against certain product liability claims by third parties.

COMPETITION

    The distribution and manufacture of dental supplies and equipment is intensely competitive. For example, there are at least twelve companies offering intraoral camera systems that are competitive with the TeliCam System. Our dental curing and whitening device products face competition from existing curing and whitening systems, including laser systems. Many of our competitors have greater financial and other resources than we have, and, consequently, such entities may be able to develop, manufacture, market and/or distribute systems that are functionally similar or superior to our products. Moreover, significant price reductions by our competitors could result in a similar reduction in our prices. Any of these competitive pressures may have a material adverse effect on operating results.


    In the United States, we compete with other companies that sell dental products, distributors and several major manufacturers of dental products, primarily on the basis of price, customer service and value-added services and products. Our principal domestic competitors for the TeliCam System are Patterson Dental Co., Henry Schein, Inc., Dentsply and Ultracam. Our principal domestic competitors for the Apollo 95E are Air Techniques, Kreativ Products and American Dental Technologies. Our principal domestic competitors for the Apollo Secret whitening gel are Kreativ Products, Ultradent Products, Discus Dental, DenMat, Shofu Dental Corporation and American Dental Hygienics/Premier Dental. Our principal domestic competitors for the ASAP composite materials are Bisco, Jeneric/ Pentron, Kerr, 3M, Dentsply/Caulk, Ultradent Products and Heraeus/Kulzer. As for our digital x-ray system, the largest competitors in the market are Schick Technolgies, Trophy S.A. and Dexis. We are unable to gather specific percentages and numbers regarding the market share captured by each of our products and to predict the market share of products forseen to be sold, such as our digital x-ray.


    We also face competition in our international markets, where we compete on the basis of price and product quality against the same dental product distributors and manufacturers.

EMPLOYEES

    At March 31, 1999, we had 79 full-time employees, 57 in the United States, seven in the UK and 15 in France. Of the US employees, 27 were involved in production, five were in customer service, 14 were in administration, eight were engaged in sales and marketing, and three were involved in engineering and research and development. Of the UK employees, five were in administration and two were engaged in sales and marketing, and of the employees in France, nine were involved in production, two were involved in engineering and research and development, and four were in administration. We believe that we have a good relationship with our employees and none of our employees are represented by a collective bargaining agreement.

DESCRIPTION OF PROPERTIES

    Our corporate headquarters and principal offices are located in Westlake Village, California, consisting of approximately 3,900 square feet of space under a lease that expires on November 14, 2000. The office lease provides for aggregate minimum monthly rental payments of approximately $6,200. On January 15, 1999, we entered into a sublease for approximately 1,300 square feet of space adjacent to the principal offices. The office sublease expires on June 30, 2000, and provides for aggregate minimum monthly rental payments of approximately $2,500. Further, under a lease that expired on October 31, 1998, we had approximately 5,700 square feet of space in a building in Irvine, California, where we previously manufactured and distributed the TeliCam System and conducted research and development activities. The rental payment under this plant lease was approximately $5,310 per month. We sub-leased this facility from March 15, 1998 through October 31, 1998 at a rate of $5,049 per month. We now lease a larger facility in Irvine of approximately 12,000 square feet, under a lease that expires October 31, 1999 at a rental payment of $6,750 per month to perform these functions. We are currently looking for a larger facility to lease when this lease expires. All of these leases require us to pay taxes, maintenance fees, insurance, and periodic rent increases based on a published price index. We do not presently own, or have any current plans to invest in, any interests in real property other than through our leases.

LEGAL PROCEEDINGS

    We are not involved in any pending, nor are we aware of any threatened, legal proceedings which we believe could reasonably be expected to have a material adverse effect on our business, operating results or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to our directors and executive officers at April 15, 1999:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Robert H. Gurevitch..................................          58   Chairman of the Board, Chief Executive Officer and
                                                                    President
Stephen Ross.........................................          40   Chief Financial Officer
Jack Preston.........................................          65   Executive Vice President of Product Development and
                                                                    Director
Merle Roberts........................................          49   Vice President of Manufacturing
Dewey Perrigo........................................          45   Vice President of Sales
Marvin H. Kleinberg..................................          71   Director
John Khademi.........................................          36   Director

    Directors are elected at each annual meeting of shareholders and hold office until the following annual meeting and their successors are duly elected and qualified. Our Bylaws presently provide that the number of directors shall be fixed at four. Any vacancy on the Board of Directors, including a vacancy from an increase in the size of the Board of Directors, may be filled by the remaining directors. In no case will the Board of Directors decrease the number of directors or shorten the term of any incumbent director.

    Executive officers are appointed and serve at the discretion of the Board of Directors, subject to applicable employment contracts.

    MR. GUREVITCH has been our Chairman of the Board, Chief Executive Officer and President since March 1996, and was appointed Secretary in February 1997. Mr. Gurevitch founded Dental Medical Diagnostic Systems, LLC in October 1995 and was its Chief Executive Officer until we acquired it. From November 1994 until February 1995, Mr. Gurevitch served as Chief Executive Officer of Dycam, Inc., a manufacturer and marketer of digital cameras. From 1987 until his retirement in August 1993, Mr. Gurevitch served as Chief Executive Officer and Chairman of the Board at New Image Industries, Inc., a manufacturer and distributor of intraoral cameras

    MR. ROSS has been our Chief Financial Officer since July 1998. From September 1995 until July 1998, Mr. Ross served as a Senior Consultant for Kibel Green Inc., a company that specializes in turnaround consulting. From April 1997 to April 1998, Mr. Ross served as a consultant to Tag-It Pacific, Inc., a company that provides brand identity tags to manufacturers of fashion apparel and accessories. From 1992 through 1994, Mr. Ross was the Chief Financial Manager for the Taper Family Trust. Mr. Ross was a Senior Tax Manager at Touche Ross from 1982 through 1987. He became a Chartered Accountant in South Africa in 1982, and a Certified Public Accountant in California in 1983.

    DR. PRESTON has been a Director of our company since February 1997. From February 1997 through December 1998, he served as a consultant to us. Since January 1999, he has served as our Executive Vice President of Product Development. Dr. Preston has been The Don and Sybil Harrington Foundation Professor of Esthetic Dentistry at the University of Southern California School of Dentistry since 1979 where he was also the Chairman of the Department of Oral and Maxillofacial Imaging and the director of Informatics. Dr. Preston resigned his position with USC in December 1998 and has subsequently been named professor Emeritus. Dr. Preston is also currently a Diplomat of the American Board of Prosthodontics. Dr. Preston is an international lecturer on various aspects of dentistry, an author of three textbooks and numerous articles and invited chapters, and is widely considered to be an expert on current and future applications of computer technology in dentistry.

    MR. ROBERTS joined us in February 1996 as Director of Operations. On July 1, 1996, he was promoted to Vice President of Manufacturing. From 1988 until May 1994, Mr. Roberts served as

Materials Manager for Advanced Interventional Systems, a medical laser manufacturer. From June 1994 until January 1996, Mr. Roberts was an independent consultant providing materials, management and purchasing services to a variety of businesses. Mr. Roberts has taught material management and related subjects at several Southern California colleges and universities, and has served as a professional consultant on these topics.

    MR. PERRIGO has served as our Vice President of Sales since March 1996. Commencing in October 1995, he served in the same capacity at DMD, LLC. From 1988 through September 1995, Mr. Perrigo served as the Director of Sales of New Image Industries, Inc.

    MR. KLEINBERG has been a Director of our company since March 1996. Mr. Kleinberg is a founding partner of the law firm Kleinberg & Lerner, LLP, and has been a member of that law firm and its various predecessors since 1980. Mr. Kleinberg has practiced in the area of intellectual property law since 1954. Mr. Kleinberg serves as an adjunct lecturer in Patent Law at the Franklin Pierce Law Center and is on the advisory council of the PTC Foundation, which publishes "IDEA."

    DR. KHADEMI has been a Director of the our company since March 1999. Dr. Khademi has served as a consultant to us since October 1998. Dr. Khademi has been in full time private practice of endodontics since 1994. Dr. Khademi is also an Associate Clinical Professor in the Department of Maxillofacial Imaging at the University of Southern California. Dr. Khademi lectures internationally about computer use and dental practices and the latest in conventional endodontic techniques.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors maintains a compensation committee and an audit committee. The compensation committee evaluates our compensation policies and administers our stock option plan. The members of the compensation committee are Mr. Gurevitch, Mr. Kleinberg and Mr. Preston. The audit committee reviews the scope of our audits, the engagement of our independent auditors and their audit reports. The audit committee will also meet with the financial staff to review accounting procedures and reports. The members of the audit committee are Mr. Gurevitch, Mr. Kleinberg and Dr. Khademi.

DIRECTOR COMPENSATION

    Effective April 1997, we agreed to compensate each of our directors who are not officers of, or otherwise employed by us in the form of a $500 fee for their personal attendance at formal meetings of the Board of Directors. No compensation is paid for telephonic meetings. A total of $2,000 was paid to the directors, as a group, for Board meeting attendance in 1998. During 1998, Dr. Preston acted as a consultant to us from time to time at the request of the Board, and was paid $48,000 in consulting fees during the year. Effective January 1999, Dr. Preston accepted a full-time position with us as Executive Vice President of Product Development. In addition, we pay all expenses incurred by our directors for travel, etc. which are directly related to our business and are within the scope of their positions with us, and we grant options to each of our directors, as compensation for serving as directors.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation we paid during the last three fiscal years to Robert H. Gurevitch, our principal executive officer, to each of our most highly compensated executive officers whose salary and bonus exceeded $100,000 during such year, and to other significant employees.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM COMPENSATION
                                                                                          -----------------------------------------
                                                          ANNUAL COMPENSATION                        AWARDS
                                               -----------------------------------------  ----------------------------    PAYOUTS
                                                                             OTHER                       SECURITIES     -----------
                                                                            ANNUAL        RESTRICTED     UNDERLYING        LTIP
                                                SALARY       BONUS       COMPENSATION        STOCK      OPTIONS/SARS      PAYOUTS
NAME AND PRINCIPAL POSITION           YEAR        ($)         ($)             (2)          AWARD(S)          (#)            ($)
----------------------------------  ---------  ---------  -----------  -----------------  -----------  ---------------  -----------
Robert H. Gurevitch(1)............       1998  $ 286,000          --              --              --         40,000             --
  Chairman of the Board of               1997    250,885          --              --              --         50,000             --
  Directors, Chief Executive             1996    153,300          --              --              --          5,120             --
  Officer, President and Secretary
Dewey Perrigo(1)..................       1998  $ 156,000          --              --              --         20,000             --
  Vice President of Sales                1997    137,308          --              --              --         25,000             --
                                         1996    103,800          --              --              --         34,133             --
Stephen F. Ross(3)................       1998  $  51,823          --              --              --         35,000             --
  Chief Financial Officer
Merle Roberts.....................       1998  $  86,539          --              --              --         20,000             --
  Vice President of Manufacturing        1997     89,308          --              --              --         25,000             --
                                         1996     68,962          --              --              --         17,066             --


                                           ALL
                                          OTHER
                                      COMPENSATION
NAME AND PRINCIPAL POSITION                ($)
----------------------------------  -----------------
Robert H. Gurevitch(1)............             --
  Chairman of the Board of                     --
  Directors, Chief Executive                   --
  Officer, President and Secretary
Dewey Perrigo(1)..................             --
  Vice President of Sales                      --
                                               --
Stephen F. Ross(3)................             --
  Chief Financial Officer
Merle Roberts.....................             --
  Vice President of Manufacturing              --
                                               --

------------------------

(1) For a description of employment agreements between us and our executive officers, see "Employment Agreements with Executive Officers" below this table.

(2) Certain of our officers routinely receive other benefits from us, including travel reimbursement, the amounts of which are customary in the industry. We have concluded, after reasonable inquiry, that the aggregate amounts of such benefits during fiscal 1998, did not exceed the lesser of $50,000 or ten percent of the compensation set forth above as to any named individual.

(3) Mr. Ross was appointed to the position of Chief Financial Officer effective July 28, 1998.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    We have entered into an agreement with Mr. Gurevitch whereby Mr. Gurevitch has agreed to serve as Chairman of the Board of Directors and Chief Executive Officer until May 31, 2002. Mr. Gurevitch's agreement provides for compensation including salary at a minimum annual base compensation rate of $298,000, and a standard benefits package. Pursuant to the terms of his agreement, Mr. Gurevitch may not have any ownership interest, or participate in any way, in any venture which competes with us for a period of three years after the termination of the agreement; provided, however, that we must pay Mr. Gurevitch a fee of $100,000 annually for each of the three years in consideration for this non-competition agreement.

    We have entered into an agreement with Mr. Perrigo pursuant to which Mr. Perrigo has agreed to serve as our Vice President of Sales until October 1, 1999. Mr. Perrigo's compensation includes salary at a minimum annual base compensation rate of $100,000 prior to March 1, 1997 and $150,000 thereafter, and a car allowance and a standard benefits package. Upon expiration of his employment agreement, Mr. Perrigo will continue his employment with us on an "at will" basis.

1997 STOCK INCENTIVE PLAN

    INTRODUCTION. We adopted our 1997 Stock Incentive Plan on February 11, 1997. The 1997 Plan was approved by our shareholders at our annual meeting held on March 24, 1997, and the shareholders approved an increase of the shares issuable under the 1997 Plan at the annual meeting held on July 21, 1998. The 1997 Plan provides for the grant of stock awards to our directors, employees, officers and consultants. Subject to adjustment for stock splits, stock dividends and other similar events, 700,000 shares of our common stock have been reserved for awards under the 1997 Plan and options to purchase 678,900 shares of common stock have been granted. The Board has approved an amendment to the 1997 Plan to increase the number of authorized shares under the plan to 1,200,000 shares and intends to submit this amendment to the plan for approval at our 1999 annual meeting of stockholders.

    The 1997 Plan is administered by the Board of Directors or another committee of two or more non-employee directors appointed by the Board, each of whom shall be an "outside director" for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. The committee has the power, subject to, and within the limitations of, the express provisions of the 1997 Plan to select the persons to whom awards will be granted, and to determine the terms and conditions of the awards.

    AWARDS. The 1997 Plan authorizes the committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of shares of our common stock or an option, stock appreciation right or similar right with an exercise or conversion privilege at a price related to our common stock. Awards under the plan may not be issued at less than the fair market value of the underlying shares of our common stock. Awards under the 1997 Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses and other transfers of stock, stock options, reload stock options and stock appreciation rights. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of our common stock for any lawful consideration, including services rendered or, to the extent permitted by applicable state law, to be rendered. Currently, Delaware law does not permit the issuance of common stock for services to be rendered.

    An award granted under the 1997 Plan may include a provision conditioning or accelerating the receipt of benefits, either automatically or in the discretion of the committee, upon the occurrence of specified events, including a change of control, an acquisition of a specified percentage of the voting power or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets or other significant corporate transaction. Any stock option granted may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a nonqualified stock option.

    An award under the 1997 Plan may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant to the award and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of our capital stock or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award.

    AMENDMENTS. The committee may amend or terminate the 1997 Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) if any rule or regulation promulgated by the Securities and Exchange Commission, the Internal Revenue Service or any national securities exchange or quotation system upon which any of our securities are listed requires that any such amendment be approved by our stockholders, then such amendment will not be effective until it has been approved by our stockholders.

    FORM S-8 REGISTRATION. We have filed a registration statement under the Securities Act, and an amendment thereto, to register the 700,000 shares of Common Stock reserved for issuance under the 1997 Plan.

OPTIONS GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 1998 to the executive officers named in the Summary Compensation Table. We did not grant any stock appreciation rights in 1998.

                             OPTION GRANTS IN 1998

                                           NUMBER OF   PERCENT OF TOTAL
                                          SECURITIES    OPTIONS GRANTED
                                          UNDERLYING    TO EMPLOYEES IN    EXERCISE OR    MARKET PRICE
                                            OPTIONS    FISCAL YEAR ENDED      BASE           ON DATE       EXPIRATION
NAME                                        GRANTED    DECEMBER 31, 1998  PRICE ($/SH)    OF GRANT (1)        DATE
----------------------------------------  -----------  -----------------  -------------  ---------------  ------------
Robert H. Gurevitch.....................      40,000          12.39%        $    4.00               *     10/08/2008
Dewey Perrigo...........................      20,000           6.19%        $    4.00               *     10/08/2008
Stephen F. Ross.........................      35,000          10.84%        $    4.25               *     08/04/2008
Merle Roberts...........................      20,000           6.19%        $    4.00               *     10/08/2008

------------------------

* Unless otherwise indicated, all options were granted at fair market value on the date of grant in accordance with our 1997 Stock Incentive Plan. Fair market value is the average of the bid and ask price for the Common Stock on the trading day prior to grant on the Nasdaq SmallCap Market

    The following table sets forth, for those named executive officers who held stock options at fiscal year end, certain information regarding the number of shares of our common stock underlying stock options held at fiscal year end, and the value of options held at fiscal year end based upon the closing market price of our common stock at December 31, 1998 on the Nasdaq SmallCap Market.

  AGGREGATE FISCAL YEAR END OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

                                                                                                              VALUE OF
                                                                                                             UNEXERCISED
                                                                                  NUMBER OF SECURITIES       IN-THE-MONEY
                                                                                       UNDERLYING               OPTIONS
                                                 SHARES                          UNEXERCISED OPTIONS AT      AT DECEMBER
                                               ACQUIRED ON        VALUE            DECEMBER 31, 1998          31, 1998
                                                EXERCISE        REALIZED     ------------------------------  -----------
NAME                                             (#)(1)          ($)(1)       EXERCISABLE    UNEXERCISABLE   EXERCISABLE
-------------------------------------------  ---------------  -------------  -------------  ---------------  -----------
Robert H. Gurevitch........................            --              --         15,120          80,000      $  35,514
Dewey Perrigo..............................            --              --         39,133          40,000        123,845
Stephen F. Ross............................            --              --             --          35,000             --
Merle Roberts..............................            --              --         22,066          40,000         65,047


NAME                                         UNEXERCISABLE
-------------------------------------------  -------------
Robert H. Gurevitch........................    $ 124,500
Dewey Perrigo..............................       72,500
Stephen F. Ross............................       74,375
Merle Roberts..............................       72,500

------------------------

(1) No options were exercised in fiscal year 1998.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

    Our Amended and Restated Certificate of Incorporation eliminates the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for:

    - breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

    - willful or negligent declaration of an unlawful dividend, stock purchase or redemption; and

    - transactions from which the director derived an improper personal benefit.

    The Amended and Restated Certificate of Incorporation also provides that we will indemnify our officer, directors and other eligible persons to the fullest extent permitted under the laws of the State of Delaware. We have also entered into indemnity agreements with each of our current directors and certain of our executive officers which will provide for indemnification of, such persons to the maximum extent permitted under the laws of the State of Delaware, including by reason of action or inaction occurring in the past and circumstances in which indemnification is discretionary under Delaware law.

    We believe that it is the position of the Securities and Exchange Commission that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In October 1996, we entered into an agreement with Boston Marketing Company, Ltd. pursuant to which we obtained worldwide marketing rights in the dental market for the CCU processor and the CCD chip used in our company's TeliCam System as well as the right to use the "TeliCam" trademark. At the time we entered into this agreement, Hiroki Umezaki was an officer, Director and principal stockholder of ours and was a substantial stockholder and the President of Boston Marketing. Mr. Umezaki is no longer an affiliate or a director. During the year ended December 31, 1998, we purchased 2,970 Teli units at an aggregate cost of $2,325,925 from Boston Marketing. In addition, in October 1996, we entered into a sales representative agreement with Boston Marketing pursuant to which Boston Marketing agreed to promote the sales of, and solicit and obtain orders for, the TeliCam System. Under the terms of the agreement, Boston Marketing was to receive a 15% commission on all sales of our TeliCam System made by us in Asia, except Japan in which his commission was to be twelve percent. This agreement resulted in Mr. Umezaki earning $35,792 in commissions for the year ended December 31, 1998. This agreement has been amended to provide that Mr. Umezaki will receive a twelve percent commission on sales made in Japan only.

    From December 1995 through February 1996, Robert H. Gurevitch, our Chairman of the Board and Chief Executive Officer, and Boston Marketing, an affiliate of Mr. Umezaki, each loaned to us $177,015 and $200,000, respectively. The promissory notes evidencing such loans bear interest at six percent per annum and were originally payable within six months. On February 26, 1996, we repaid $50,000 to each of Mr. Gurevitch and Boston Marketing. In November 1996, Mr. Gurevitch and Boston Marketing each agreed to extend the term of their respective notes. On May 23, 1997, Boston Marketing was paid the remaining principal balance of its loan plus the accrued interest of $3,526. Mr. Gurevitch was paid $25,000 on July 10, 1997; $26,850 on October 22, 1997; $5,000 on
October 30, 1997; $13,787 on November 1, 1997; $3,447 on December 1, 1997;
$3,447 on January 1, 1998; $5,319 on February 1, 1998; $12,806 on February 19,
1998; $3,447 on April 1, 1998; $1,341 on May 1, 1998; $3,512 on May 18, 1998;
$3,976 on June 3, 1998; $81 on June 17, 1998; and the balance was paid during the third quarter of 1998.

    Mr. Gurevitch and Mr. Umezaki have guaranteed our performance under our lease for our Westlake premises. We intend to attempt to obtain releases from the recipient of each of these guarantees and it is possible that the elimination of the availability of these guarantees may require us to post collateral or incur increased expense.

    On May 27, 1997, we loaned approximately $126,000 to Dewey Perrigo, our VP of Sales, and Andrea Niemiec-Perrigo, an employee of ours, for the purposes of buying a home. The promissory notes evidencing such loan bear interest at prime plus .25% (8.0%) at December 31, 1998 and are due and payable on May 27, 1999. On August 19, 1998, a principal payment of $56,000 and an interest payment of $6,152 were made leaving a loan balance of $70,000.

    On March 2, 1998, our Board of Directors entered into an agreement with accredited investors and institutional purchasers for the private placement of our twelve percent senior subordinated notes due 1999 and 450,000 warrants. The debt placement was consummated on March 19, 1998. J. Steven Emerson purchased $1,000,000 aggregate principal amount of the notes and 100,000 of our common stock purchase warrants in the debt placement. Prior to the debt placement, J. Steven Emerson was the beneficial owner (determined in accordance with Rule 13d-3 of the Exchange Act) of approximately 4.94% of our common stock. J. Steven Emerson is the beneficial owner, (as determined in accordance with Rule 13d-3 of the Exchange Act) of approximately 8.4% of our common stock. J. Steven Emerson's only affiliation with us is as a stockholder of our company. See "Principal Stockholders."

    We have adopted a policy whereby all future transactions between us and our officers, directors, principal stockholders or affiliates will be approved by a committee of the Board of Directors, a majority of the members of which will be independent directors, or, if required by law, a majority of disinterested directors, and will be on terms no less favorable to us than could be obtained in arm's length transactions from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 1999, and as adjusted for our sale of 2,600,000 shares of our common stock offered by this prospectus and assumes no exercise of the over-allotment option granted to the underwriters, for:

    - each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock,

    - each of our directors,

    - each of our named executive officers, and

    - all of our directors and executive officers as a group.

    Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Unless otherwise indicated, the address for each of the principal stockholders is c/o of Dental/ Medical Diagnostic Systems, Inc., 200 N. Westlake Boulevard, Suite 202, Westlake Village, California 91362.

                                                                                              PERCENTAGE BENEFICIALLY
                                                                                                      OWNED(1)
                                                                          NUMBER OF SHARES   --------------------------
                                                                            BENEFICIALLY       BEFORE         AFTER
NAME OF BENEFICIAL OWNER                                                      OWNED(1)        OFFERING     OFFERING(2)
------------------------------------------------------------------------  -----------------  -----------  -------------
Robert H. Gurevitch(3)..................................................         895,498           16.4%         11.1%
Marvin Kleinberg(4).....................................................          12,750              *             *
Dewey Perrigo(5)........................................................         125,464            2.3%          1.6%
Jack D. Preston(6)......................................................          32,280              *             *
Merle Roberts(7)........................................................          47,066              *             *
Stephen F. Ross(8)......................................................           4,500              *             *
John Khademi(9).........................................................           3,000              *             *
J. Steven Emerson(10)...................................................         470,100            8.4%          5.7%
  1056 Ilona Avenue
  Los Angeles, CA 90064
All of the directors and executive officers as a group (7
  persons)(11)..........................................................       1,120,558           20.1%         13.7%

------------------------

*   Less than 1%.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Includes 15,120 shares of common stock underlying options which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 80,000 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999.

(4) Includes 8,750 shares of common stock underlying options which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 7,370 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999.

(5) Includes 39,133 shares of common stock underlying options which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 40,000 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999.

(6) Includes 21,780 shares of common stock underlying options which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 11,220 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999.

(7) Includes 22,066 shares of common stock underlying options, and 20,000 shares of common stock underlying warrants, which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 40,000 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999.

(8) Includes 4,500 shares of common stock underlying the redeemable common stock purchase warrants which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 35,000 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999.

(9) Includes 3,000 shares of common stock underlying options which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 45,000 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999.

(10) Includes 100,000 shares of common stock underlying common stock purchase warrants issued in the debt placement and 78,000 shares of common stock underlying an aggregate of 78,000 of our redeemable common stock purchase warrants which were exercisable on or which will become exercisable within 60 days of May 20, 1999. See "Certain Relationships and Related Transactions."

(11) Includes 109,849 shares of common stock underlying options, and 24,500 shares of common stock underlying redeemable common stock purchase warrants, which were exercisable on or which will become exercisable within 60 days of May 20, 1999. Does not include 258,590 shares of common stock underlying options which are not currently exercisable and will not become exercisable within 60 days of May 20, 1999

                              SELLING STOCKHOLDER

    In order to cover any over-allotments, the underwriters have been granted an option to purchase up to an aggregate total of 390,000 additional shares of our common stock from us and/or Robert H. Gurevitch, our Chairman and Chief Executive Officer. After selling fees and expenses, any proceeds earned from the sale of Mr. Gurevitch's shares of common stock in this offering will be paid directly to Mr. Gurevitch. Prior to this offering, Mr. Gurevitch beneficially owned an aggregate of 895,498 shares of our common stock, or 16.4% of our outstanding common stock. Following the sale of the 2,600,000 shares offered in this offering, assuming no exercise of the over-allotment option, Mr. Gurevitch will be the beneficial owner of 11.1% of our outstanding common stock. If the over-allotment option is exercised in full by the underwriters and solely from Mr. Gurevitch, following the offering, Mr. Gurevitch will beneficially own 505,498 shares of our common stock, or 6.3% of our then outstanding common stock.

                          DESCRIPTION OF CAPITAL STOCK

    Pursuant to our Certificate of Incorporation, our Board of Directors is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, there were 5,435,694 shares of our common stock outstanding. Upon completion of this offering there will be 8,035,694 outstanding. The issuance and sale of the 2,600,000 shares of our common stock offered in this offering was authorized by our board of directors on April 2, 1999. There are no shares of our preferred stock outstanding. The following statements are brief summaries of certain provisions relating to our capital stock.

COMMON STOCK

    The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders of our common stock are entitled to vote. There are no cumulative voting rights with respect to the election of directors or for any other purpose. The holders of common stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled subject to the rights of holders of preferred stock issued by us, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

    The holders of common stock have no preemptive or conversion rights and they are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the common stock issuable pursuant to this prospectus will be, when issued, fully paid and nonassessable.

    There are no restrictions on the right of non-United States residents or foreign persons to own or vote our common stock.

PREFERRED STOCK

    Our Board of Directors has the authority to issue the authorized and unissued preferred stock in one or more series with such designations, rights and preferences as it may determine from time to time. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in our control. We do not currently intend to issue any shares of our preferred stock.

OPTIONS

    As of the date this prospectus, our Board of Directors has granted options covering an aggregate of 894,806 shares of common stock to our directors, officers, consultants and employees, with a weighted average exercise price of $
4.27 per share, 678,900 of which were granted under our 1997 Stock Incentive Plan. The remaining 215,906 were issued prior to the adoption of the 1997 Stock Incentive Plan. Such options typically vest over a three to five year period. See "1997 Stock Incentive Plan."

WARRANTS

    As of April 15, 1999 there are currently redeemable common stock purchase warrants covering an aggregate of 3,850,000 shares of common stock outstanding. The warrants were issued in registered form pursuant to the terms of a warrant agreement dated as of May 8, 1997 between us and American Stock Transfer and Trust Company, New York, New York, as warrant agent. Reference is made to the warrant agreement (which was filed as an Exhibit to our Registration Statement dated May 9, 1997) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the warrant agreement.

    The redeemable common stock purchase warrants have been registered with the SEC and are publicly traded on the Nasdaq SmallCap Market. At April 22, 1999 we estimate that there were 361 beneficial owners of the redeemable common stock purchase warrants.

    Unless previously redeemed, each redeemable common stock purchase warrant (including the warrants converted from the bridge warrants) entitles the registered holder thereof to purchase one share of common stock at any time during the four-year period commencing on May 9, 1998, at a per share price equal to $5.00 subject to adjustment in certain circumstances.

    Unless extended by us at our discretion, the warrants will expire at 5:00 p.m., New York time, on May 9, 2002. In the event a holder of the warrants fails to exercise the warrants prior to their expiration, the warrants will expire and the holder thereof will have no further rights with respect to the warrants.

    We may, with the prior written consent of our underwriter from our initial public offering in May 1997, redeem the warrants at any time once they become exercisable, for a redemption price of $0.01 per warrant if notice of not less than 30 days is given and the last sale price of our common stock has been at least 190% of the then current exercise price of the warrants on each of the ten consecutive trading days ending on the third day prior to the day on which notice is given. The warrants will be exercisable until the close of business on the date fixed for redemption. If the common stock purchase warrants are not exercised by their respective holders by the date fixed for redemption, we can purchase them from the holders at a price of $0.01 per warrant.

    We will be able to issue the shares of our common stock upon exercise of the warrants only if there is then a current prospectus relating to such common stock, and only if such common stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the warrants reside. Although we have filed and intend to keep current the prospectus which will permit the exercise of the warrants and qualify for sale the shares of common stock underlying the warrants in those states in which the securities are to be offered until the expiration of the warrants, subject to the terms of the warrant agreement, there can be no assurance that we will be able to keep the prospectus current.

    The exercise price and number of shares of common stock or other securities issuable on exercise of the warrants are also subject to adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, or merger or consolidation or other similar event.

    The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to us) to the warrant agent for the number of warrants being exercised. We are required to keep available a sufficient number of authorized shares of the common stock to permit exercise of the warrants. The warrant holders do not have the rights or privileges of the holders of common stock prior to exercise of the warrants.

    Also as of April 15, 1999, there are outstanding warrants to purchase 450,000 shares of our common stock which were issued in the March 1998 private placement of our 12% senior subordinated notes due 1999. The debt placement was consummated on March 19, 1998. The warrants are exercisable commencing on May 15, 1998, and for five years thereafter for the purchase of one share of common stock per warrant; and at an exercise price of $5.812 per share.

STOCKHOLDER MEETINGS AND STOCK CERTIFICATES

    Stockholders of record are entitled to vote at annual and special meetings of stockholders. A quorum equal to a majority of the outstanding shares of record entitled to vote must be present in person or by proxy to effectuate such vote. We are required to provide notice to all stockholders of record as to the time, date, place and purpose of any stockholder meeting no earlier than ten and no later than 60 days prior to the meeting. All stockholders of record are sent a proxy statement prior to each shareholders' meeting. The stockholders have the option to attend the annual meeting in person to vote their shares or to vote by proxy. The date of our annual meeting is set by the Board of Directors and changes from year to year. This year's annual meeting is scheduled to take place on June 10, 1999.


    At our annual meeting, the stockholders of record are entitled to vote on the election of directors and any other items as specified by our Board of Directors. For most items, stockholder actions must pass by majority of the votes cast at any meeting at which quorum is present.

    Our Board of Directors has the power and authority to make all rules and regulations it deems expedient concerning the issue, transfer, registration, cancellation and replacement of certificates for shares of stock.

    Unless otherwise provided by Board resolution, shares must be represented by appropriate stock certificates. Every holder of stock represented by certificates and, upon request, every holder of uncertified shares is entitled to a certificate signed by, or in the name of, the corporation.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER EFFECTS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

PURCHASE OR REDEMPTION OF OUR OWN SHARES

    We may redeem or acquire our own shares; provided, that according to Delaware law we do not:

    - purchase or redeem our shares for cash or other property when our capital is impaired or when such purchase or redemption would cause any impairment of our capital;

    - purchase, for more than the price at which they may then be redeemed, any of our shares which are redeemable at our option; and

    - redeem any of our shares unless their redemption is authorized by our stockholders.


    We have never redeemed or acquired our own shares.


TRANSFER AGENT

    American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for our common stock and warrant agent for the redeemable warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE


    SHARES OUTSTANDING AND FREELY TRADEABLE AFTER OFFERING. Upon completion of this offering, we will have approximately 8,035,694 shares of common stock outstanding not including shares issuable upon exercise of outstanding options and warrants. The 2,600,000 shares to be sold by us in this offering will be freely tradeable without restriction or limitation under the Securities Act, except for any such shares held by any of our "affiliates", as such term is defined under Rule 144 of the Securities Act. Shares held by affiliates will be subject to the resale limitations under Rule 144. Of the remaining outstanding shares, approximately 250,000 shares are "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. All of these restricted shares of common stock will become eligible for resale under Rule 144 commencing March 1, 2000. Our directors and our 10% stockholders, who collectively hold an aggregate of 894,878 shares, have agreed not to sell, directly or indirectly, any shares owned by them for a period of six months commencing on the first day of trading of our common stock on Easdaq. See "Lock-up Agreements" on page A-5. Upon the expiration of this six month lock-up period, all of these shares will become eligible for sale subject to the restrictions of Rule 144 applicable to our affiliates.


    Additionally, the up to 3,850,000 shares of common stock issuable upon exercise of our outstanding redeemable stock purchase warrants and the up to 450,000 shares of common stock issuable upon exercise of outstanding warrants issued in our debt placement in March 1998, are covered by registration statements previously declared effective by the Securities Exchange Commission and, upon issuance, are expected to be freely tradeable without restriction under the Securities Act.

    RULE 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of one percent of the then-outstanding shares of common stock (approximately 80,000 shares after this offering) and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

    FORM S-8 REGISTRATION OF OPTIONS. We have filed a registration statement on Form S-8 covering the shares of common stock that have been reserved for issuance under our 1997 Stock Incentive Plan, which permits the resale of such shares in the public market.

    EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

                                  UNDERWRITING


    The underwriters for this offering are Bank Brussels Lambert, Quartz Capital Partners Limited and Artesia/Bacob Bank. According to the terms and conditions of our mandate agreement with the lead underwriter, Bank Brussels Lambert, an underwriting agreement will be entered into upon closing of this offering. Any underwriting will take place at this offering price less the underwriting, selling and management fees set forth on the cover page of this prospectus.


    The mandate agreement provides that the obligations of the underwriters are subject to certain conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and independent auditors.

    The underwriters are obligated to purchase all of the 2,600,000 shares offered in this offering. Under the assumption that the offering is successful, the underwriters will not hold any more shares than that are necessary to organize a market in the shares as market maker.


    The underwriters have advised us that they propose to offer a portion of our shares offered in this offering, expected to be approximately 30%, to the public in Belgium at the offering price set forth on the cover page of this prospectus. The underwriters have also advised us that they propose to offer simultaneously with the offering in Belgium the remaining portion of our shares offered in this offering in private placements in and outside of Belgium, excluding the United States, Canada and Japan, at the offering price set forth on the cover page of this prospectus. See "The Offering" on page A-2.


    Each of the underwriters is expected to undertake to comply with certain offering and selling restrictions in all relevant jurisdictions. In particular, each underwriter will represent, warrant and agree that (a) it has not offered or sold and, prior to the expiry of the period of six months from the date of closing under the underwriting agreement, and will not offer or sell until six months after such date, any shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act (1986) with respect to anything done by it in relation to the shares offered in this offering in, from or otherwise involving, the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares offered in this offering to a person who is of a kind described in Article 11(3) of the Financial Services Act (1986) (Investment Advertisements) (Exemptions) Order
(1996), as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

    The underwriters have been granted an option, exercisable not later than 30 days from the first day of trading of our shares on Easdaq, to purchase up to an aggregate total of 390,000 additional shares of common stock from us and/or the selling stockholder to cover any over-allotments, at the offering price less the selling fees shown below and set forth on the cover page of this prospectus. If the underwriters choose to exercise this option, they will be obligated to purchase the additional shares of common stock, and we or the selling stockholder will be obligated to sell those shares to the underwriters. The proportional share of the underwriters' over-allotment option to be sold by us and/or the selling stockholder shall be determined among us and the selling stockholder. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus. If the underwriters exercise the option, it will offer the additional shares on the same terms as those on which it is offering the 2,600,000 shares of common stock.

    The following table is a summary of the fees that we have agreed to pay the underwriters:


                                                                                                 TOTAL
                                                                                      ----------------------------
                                                                         PERCENTAGE      WITHOUT         WITH
                                                                          PER SHARE   OVERALLOTMENT  OVERALLOTMENT
                                                                         -----------  -------------  -------------

Management Fee.........................................................        1.4%    $              $

Underwriting Fee.......................................................        1.4%    $              $

Selling Fee............................................................        4.2%    $              $

------------------------


* The fees referred to in this table only cover the fees payable to the underwriters and do not include other expenses of the offering. See "Expenses of the Offering" on page A-7.


    As described in the underwriting agreement, we have agreed to reimburse the underwriter for its out-of-pocket expenses up to US$100,000 and to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. We have been advised that in the opinion of the Securities and Exchange Commission our indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that the underwriter asserts a claim for indemnification against those liabilities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether our indemnification is against public policy as expressed the Securities Act. We will be bound by the final adjudication of that matter.


    In connection with this offering, the underwriters and their affiliates may engage in transactions on Nasdaq or Easdaq that stabilize, maintain or otherwise affect the market price of our common stock in accordance with the relevant Nasdaq and Easdaq rules, respectively. For Nasdaq, these transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M. Under Regulation M, the underwriter and its affiliates may bid for or purchase our common stock for the purpose of stabilizing its market price. The underwriters also may create a short position for their own account by selling more of our common stock in connection with this offering than they are committed to purchase from us, and in such case may purchase our common stock in the open market following completion of this offering to cover all or a portion of its short position. The underwriters may also cover all or any portion of such short position, up to 390,000 shares of common stock, by exercising their over-allotment option referred to above.



    In connection with this offering, the underwriters and their affiliates who are qualified registered market on Nasdaq may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M, during a specified period before the commencement of offers or sales of our common stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.


    Any of the transactions described in the preceding two paragraphs may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in the preceding paragraph are required, and if such transactions are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS


    Our counsel, Troop Steuber Pasich Reddick & Tobey, LLP, located in Los Angeles, California, have rendered an opinion to the effect that the common stock offered by us upon sale will be duly and validly issued, fully paid and non-assessable. De Bandt van Hecke & Lagae, Linklaters & Alliance, have acted as counsel to our underwriters in connection with certain legal matters relating to this offering.


                                    EXPERTS

    Our financial statements at December 31, 1997 and 1998 and for the years ended December 31, 1997 and 1998 and the ten month period ended December 31, 1996, appearing in this prospectus and the registration statement of which this prospectus is part have been prepared in accordance with generally accepted accounting principles in the United States and have been audited by PricewaterhouseCoopers, LLP, independent accountants, located in Woodland Hills, California, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance with the Act, file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

    We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's Web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    See also "Publication of Price Sensitive Information" and "Available Information" on pages A-1 and A-2.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Accountants..........................................................................         F-2

Consolidated Balance Sheets................................................................................         F-3

Consolidated Statements of Operations......................................................................         F-4

Consolidated Statements of Stockholders' Equity............................................................         F-5

Consolidated Statements of Cash Flows......................................................................         F-6

Consolidated Statements of Comprehensive Income (Loss).....................................................         F-7

Notes to Consolidated Financial Statements.................................................................         F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Dental/Medical Diagnostic Systems, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) present fairly, in all material respects, the financial position of Dental/Medical Diagnostic Systems, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for the fiscal years ended December 31, 1998 and 1997 and for the ten month period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of our management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers, LLP

Woodland Hills, CA
February 5, 1999, except for subsequent events described in Note 19, as to which the date is March 18, 1999.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                      ----------------------------
                                                                          1997           1998
                                                                      -------------  -------------    MARCH 31,
                                                                                                        1999
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                              ASSETS
Current assets
  Cash and cash equivalents.........................................  $   3,981,062  $   3,941,305  $   3,544,795
  Accounts receivable, net..........................................      1,967,614      3,757,865      3,880,829
  Inventories.......................................................      2,896,270      5,559,751      6,423,330
  Prepaid expenses and other current assets.........................        389,061      1,332,427      2,022,671
  Debt issuance costs, net of accumulated amortization..............             --         64,516             --
                                                                      -------------  -------------  -------------
        Total current assets........................................      9,234,007     14,655,864     15,871,625
  Property and equipment, net of accumulated depreciation...........        553,119        996,940      1,166,577
  Intangible assets, net of accumulated amortization................         86,950        798,437      2,441,956
  Loans to related parties..........................................        126,000         70,000         70,000
  Other assets......................................................        491,950         49,119        104,831
                                                                      -------------  -------------  -------------
        Total assets................................................  $  10,492,026  $  16,570,360  $  19,654,989
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations......................  $      23,356  $      22,440  $      22,440
  Notes payable and current portion of long-term debt...............             --      4,277,505        273,541
  Notes payable to related parties..................................         45,030             --             --
  Borrowings under line of credit...................................             --        114,630      2,234,000
  Accounts payable..................................................      1,522,412      2,413,767      2,572,420
  Accrued liabilities...............................................      1,017,173      1,240,064      1,217,053
  Customer deposits.................................................         42,995         60,833         66,847
                                                                      -------------  -------------  -------------
        Total current liabilities...................................      2,650,966      8,129,239      6,386,301
  Long-term debt and borrowings under line of credit................             --        229,260      2,764,769
  Capital lease obligations.........................................         39,858         22,935         17,553
  Other long term liabilities.......................................         11,052         15,061             --
                                                                      -------------  -------------  -------------
        Total liabilities...........................................      2,701,876      8,396,495      9,168,623
  Commitments and contingencies (Note 12)
  Stockholders' equity:
    Preferred stock, par value $.01 per share; 1,000,000 shares
      authorized; none issued and outstanding.......................             --             --             --
    Common stock, par value $.01 per share; 20,000,000 shares
      authorized; 5,115,777, 5,255,694, and 5,435,694 shares issued and outstanding at December 31, 1997 and 1998 and March 31,
      1999..........................................................         51,157         52,556         54,356
    Additional paid in capital......................................     11,271,784     13,469,597     14,749,672
    Accumulated translation adjustment..............................             --          1,205       (127,946)
    Accumulated deficit.............................................     (3,532,791)    (5,349,493)    (4,189,716)
                                                                      -------------  -------------  -------------
        Total stockholders' equity..................................      7,790,150      8,173,865     10,486,366
                                                                      -------------  -------------  -------------
        Total liabilities and stockholders' equity..................  $  10,492,026  $  16,570,360  $  19,654,989
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   TEN MONTHS
                                                     ENDED           YEAR ENDED          THREE MONTHS ENDED
                                                    DECEMBER        DECEMBER 31,             MARCH 31,
                                                   31,         ----------------------  ----------------------
                                                      1996        1997        1998        1998        1999
                                                   ----------  ----------  ----------  ----------  ----------
                                                                                            (UNAUDITED)
Net sales........................................  $11,673,102 $16,087,208 $19,227,798 $2,110,531  $10,214,485
Cost of sales....................................   6,685,464  10,234,206   9,820,882   1,550,089   4,912,475
                                                   ----------  ----------  ----------  ----------  ----------
  Gross profit...................................   4,987,638   5,853,002   9,406,916     560,442   5,302,010
Selling, general and administrative expense......   4,360,736   6,031,066   8,764,910   1,729,619   3,390,083
Research and development expense.................     322,467   1,213,766     549,304     142,387     142,580
Non-recurring charge.............................          --     256,250          --          --          --
                                                   ----------  ----------  ----------  ----------  ----------
  Operating income (loss)........................     304,435  (1,648,080)     92,702  (1,311,564)  1,769,347
Interest and other income........................          --    (205,818)   (195,532)    (44,273)    (31,558)
Interest expense.................................      57,166     138,576   1,739,693      83,793     505,532
Amortization of debt issuance costs..............      31,548      76,431     235,484      10,484      64,516
                                                   ----------  ----------  ----------  ----------  ----------
  Income (loss) before income taxes and
    extraordinary item...........................     215,721  (1,657,269) (1,686,943) (1,361,568)  1,230,857
Provision for income taxes.......................      78,570     153,311     129,759          --      71,080
                                                   ----------  ----------  ----------  ----------  ----------
  Income (loss) before extraordinary item........     137,151  (1,810,580) (1,816,702) (1,361,568)  1,159,777
Extraordinary loss on early extinguishment of
  debt (net of tax benefit of $143,511)..........          --    (234,149)         --          --          --
                                                   ----------  ----------  ----------  ----------  ----------
      Net income (loss)..........................  $  137,151  $(2,044,729) $(1,816,702) $(1,361,568) $1,159,777
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Earnings (loss) per share before extraordinary
  item:
  Basic..........................................  $      .05  $     (.42) $     (.35) $     (.27) $      .22
  Diluted........................................         .05        (.42)       (.35)       (.27)        .17
Earnings (loss) per share after extraordinary
  item:
  Basic..........................................  $      .05  $     (.47) $     (.35) $     (.27) $      .22
  Diluted........................................         .05        (.47)       (.35)       (.27)        .17
Weighted average number of shares:
  Basic..........................................   2,893,298   4,341,498   5,151,614   5,115,777   5,321,027
  Diluted........................................   3,019,213   4,341,498   5,151,614   5,115,777   7,026,970

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK       ADDITIONAL                 ACCUMULATED
                                              --------------------    PAID IN     ACCUMULATED   TRANSLATION
                                               SHARES     AMOUNT      CAPITAL       DEFICIT      ADJUSTMENT      TOTAL
                                              ---------  ---------  ------------  ------------  ------------  ------------
Balance, March 2, 1996......................  2,563,318  $  25,633  $  1,339,248   $(1,625,213)  $       --   $   (260,332)
  Issuance of common stock for cash, net of
    issuance costs..........................    422,219      4,222     1,050,281           --            --      1,054,503
  Issuance of warrants for cash.............         --         --       259,103           --            --        259,103
  Issuance of stock options to
    nonemployees............................         --         --        47,200           --            --         47,200
  Net income................................         --         --            --      137,151            --        137,151
                                              ---------  ---------  ------------  ------------  ------------  ------------

Balance, December 31, 1996..................  2,985,537     29,855     2,695,832   (1,488,062)           --      1,237,625
  Issuance of common stock for cash, net of
    issuance costs..........................  2,120,000     21,200     8,509,192           --            --      8,530,392
  Exercise of stock options.................     10,240        102         8,910           --            --          9,012
  Amortization of deferred compensation.....         --         --        57,850           --            --         57,850
  Net loss..................................         --         --            --   (2,044,729)           --     (2,044,729)
                                              ---------  ---------  ------------  ------------  ------------  ------------

Balance, December 31, 1997..................  5,115,777     51,157    11,271,784   (3,532,791)           --      7,790,150
  Issuance of common stock for distribution
    rights..................................    100,000      1,000       461,500           --            --        462,500
  Issuance of warrants with Senior
    Subordinated Notes......................         --         --     1,619,755           --            --      1,619,755
  Exercise of stock options.................     39,917        399       116,558           --            --        116,957
  Net loss..................................         --         --            --   (1,816,702)           --     (1,816,702)
  Translation adjustment....................         --         --            --           --         1,205          1,205
                                              ---------  ---------  ------------  ------------  ------------  ------------

Balance, December 31, 1998..................  5,255,694     52,556    13,469,597   (5,349,493)        1,205      8,173,865
  Exercise of stock options (unaudited).....     30,000        300       137,825           --            --        138,125
  Issuance of common stock for acquisitions
    of businesses (unaudited)...............    150,000      1,500     1,142,250           --            --      1,143,750
  Net income (unaudited)....................         --         --            --    1,159,777            --      1,159,777
  Translation adjustment (unaudited)........         --         --            --           --      (129,151)      (129,151)
                                              ---------  ---------  ------------  ------------  ------------  ------------
Balance, March 31, 1999 (unaudited).........  5,435,694  $  54,356  $ 14,749,672   $(4,189,716)  $ (127,946)  $ 10,486,366
                                              ---------  ---------  ------------  ------------  ------------  ------------
                                              ---------  ---------  ------------  ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                TEN MONTHS           YEAR ENDED            THREE MONTHS ENDED
                                                                   ENDED            DECEMBER 31,               MARCH 31,
                                                               DECEMBER 31,   ------------------------  ------------------------
                                                                   1996          1997         1998         1998         1999
                                                               -------------  -----------  -----------  -----------  -----------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
Net income (loss)............................................   $   137,151   $(2,044,729) $(1,816,702) $(1,361,568) $ 1,159,777
  Adjustments to reconcile net income (loss) to net cash
    used by operating activities;
  Depreciation and amortization..............................        76,499        16,562      338,462      111,248       72,727
  Amortization of debt issue costs...........................        31,548        76,431      235,484       10,484       64,516
  Amortization of debt discount..............................            --            --    1,271,790           --      348,434
  Allowance for doubtful accounts............................        79,123       (86,428)          --           --           --
  Inventory write down.......................................        20,822        29,205      156,620           --           --
  Extraordinary item.........................................            --       377,660           --           --           --
  Amortization of deferred compensation......................            --        57,850           --           --           --
  Deferred taxes.............................................       (90,000)       90,000           --           --           --
  Deferred rent..............................................         1,469        (3,046)       4,009           --           --
  Common stock and stock options issued for services.........        47,200            --           --           --           --
  Changes in operating assets and liabilities:
    Accounts receivable......................................    (1,188,544)     (722,742)  (1,782,471)     741,548     (782,160)
    Inventories..............................................      (461,812)   (1,412,400)  (2,818,298)    (236,444)    (887,453)
    Prepaid expenses and other current assets................       (55,567)     (180,509)    (941,706)    (284,531)    (636,870)
    Other assets.............................................        (6,230)     (449,680)     442,831     (545,700)    (125,712)
    Accounts payable.........................................      (448,316)      433,080      889,808     (387,069)     173,165
    Accrued liabilities and income taxes payable.............       441,052       538,430      220,725     (508,461)     (25,321)
    Customer deposits........................................      (215,738)        9,388       17,838       10,066        6,014
                                                               -------------  -----------  -----------  -----------  -----------
      Net cash used by operating activities..................    (1,631,343)   (3,270,928)  (3,781,610)  (2,450,427)    (632,883)
                                                               -------------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Loans to related parties...................................            --      (126,000)      56,000           --           --
  Purchase of intangible assets..............................            --       (86,950)    (304,494)          --           --
  Purchase of property and equipment.........................      (200,686)     (284,082)    (722,056)     (70,625)    (163,763)
                                                               -------------  -----------  -----------  -----------  -----------
      Net cash used in investing activities..................      (200,686)     (497,032)    (970,550)     (70,625)    (163,763)
                                                               -------------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  (Decrease) increase in book overdraft......................       (49,906)           --           --           --           --
  Accounts payable to related party in excess of terms.......       (79,218)           --           --           --           --
  Issuance of common stock, net of offering costs............     1,054,503     8,530,392           --           --           --
  Proceeds from exercise of stock options....................            --         9,012      116,957           --      138,125
  Repayment of notes payable.................................            --    (1,600,000)          --           --   (4,881,714)
  Proceeds from issuance of notes payable....................     1,314,766            --    4,625,509    4,768,134    2,953,890
  Debt issuance costs........................................            --            --     (300,000)    (300,000)          --
  Proceeds from line of credit...............................            --            --      343,890           --    2,234,000
  Proceeds from borrowings from related parties..............        25,000            --           --           --           --
  Payments on borrowings from related parties................       (29,049)     (227,936)     (45,030)     (21,572)          --
  Principal payments on capital lease obligations............       (11,842)      (21,282)     (17,839)      (1,897)      (5,382)
                                                               -------------  -----------  -----------  -----------  -----------
      Net cash provided by financing activities..............     2,224,254     6,690,186    4,723,487    4,444,665      438,919
                                                               -------------  -----------  -----------  -----------  -----------
      Net increase (decrease) in cash and cash equivalents...       392,225     2,922,226      (28,673)   1,923,613     (357,727)
Effect of exchange rate changes on cash and cash
  equivalents................................................            --            --      (11,084)          --      (38,783)
Cash and cash equivalents, beginning of period...............       666,611     1,058,836    3,981,062    3,981,062    3,941,305
                                                               -------------  -----------  -----------  -----------  -----------
Cash and cash equivalents, end of period.....................   $ 1,058,836   $ 3,981,062  $ 3,941,305  $ 5,904,675  $ 3,544,795
                                                               -------------  -----------  -----------  -----------  -----------
                                                               -------------  -----------  -----------  -----------  -----------
Supplemental cash flow information:
  Interest paid..............................................   $     8,219   $   281,693  $   310,615  $     5,924  $    69,073
  Income taxes paid..........................................            --        50,279       17,553        9,000           --
Supplemental schedule of non-cash investing and financing
  activities:
  Issuance of common stock for purchase of intangible
    asset....................................................   $        --   $        --  $   462,500  $        --  $        --
  Capital lease obligations incurred.........................         5,997            --           --           --           --
  Acquisition of businesses:
      Issuance of common stock...............................            --            --           --           --    1,143,750
      Forgiveness of receivables.............................            --            --           --           --      592,497

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                               TEN MONTHS
                                                 ENDED             YEAR ENDED            THREE MONTHS ENDED
                                              DECEMBER 31         DECEMBER 31,               MARCH 31,
                                              ------------  ------------------------  ------------------------
                                                  1996         1997         1998         1998         1999
                                              ------------  -----------  -----------  -----------  -----------
Net income (loss)...........................   $  137,151   $(2,044,729) $(1,816,702) $(1,361,568) $ 1,159,777

Other comprehensive income: foreign currency
  translation adjustment....................           --            --        1,205           --     (129,151)
                                              ------------  -----------  -----------  -----------  -----------

Comprehensive income (loss).................   $  137,151   $(2,044,729) $(1,815,497) $(1,361,568) $ 1,030,626
                                              ------------  -----------  -----------  -----------  -----------
                                              ------------  -----------  -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

    The Company designs, develops, manufactures and sells high technology dental equipment. The Company's primary existing product emphasis is on the manufacture and sale of a tooth curing and whitening device known as the "Apollo 95E." The Company also markets and sells a line of whitening products known as "Apollo Secret" for use in conjunction with the Apollo 95E, and in the second quarter of 1999 intends to introduce a line of composite resin materials known as "ASAP--Accelerated Solutions for Aesthetic Procedures." In addition, the Company continues to manufacture and sell intraoral camera systems, known as the "TeliCam II System," and "TeliCam Elite," and a multi-operatory intraoral camera system, known as the InTELInet, for use in connection with the TeliCam II System and TeliCam Elite.

    On February 2, 1998 the Company formed "DMDS, Ltd." a wholly owned subsidiary created under the laws of the United Kingdom. DMDS, Ltd. holds the assets acquired in 1997 from S.E.D., a company organized under the laws of France. In addition, the Company is marketing certain of its new products internationally through DMDS, Ltd.

2. BASIS OF PRESENTATION

    On February 5, 1997, the Company changed its fiscal year-end from a fiscal year ending on the nearest Saturday to February 28th to a December 31 fiscal year-end. The accompanying consolidated financial statements reflect the operating results of the Company for the fiscal years ended December 31, 1998 and 1997 and for the ten-month period from March 3, 1996 through December 31, 1996.

    The accompanying interim consolidated financial statements as of March 31, 1999, and for the three months ended March 31, 1998 and 1999 are unaudited. The interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of DMDS and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of the consolidated financial statements relate to the

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assessment of the carrying value of accounts receivable, inventories, and estimated provision for warranty costs. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

    The Company buys certain key components from one supplier or from a limited number of suppliers. Although there are a limited number of suppliers of the key components, management believes that other suppliers could provide similar components on comparable terms. Changes in key suppliers could cause delays in manufacturing and distribution of products and a possible loss in sales, which could adversely affect operating results.

    The Company has derived substantially all of its revenues from the sale of two product families. The Company believes that the inability to attract new customers, the loss of one or more of its major customers, a significant reduction in business from such customers, or the uncollectibility of amounts due from any of its larger customers, could have a material adverse affect on the Company.

REVENUE RECOGNITION

    The Company recognizes revenue from the sales of systems and supplies at the time of shipment, net of an allowance for estimated sales returns. The Company generally warranties its systems for one year. A provision for estimated future costs relating to warranty is recorded when systems are shipped.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are carried at standard costs which approximate the lower of actual cost (first-in; first-out) or market. Such amounts include the cost of materials and, when applicable, labor and overhead.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Capitalized leases are recorded at the lower of fair market value or the present value of future minimum lease payments, less accumulated amortization. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation and amortization of property and equipment sold or retired are removed from the accounts and the resulting gains or losses are included in current operations. Depreciation and amortization are provided on a straight line basis over the estimated useful lives of the related asset, or with respect to leasehold improvements and capital leases over the primary term of the lease, whichever is less, as follows:

Equipment and software, including capitalized leases...............  5 years
Furniture and fixtures.............................................  7 years
Leasehold improvements and tooling.................................  3 years

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PATENTS, TRADEMARKS AND OTHER INTANGIBLES

    Patents, trademarks and other intangibles are carried at cost less accumulated amortization which is calculated on a straight-line basis over the estimated useful lives of the assets, not exceeding 15 years. Accumulated amortization was $59,968 and $0 as of December 31, 1998 and 1997, respectively, and $76,264 as of March 31, 1999.

LONG-LIVED ASSETS

    The carrying value of long-lived assets is periodically reviewed by management, and impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying values.

ADVERTISING AND PROMOTION COSTS

    Production costs of future media advertising and costs of dental industry trade shows are deferred until the advertising or trade show occurs. All other advertising and promotion costs are expensed as incurred. Total advertising and promotion expenses incurred for the fiscal years ended December 31, 1998 and 1997, and for the ten-month period ended December 31, 1996, were $2,256,179, $1,528,203, and $1,008,879, respectively, and for the three months ended March 31, 1999 and 1998 were $638,950 and $557,212, respectively. Prepaid advertising and promotion costs at December 31, 1998 and 1997 were $376,316 and $214,667, respectively, and $679,860 at March 31, 1999.

RESEARCH AND DEVELOPMENT COSTS

    Costs related to research and development are expensed as incurred.

INCOME TAXES

    The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax currently payable for the period and the change during the period in deferred tax assets and liabilities.

STOCK-BASED EMPLOYEE COMPENSATION AWARDS

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for the Awards of Stock-Based Compensation to Employees" encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company has adopted the disclosure requirements of SFAS No. 123, which involves proforma disclosure of net income under SFAS No. 123, detailed descriptions of plan terms and assumptions used in valuing stock option grants. The Company has chosen to continue to account for stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. Also, at various times throughout the year, cash balances are maintained in excess of Federally insured deposit limits.

    For the fiscal years ended December 31, 1998 and 1997, and for the ten-month period ended December 31, 1996, international customers accounted for 40%, 24% and 19% of sales, respectively. At December 31, 1998 and 1997, international customers accounted for approximately 78% and 57% of accounts receivable, respectively. No customer accounted for more than 10% of revenues in any of the fiscal years presented. Five customers accounted for 54% of the Company's accounts receivable at December 31, 1998.

    For the three month periods ended March 31, 1999 and 1998, international customers accounted for 54% and 21% of sales, respectively. At March 31, 1999 and 1998, international customers accounted for approximately 78% and 51% of trade accounts receivable, respectively. For the three month period ended March 31, 1999 there was one customer who accounted for more than 10% of revenues. There were no customers that accounted for more than 10% of revenues for the three months ended March 31, 1998. Five customers accounted for 49% of the Company's accounts receivable at March 31, 1999.

    The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Estimated credit losses and returns have been provided for in the financial statements.

    The majority of the Company's current customers consist of dental professionals and independent distributors. Certain of the dental professionals lease the Company's products through third party leasing companies. Under the terms of the sales, the leasing companies have no recourse against the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires disclosure of fair value information about all financial instruments held by a company except for certain excluded instruments and instruments for which it is not practical to estimate fair value. The carrying value of the Company's financial instruments approximates their fair value.

COMPUTATION OF EARNINGS PER SHARE

    The Company adopted SFAS No. 128; "Earnings Per Share" for the year ended December 31, 1997, and has reported earnings per common share for all periods presented in accordance with the new standard. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share assuming dilution is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares related to stock options and stock warrants are excluded from the computation when their effect is antidilutive.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPREHENSIVE INCOME

    In January 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    No tax effect has been allocated to the foreign currency translation adjustment for the periods presented.

    The following is a reconciliation of accumulated other comprehensive income balance for the year ended December 31, 1998 and for the three months ended March 31, 1999.

                                                                           1998        1999
                                                                         ---------  -----------
Beginning balance......................................................  $      --  $     1,205
Current period change..................................................      1,205     (129,151)
                                                                         ---------  -----------
Ending balance.........................................................  $   1,205  $  (127,946)
                                                                         ---------  -----------
                                                                         ---------  -----------

FOREIGN CURRENCY

    Financial statements of foreign subsidiaries are translated in to US dollars using the exchange rate at the balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. The effect of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into US dollars are accumulated as a separate component of shareholders' equity. Gains (losses) resulting from foreign currency transactions are included in the statement of operations and amounted to ($69,726) for the year ended December 31, 1998 and ($53,126) for the three months ended March 31, 1999.

RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform with current year presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In 1998, the Company adopted SFAS No. 131. "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about
products and services, geographic areas and major customers.   The adoption of
SFAS No. 131 did not affect the results of operations or financial position but did affect the disclosure of segment information (see "Segment Information").

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

4. RELATED PARTY TRANSACTIONS

    From December 1995 through February 1996, Robert H. Gurevitch, Chairman of the Board and Chief Executive Officer of the Company, and Boston Marketing Company, Ltd. ("Boston Marketing"), an affiliate of Hiroki Umezaki, a former Director of the Company, loaned the Company an aggregate of $377,015. The Promissory Notes evidencing such loans bear interest at 6% per annum and were originally payable within six months. On February 26, 1996, the Company repaid $50,000 to each of Mr. Gurevitch and Boston Marketing. In November 1996, Mr. Gurevitch and Boston Marketing each agreed to extend the term of their respective notes. On May 23, 1997, Boston Marketing was paid the remaining principal balance of $150,000 of its loan plus the accrued interest of $3,526. Mr. Gurevitch was paid $25,000 on July 10, 1997; $26,850 on October 22, 1997; $5,000 on October 30, 1997; $13,787 on November 1, 1997; and $3,447 on December
1, 1997; $3,447 on January 1, 1998; $5,319 on February 1, 1998; $12,806 on
February 19, 1998; $3,447 on April 1, 1998; $1,341 on May 1, 1998; $3,512 on May
18, 1998; $3,976 on June 3, 1998; $81 on June 17, 1998; and the balance was paid during the third quarter of 1998.

    On May 27, 1997, the Company loaned Dewey Perrigo, Vice President of Sales of the Company, and Andrea Niemiec-Perrigo, an employee of the Company, $126,000 for the purpose of buying a home. The Promissory Notes evidencing such loans bear interest at prime plus .25% (8.0% at December 31, 1998), and are due and payable on May 27, 1999. On August 19, 1998, a principal payment of $56,000 and an interest payment of $6,152 were made leaving a loan balance of $70,000.

5. INVENTORIES

    Inventories consisted of the following:

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1998
                                                     ------------  ------------   MARCH 31,
                                                                                     1999
                                                                                 ------------
                                                                                 (UNAUDITED)
Raw materials......................................   $1,387,695    $2,313,810   $  3,138,858
Work in process....................................      555,049       874,002        611,375
Finished goods.....................................      953,526     2,371,939      2,673,097
                                                     ------------  ------------  ------------
                                                      $2,896,270    $5,559,751   $  6,423,330
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consisted of the following:

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1998
                                                     ------------  ------------   MARCH 31,
                                                                                     1999
                                                                                 ------------
                                                                                 (UNAUDITED)
Prepaid advertising and industry trade show fees...   $  214,667    $  376,316   $    679,860
Prepaid inventory..................................           --       220,219        193,332
VAT recoverable....................................           --       321,254        509,152
Other..............................................      174,394       414,638        640,327
                                                     ------------  ------------  ------------
                                                      $  389,061    $1,332,427   $  2,022,671
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

7. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                         DECEMBER 31,  DECEMBER 31,
                                                                             1997          1998
                                                                         ------------  ------------   MARCH 31,
                                                                                                         1999
                                                                                                     ------------
                                                                                                     (UNAUDITED)
Equipment and software, including $112,853 of capitalized leases at
  December 31, 1998 and 1997 and March 31, 1999........................   $  569,729    $1,128,919   $  1,277,072
Furniture and fixtures.................................................      135,034       295,360        369,211
Leasehold improvements.................................................       44,222        47,251         49,178
                                                                         ------------  ------------  ------------
                                                                             748,985     1,471,530      1,695,461
Less accumulated depreciation and amortization, including $45,142,
  $22,571 and $62,966 relating to capitalized leases at December 31,
  1998 and 1997 and March 31, 1999.....................................     (195,866)     (474,590)      (528,884)
                                                                         ------------  ------------  ------------
                                                                          $  553,119    $  996,940   $  1,166,577
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

8. INTANGIBLE ASSETS

    Intangible assets consisted of the following:

                                                                         DECEMBER 31,  DECEMBER 31,
                                                                             1997          1998
                                                                         ------------  ------------   MARCH 31,
                                                                                                         1999
                                                                                                     ------------
                                                                                                     (UNAUDITED)
Covenants not to compete...............................................   $       --    $       --   $  1,671,435
Patents and trademarks.................................................       86,950       395,905        384,285
License agreements.....................................................           --       462,500        462,500
                                                                         ------------  ------------  ------------
                                                                              86,950       858,405      2,518,220
Less accumulated amortization..........................................           --       (59,968)       (76,264)
                                                                         ------------  ------------  ------------
                                                                          $   86,950    $  798,437   $  2,441,956
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

    On October 2, 1998, the Company acquired the exclusive worldwide license agreement for certain tooth whitening products from Chrysalis Dental, Inc. through the issuance of 100,000 shares of common stock.

    On March 1, 1999, the Company acquired two businesses. The amounts allocated to covenants not to compete are being amortized over the 3 year terms of the agreements. See Note 19.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

9. ACCRUED LIABILITIES

    Accrued liabilities consisted of the following:

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1998
                                                     ------------  ------------   MARCH 31,
                                                                                     1999
                                                                                 ------------
                                                                                 (UNAUDITED)
Accrued commissions................................   $  223,750    $  362,019   $    178,148
Accrued warranty...................................       84,730        85,000         94,712
Accrued salaries and wages.........................       82,112        84,661        139,067
Accrued interest...................................        5,965       161,488             --
Income taxes payable...............................           --       124,452        296,047
Deferred revenue...................................        1,200        32,866         66,847
Accrued advertising................................           --        78,983             --
Accrued vacation...................................       66,911        64,225         78,747
Accrued development payments.......................      350,000            --             --
Other..............................................      202,505       246,370        363,485
                                                     ------------  ------------  ------------
                                                      $1,017,173    $1,240,064   $  1,217,053
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

10. BORROWINGS UNDER LINE OF CREDIT

    On July 1, 1997, the Company finalized a credit agreement with Comerica Bank ("Comerica") extending up to a $2,000,000 line of credit to the Company, collateralized by a first priority security interest in the Company's assets and by an assignment of the Company's rights under the Boston Marketing Distribution Agreement. The credit facility bears interest at the rate of prime plus .25% per annum (8.00% at December 31, 1998). All borrowings under the facility are subject to a formula based, generally, on accounts receivable and inventory. No amounts were outstanding under this line of credit at December 31, 1998.

    On December 10, 1997, the Company finalized a second agreement with Comerica Bank ("Comerica") extending up to a $500,000 line of credit to the Company for capital expenditures, collateralized by a first priority interest in the Company's assets. The credit facility bears interest at a rate of prime plus .5% per annum (8.25% at December 31, 1998). The line expired on December 10, 1998, at which time the principal balance began to amortize over a thirty-six (36) month period. Borrowings are at 80% of the capital expenditure. At December 31, 1998, $343,890 was outstanding under this line of credit.

    On January 4, 1999, the Company replaced its credit agreements with Comerica with a $6,950,000 facility with Imperial Bank ("Imperial"). The Imperial facility comprises a $2,500,000 fixed rate non-revolving line of credit due May 31, 2000; a $4,000,000 variable rate revolving line of credit loan due May 31, 2000; and a $450,000 variable interest rate loan repayable in 16 monthly installments. The facilities are collateralized by the assets of the Company. The Company intends to use the credit facilities, when needed, for working capital, capital expenditures and general corporate purposes. On January 21, 1999, the Company borrowed against the Imperial facility to repay the balance owing on the Comerica capital credit line of $343,890 plus accrued interest of $1,120. On January 25, 1999, the Company borrowed against the Imperial facility to repay the $4,500,000 12% Senior Subordinated Notes plus accrued interest of $189,000. At March 31, 1999, the outstanding borrowings under the Imperial facility were $5,150,066, including $2,234,000 under the revolving line of credit.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

11. NOTES PAYABLE:

    Notes payable consisted of the following:

                                                                                       DECEMBER 31,
                                                                                           1998
                                                                                       -------------   MARCH 31,
                                                                                                          1999
                                                                                                      ------------
                                                                                                      (UNAUDITED)
$4,500,000 12% Senior Subordinated Notes due March 19, 1999, net of unamortized
  discount of $348,435...............................................................  $   4,151,565  $         --
Notes payable to certain individuals bearing interest at 12% at December 31, 1998.
  Due on demand prior to December 2000...............................................        125,940       122,244
$450,000 variable interest rate note with Imperial Bank repayable in 16 monthly installments through May 30, 2001 bearing interest at the bank's prime rate (7.75%
  at March 31, 1999).................................................................             --       416,066
$2,500,000 fixed rate non-revolving line of credit due May 31, 2000 bearing interest
  at 6.9%............................................................................             --     2,500,000
                                                                                       -------------  ------------
                                                                                           4,277,505     3,038,310
      Less current portion...........................................................     (4,277,505)     (273,541)
                                                                                       -------------  ------------
      Long-term portion..............................................................  $          --  $  2,764,769
                                                                                       -------------  ------------
                                                                                       -------------  ------------

12. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases two facilities under operating leases that expire in 1999 and 2000. The leases require the Company to pay taxes, maintenance fees, and insurance and provide for periodic increases based on a published price index. The Company also leases certain equipment under capital leases which expire in 2000 and has the right to purchase the underlying equipment at the termination of the leases for its fair market value. Rent expense for all operating leases was approximately $189,000, $132,000 and $102,000 for the fiscal years ended December 31, 1998 and 1997 and for the ten-month period ended December 31, 1996, respectively. The two non-cancelable leases are guaranteed by Robert H. Gurevitch, Chief Executive Officer and Chairman of the Board of the Company.

    The aggregate liability for future rentals under lease agreements with noncancelable lease terms in excess of one year as of December 31, 1998, is summarized as follows:

                                                                          CAPITAL   OPERATING
YEAR ENDED DECEMBER 31                                                    LEASES      LEASES
-----------------------------------------------------------------------  ---------  ----------
1999...................................................................  $  25,672  $   76,308
2000...................................................................     22,539      69,949
                                                                         ---------  ----------
                                                                            48,211  $  146,257
                                                                                    ----------
                                                                                    ----------
Less amounts representing:
  Interest.............................................................      2,836
  Current portion......................................................     22,440
                                                                         ---------
Long-term portion......................................................  $  22,935
                                                                         ---------
                                                                         ---------

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
DISTRIBUTION AGREEMENTS

    Effective October 1, 1996, the Company amended its distribution agreement ("BMC Distribution Agreement") with Boston Marketing, a licensed distributor of the Teli manufactured CCD chip which includes the Teli CCU processor. Pursuant to the BMC Distribution Agreement, the Company has the exclusive right (i) to market certain Teli manufactured CCD chip assemblies with CCU processors (model numbers CS6110 S/B with Frame Grabber, CS6110 P S/B with Frame Grabber and the CS6110 S/B without Frame Grabber (each a "Teli Unit" and collectively the "Teli Units")) to the dental market, and (ii) to use the "TeliCam" trademark. The Teli Units are key components of the Company's intraoral digital cameras. The BMC Distribution Agreement has a five-year initial term. The Company has agreed to purchase a minimum of 2,500 Teli Units per year for each of the five years, at an initial price of $750 per Teli Unit. The Boston Marketing Distribution Agreement is terminable by Boston Marketing if the Company fails to meet its annual minimum purchase obligation. The term of the BMC Distribution Agreement may be extended by mutual agreement of the Company and Boston Marketing for an additional five year term.

    On October 10, 1997, the Company entered into an agreement with Suni Imaging Microsystems, Inc. ("Suni") to develop digital x-ray technology for incorporation into systems for the dental market. The Company has obtained exclusive rights to market products to the dental market incorporating certain digital x-ray technology developed by Suni. Suni will retain the rights to developed microchip technology underlying the x-ray system it develops for us. The Company will determine whether or not to proceed with the marketing of such products based upon the results of the development.

    Under the agreement with Suni, the Company was required to pay a non refundable fee of $875,000 to Suni to develop technology for a digital x-ray system for the dental market. This non-refundable fee was charged to research and development expense during the year ended December 31, 1997. If the initial prototype developed subsystem is not accepted by the Company, the fee is not refundable to the Company and the Company is under no obligation to pay any additional development fees or financial penalties to Suni. If the initial prototype subsystem is accepted by the Company, upon acceptance of the final prototype subsystem, the Company is obligated to pay an additional development fee of $375,000. Through December 31, 1998, only the initial portion of the fee ($875,000) has been paid to Suni. The remaining $375,000 is expected to be paid upon acceptance in 1999 of the final prototype developed subsystem. Under the terms of the agreement, the Company will also be required to pay a per unit royalty on each licensed product sold.

    On October 2, 1998, the Company entered into an agreement with Chrysalis Dental, Inc. to acquire the exclusive worldwide license agreement for certain new tooth whitening products ("New Products"). Pursuant to the terms of the agreement the Company is required to pay minimum annual royalties of $150,000 during the term of the agreement. Should the Company fail to make the minimum annual royalty payments after December 31, 2000, the Company shall have the option to convert the exclusive agreement to a non-exclusive agreement and thereafter forego payment of the minimum annual royalties. The Company is also required to pay an earned royalty of 7% on the net sales of the New Products by the Company in excess of the minimum payments, unless after five years of the date of agreement no patent has been issued and no application is pending covering the new products, then the royalty rate will be reduced to 4%.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

13. CAPITAL TRANSACTIONS

    On May 30, 1996, the Company completed the sale of a total of 422,219 shares of its common stock to six foreign investors. Each share was sold at a price of $2.58 per share and, consequently, the Company raised approximately $1,055,000 from the sale, net of related expenses of approximately $34,000.

    On November 27, 1996, the Company raised approximately $1,314,000, net of issuance costs of $285,000, through a private placement of 32 Units to certain accredited investors. Each Unit consisted of a secured promissory note in the principal amount of $50,000 ("Bridge Note") and a warrant to purchase 18,750 shares of Common Stock ("Bridge Warrant") at a purchase price of $2.67 per share. The Notes bore interest at a rate of 10% per annum and the principal and all accrued interest were payable upon the earliest to occur of: (a) May 27, 1998; (b) certain change in control events effecting the Company; (c) a public offering of the Company's securities; or (d) the sale by the Company's Chief Executive Officer of all or substantially all of his holdings of the Common Stock. Upon the happening of certain events the holders of the Notes had the right to convert the outstanding balances of their Notes into shares of the Common Stock at a rate of $2.67 per share. The Warrants were first exercisable on November 27, 1997 and expire on November 27, 2002. As a result of the warrants, these notes were discounted by $259,103, which amount was being amortized over the term of the notes. The Bridge Warrants were converted into 1,600,000 Redeemable Common Stock Purchase Warrants upon closing of the Company's Offering on May 14, 1997.

    On May 14, 1997, the Company closed a secondary offering of 2,070,000 shares of common stock. Each share of common stock included one redeemable warrant to purchase one share of common stock at a purchase price of $5.00. This offering resulted in gross proceeds of $10,350,000 less expenses of approximately $2,075,858 for net proceeds of approximately $8,274,142. In addition, the underwriter to the secondary offering received an option to purchase 180,000 shares of common stock and/or 180,000 warrants at a purchase price of $4.95 per share and $0.55 per warrant. Further, approximately $1,600,000 of the net proceeds were used to repay the principal on the Bridge Notes plus an additional $100,000 was used to pay off accrued interest. The Bridge Notes consisted of secured convertible promissory notes in the aggregate principal amount of $1,600,000 bearing interest at 10% per annum and were payable the earlier of May 27, 1998 or consummation of the offering. The Bridge Warrants were automatically converted at the date of the secondary offering. Approximately $224,000 was used to repay loans from related parties. The remaining net proceeds have or will be used for product development, acquisition, and to repay the remaining loans from related parties, and working capital and general corporate purposes.

    On September 17, 1997, the Company issued 50,000 shares of Common Stock to DMD NV, the Company's licensed exclusive distributor of the TeliCam system in Europe, in exchange for termination of DMD NV's exclusive distribution rights in Europe. The market value of the Common Stock issued was $256,250.

    On March 2, 1998, the Company entered into an agreement with accredited investors and institutional purchasers for the private placement (the "Debt Placement") of its 12% Senior Subordinated Notes due 1999, and 450,000 warrants (the "1998 Warrants"). The Debt Placement was consummated on March 19, 1998. The 1998 Warrants are (i) exercisable commencing on May 15, 1998, and for five years thereafter for the purchase of one share of Common Stock per Warrant; and (ii) at an exercise price of $5.812 per share. The Senior Subordinated Notes (i) bear interest payable semi-annually at a rate of 12% per annum; (ii) mature on the first anniversary of the date of issuance;

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

13. CAPITAL TRANSACTIONS (CONTINUED)
and (iii) may be repaid by the Company prior to maturity at one hundred and two (102%) percent of the amount of the unpaid principal plus interest due as of the date of repayment. As a result of the warrant issuance, the Senior Subordinated Notes were discounted by approximately $1,620,000, which is being amortized over the term of the Notes. On September 16, 1998, accrued interest of $270,000 was paid to the Note holders in accordance with the Debt Placement agreement. On January 27, 1999, the Company repaid the Senior Subordinated Notes, in full, plus $189,000 of accrued interest.

14. STOCK OPTIONS AND WARRANTS

    In March 1997, the Company's Board of Directors approved the "1997 Stock Incentive Plan." Under the plan, incentive stock options and non-statutory stock options may be granted to employees, directors, and consultants to purchase a specified number of shares of common stock at a price not less than the fair market value on the date of grant and for a term not to exceed 10 years. Options for employees generally vest over a period of 5 years. The maximum number of shares authorized for grants of options under the 1997 Stock Incentive Plan at December 31, 1998 is 700,000.

    SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized for the Company's stock based compensation plans. Had compensation costs for the Company's stock option plan (for options granted in the years ended December 31, 1998 and 1997, and in the ten-month period ended December 31, 1996, only) been determined based upon the methodology prescribed under SFAS No. 123, the Company's net income (loss) would approximate the pro forma amounts below:

YEAR ENDED DECEMBER 31, 1998:                                      AS REPORTED     PRO FORMA
----------------------------------------------------------------  -------------  -------------
Net income/(loss)...............................................  $  (1,816,702) $  (2,215,967)
Net income/(loss) per share (basic and diluted).................  $        (.35) $        (.43)


YEAR ENDED DECEMBER 31, 1997:                                      AS REPORTED     PRO FORMA
----------------------------------------------------------------  -------------  -------------
Net income/(loss)...............................................  $  (2,044,729) $  (2,180,726)
Net income/(loss) per share (basic and diluted).................  $        (.47) $        (.50)

TEN-MONTH PERIOD ENDED DECEMBER 31, 1996:                          AS REPORTED     PRO FORMA
----------------------------------------------------------------  -------------  -------------
Net income/(loss)...............................................  $     137,151  $    (158,129)
Net income/(loss) per share (basic and diluted).................  $         .05  $        (.05)

    The fair value of options granted during 1998, 1997 and 1996 is estimated as $970,215, $1,278,280 and $295,280, respectively, on the dates of grants using the Black-Scholes option pricing model. The following assumptions were used for 1998, 1997 and 1996: (i) risk-free interest rate of 4.82%, 6.33% and 6.85%, respectively (ii) expected option life of 5 years, (iii) forfeiture rate of 0,
(iv) expected volatility of 72.6%, 68.73% and 143%, respectively and (v) no expected dividends.

    The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1996.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

14. STOCK OPTIONS AND WARRANTS (CONTINUED)
    A summary of the status of the Company's stock options as of December 31, 1998, 1997 and 1996, and the changes during the years ended December 31, 1998 and 1997, and the ten-month period ended December 31, 1996, is presented below:

                                                                        WEIGHTED        WEIGHTED
                                                                         AVERAGE         AVERAGE
                                                         NUMBER OF       OPTION        GRANT DATE
                                                          SHARES     EXERCISE PRICE    FAIR VALUE
                                                        -----------  ---------------  -------------
Outstanding at March 2, 1996..........................          --      $      --
  Granted.............................................     139,943           2.63       $    2.11
  Exercised...........................................          --             --
                                                        -----------         -----
Options outstanding at December 31, 1996..............     139,943           2.63
  Granted.............................................     471,691           3.79            2.71
  Canceled............................................        (513)          2.95
  Exercised...........................................     (10,240)           .88
                                                        -----------         -----
Options outstanding at December 31, 1997..............     600,881           3.63
  Granted.............................................     362,950           4.20            2.67
  Canceled............................................     (32,108)          4.85
  Exercised...........................................     (39,917)          2.93
                                                        -----------         -----
Options outstanding at December 31, 1998..............     891,806      $    4.15
                                                        -----------         -----
                                                        -----------         -----
  Options exercisable at December 31, 1998............     279,367      $    3.27
  Options available for future grant..................      54,858

                                  OPTIONS OUTSTANDING
               ----------------------------------------------------------
                                                                                     OPTIONS EXERCISABLE
  RANGE OF                             WEIGHTED AVERAGE                    ---------------------------------------
  EXERCISE     NUMBER OUTSTANDING AT      REMAINING      WEIGHTED AVERAGE   NUMBER OUTSTANDING   WEIGHTED AVERAGE
    PRICE        DECEMBER 31, 1998     CONTRACTUAL LIFE   EXERCISE PRICE   AT DECEMBER 31, 1998   EXERCISE PRICE
-------------  ----------------------  ----------------  ----------------  --------------------  -----------------
   $0.88-2.93           178,357            2.25 years    $2.34                     178,717           $    2.34
   $4.00-4.50           385,950            8.79 years    $4.08                      36,000           $    4.50
  $5.00-5.875           327,499            8.77 years    $5.22                      64,650           $    5.15
                        -------                                                    -------
                        891,806                                                    279,367
                        -------                                                    -------
                        -------                                                    -------


    For the three months ended March 31, 1999, options to purchase 33,000 shares of common stock at an exercise price of $7.88 per share were granted by the Company, and options to purchase 30,000 shares of common stock at exercise prices ranging from $4.50 to $5.87 per share were exercised.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

14. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The following is a summary of warrants outstanding at December 31, 1998 and March 31, 1999:

 NUMBER OF COMMON SHARES
     UNDER WARRANTS        EXERCISE PRICE      EXPIRATION DATE
-------------------------  ---------------  ----------------------
           450,000            $    5.81     May 15, 2003
           180,000                 5.55     May 14, 2002
         2,070,000                 5.00     May 14, 2002
         1,600,000                 5.00     November 27, 2002
        ----------
         4,300,000
        ----------
        ----------

15. INCOME TAXES

    The income tax expense (benefit) for the fiscal years ended December 31, 1998 and 1997, and for the ten-month period ended December 31, 1996 is as follows:

                                                              1996        1997        1998
                                                           ----------  ----------  ----------
Current:
  Federal................................................  $  132,570  $  113,299  $       --
  State..................................................      36,000      40,012       1,600
  Foreign................................................          --          --     128,159
                                                           ----------  ----------  ----------
                                                              168,570     153,311     129,759

Deferred:
  Federal................................................     (67,000)         --          --
  State..................................................     (23,000)         --          --
                                                           ----------  ----------  ----------
Total....................................................  $   78,570  $  153,311  $  129,759
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The Company's effective tax rate for the fiscal years ended December 31, 1998 and 1997, and for the ten-month period ended December 31, 1996 differs from the statutory federal income tax rate as follows:

                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Tax provision at the statutory rate.............................       34.0%     (34.0)%     (34.0)%
Nondeductible expenses..........................................       10.0        2.0         --
State taxes, net of federal benefit.............................       14.0       (6.0)      (7.1)
Research and development credit.................................         --       (5.0)        --
Establishment of valuation allowance............................         --       52.0         --
Increase (reduction) in deferred asset valuation allowance......      (27.0)        --       43.2
Foreign taxes...................................................         --         --        2.3
Other...........................................................        5.0        0.3        3.3
                                                                  ---------  ---------  ---------
                                                                       36.0%       9.3%       7.7%
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

15. INCOME TAXES (CONTINUED)
    The components of the net deferred taxes are as follows:

                                                   DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                       1996          1997           1998
                                                   ------------  -------------  -------------
Deferred Tax Assets:
  Inventory reserves.............................   $   28,300   $      39,000  $      64,600
  Warranty accrual...............................       22,600          33,000         33,900
  Allowance for doubtful accounts................       37,900          20,700          8,300
  Net operating loss carryforwards...............           --       1,029,700      1,625,000
  Research and development credits...............           --         100,000        171,800
  Accrued vacation...............................           --          24,100         25,600
  Fixed assets...................................           --          31,400         (7,800)
  Intangible assets..............................           --              --       (127,000)
  State tax credits..............................           --              --       (111,500)
  Other..........................................        1,200          17,100         81,500
  Valuation allowance............................           --      (1,295,000)    (1,764,400)
                                                   ------------  -------------  -------------
                                                    $   90,000   $          --  $          --
                                                   ------------  -------------  -------------
                                                   ------------  -------------  -------------

    As a result of the Company's recent loss history, a valuation allowance has been recorded for the full amount of the Company's deferred tax asset at December 31, 1997 and 1998.

    The Company has federal and state tax net operating loss carryforwards of $3,852,000 and $3,742,000, respectively, which begin to expire in 2012 and 2002, respectively.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

16. EARNINGS PER SHARE

    The following table provides a reconciliation of the numerators and denominators of the basic and diluted per-share computations for the years ended December 31, 1998 and 1997, for the ten-month period ended December 31, 1996, and for the three months ended March 31, 1999 and 1998:

                                                                             INCOME         SHARES       PER-SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                          -------------  -------------  -----------
For the year ended December 31, 1998:
  Basic earnings per share..............................................  $  (1,816,702)    5,151,614    $    (.35)
  Effect of dilutive securities--stock options and warrants.............             --            --           --
                                                                          -------------  -------------       -----
  Diluted earnings per share............................................  $  (1,816,702)    5,151,614    $    (.35)
                                                                          -------------  -------------       -----
                                                                          -------------  -------------       -----
For the year ended December 31, 1997:
  Basic earnings per share..............................................  $  (2,044,729)    4,341,498    $    (.47)
  Effect of dilutive securities--stock options and warrants.............             --            --           --
                                                                          -------------  -------------       -----
  Diluted earnings per share............................................  $  (2,044,729)    4,341,498    $    (.47)
                                                                          -------------  -------------       -----
                                                                          -------------  -------------       -----
For the ten months ended December 31, 1996:
  Basic earnings per share..............................................  $     137,151     2,893,298    $     .05
  Effect of dilutive securities--stock options and warrants.............             --       125,915           --
                                                                          -------------  -------------       -----
  Diluted earnings per share............................................  $     137,151     3,019,213    $     .05
                                                                          -------------  -------------       -----
                                                                          -------------  -------------       -----
For the three months ended March 31, 1999:
  Basic earnings per share..............................................  $   1,159,777     5,321,027    $     .22
  Effect of dilutive securities--stock options and warrants.............             --     1,705,943         (.05)
                                                                          -------------  -------------       -----
  Diluted earnings per share............................................  $   1,159,777     7,026,970    $     .17
                                                                          -------------  -------------       -----
                                                                          -------------  -------------       -----
For the three months ended March 31, 1998:
  Basic earnings per share..............................................  $  (1,361,568)    5,115,777    $    (.27)
  Effect of dilutive securities--stock options and warrants.............             --            --           --
                                                                          -------------  -------------       -----
  Diluted earnings per share............................................  $  (1,361,568)    5,115,777    $    (.27)
                                                                          -------------  -------------       -----
                                                                          -------------  -------------       -----

    The computation for diluted number of shares excludes unexercised stock options and warrants that are anti-dilutive. The number of such shares for the years ending December 31, 1998 and 1997, the ten-month period ended December 31, 1996 and for the three month periods ended March 31, 1999 and 1998 were 5,372,806, 4,580,881, 830,395, 33,000 and 5,026,987, respectively.

17. EXTRAORDINARY ITEM AND NON-RECURRING CHARGE

    On May 14, 1997, the Company repaid the $1,600,000 principal amount Bridge Notes in connection with the Company's Offering. An extraordinary charge of $234,149 (net of tax benefit of $143,511) was incurred for the early extinguishment of those notes.

    On September 17, 1997, the Company repurchased the exclusive distribution rights of its products into the European market from an independent distributor for 50,000 shares of common stock. This resulted in a non-recurring charge of $256,250.

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

18. SEGMENT INFORMATION

    The Company operates in one segment--dental medical equipment which, at December 31, 1998, comprised three main products: TeliCam Systems--an intraoral camera and dental networking system; Apollo 95E tooth whitening and curing system; and other accessories including the Apollo Secret whitening product. Accordingly no separate segment information is provided other than Enterprise Wide disclosures as required by SFAS No. 131.

    The following are sales by product lines for the year ended December 31, 1998:

                                                                                     1998
                                                                                 -------------
Apollo 95E.....................................................................  $  11,125,629
TeliCam........................................................................      6,555,540
Other..........................................................................      1,546,629
                                                                                 -------------
                                                                                 $  19,227,798
                                                                                 -------------
                                                                                 -------------

    Sales for the year ended December 31, 1997 and for the ten-month period ended December 31, 1996 consisted primarily of TeliCam sales.

    The Company ships products from its operations in the US and Europe. The following are sales by its US and European locations for the years ended December 31, 1998 and 1997 and the ten-month period ended December 31, 1996:

                                                   1996           1997           1998
                                               -------------  -------------  -------------
Sales by geography:
  United States..............................  $  11,673,102  $  16,087,208  $  13,182,354
  Europe.....................................             --             --      6,045,444
                                               -------------  -------------  -------------
                                               $  11,673,102  $  16,087,208  $  19,227,798
                                               -------------  -------------  -------------
                                               -------------  -------------  -------------

    The following is long-lived asset information by geographic area as of December 31, 1998 and 1997:

                                                                         DECEMBER 31
                                                                 ----------------------------
                                                                     1997           1998
                                                                 -------------  -------------
Long Lived assets:
  United States................................................  $     553,119  $     866,950
  Europe.......................................................             --        129,990
                                                                 -------------  -------------
                                                                 $     553,119  $     996,940
                                                                 -------------  -------------
                                                                 -------------  -------------

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

18. SEGMENT INFORMATION (CONTINUED)
    The following are sales by product lines for the three month periods ended March 31, 1999 and 1998:

                                                                     1998           1999
                                                                 -------------  -------------
TeliCam........................................................  $   1,615,769  $   1,600,903
Apollo 95E.....................................................        298,134      8,324,448
Other..........................................................        196,628        289,134
                                                                 -------------  -------------
                                                                 $   2,110,531  $  10,214,485
                                                                 -------------  -------------
                                                                 -------------  -------------

    The following are sales by the Company's US and European locations for the three months ended March 31, 1999 and 1998:

                                                                     1998           1999
                                                                 -------------  -------------
Sales by geography:
  United States................................................  $   1,812,381  $   7,231,348
  Europe.......................................................        298,150      2,983,137
                                                                 -------------  -------------
                                                                 $   2,110,531  $  10,214,485
                                                                 -------------  -------------
                                                                 -------------  -------------

    The following is long-lived asset information by geographic area as of March 31, 1999 and 1998:

                                                                             MARCH 31,
                                                                      ------------------------
                                                                         1998         1999
                                                                      ----------  ------------
Long Lived assets:
  United States.....................................................  $  572,222  $    939,263
  Europe............................................................          --       227,314
                                                                      ----------  ------------
                                                                      $  572,222  $  1,166,577
                                                                      ----------  ------------
                                                                      ----------  ------------

19. SUBSEQUENT EVENTS

    On March 1, 1999, DMDS, Ltd. purchased the assets of DMD Germany, an independent company organized under the laws of Germany, for a purchase price consisting of 100,000 shares of the common stock of the Company (with a fair value of $762,500) and forgave receivables of $362,041. DMD Germany's sole business was the sale and distribution of the Company's products in Germany. The assets that DMDS, Ltd. purchased include the business (as a going concern), customer lists, goodwill, the benefit of the lease and other contracts with third parties and all other items of whatever nature owned by DMD Germany and used in the conduct of the business of DMD Germany. Under the terms of the agreement, if DMD Germany generates greater than (1) $4 million in revenues, or
(2) Apollo and/or TeliCam unit sales of at least 780 units during the first year under the agreement, the Company shall pay contingent consideration equal to the difference between $1.6 million and the market value of 100,000 shares of common stock. The Company also entered into an employment agreement with Ralf Muller, the General Manager of DMD Germany. The Company intends to continue the business of DMD Germany as currently operated. The Company purchased the assets of DMD Germany for the purpose of increasing its revenues and the margins on products sold in Germany.

    On March 1, 1999, DMDS, Ltd. purchased the assets of Midas, Ltd., an independent company organized under the laws of the United Kingdom, for a purchase price consisting of 50,000 shares of

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

19. SUBSEQUENT EVENTS (CONTINUED)
the common stock of the Company (with a fair value of $381,250) and forgave receivables of $230,456. Midas, Ltd.'s primary business was the sale and distribution of the Company's products in the United Kingdom. The assets that DMDS, Ltd. purchased include the business (as a going concern), customer lists, goodwill, the benefit of the lease and other contracts with third parties and all other items of whatever nature owned by Midas, Ltd. and used in the conduct of the business of Midas, Ltd. The Company also entered into a non-compete agreement with Sostre NV, the entity that has distributed the Company's products for Midas, Ltd. The Company intends to continue the business of Midas, Ltd. substantially as currently operated. The Company purchased the assets of Midas, Ltd. for the purpose of increasing its revenues and the margins on products sold in the UK.

    No pro forma financial information has been presented for these two acquisitions as they are immaterial to the consolidated financial statements of the Company.


    On March 17, 1999, the Company entered into a manufacturing agreement with Suni under which Suni will assemble, test and package the Company's digital x-ray system incorporating the digital x-ray technology developed by Suni for the Company. The Company is currently working with Suni to produce a digital x-ray system that meets the Company's specifications. While the Company believes that an acceptable device will be manufactured, no assurance can be given that Suni will be able to produce a product which will meet the Company's specifications. Under the agreement, which has a three year term, the Company has guaranteed payment in full for at least 3,000 units per year and has agreed to place orders for at least 750 units per quarter. The Company has also agreed to fulfill all of its requirements for the x-ray product from Suni during the term of the agreement. The Company intends to begin introducing the digital x-ray system for sale domestically in the third quarter of 1999.

 INFORMATION CONCERNING THE PUBLIC OFFERING IN BELGIUM AND GENERAL INFORMATION
                        FOR EASDAQ AND BELGIAN INVESTORS


    This section contains the additional information that we are required to provide in connection with dual listings on the Nasdaq National Market System and the European Association of Securities Dealers Automated Quotation in accordance with the Easdaq Rule Book and for the purpose of the public offering in Belgium in accordance with the Belgian public offer regulations.


    At May 20, 1999, the exchange rate of the ECU/euro to the U.S. Dollar was approximately 1.0630 US Dollar to 1.00 Euro.

APPROVAL BY THE BELGIAN BANKING AND FINANCE COMMISSION--"CBF"


    Our prospectus was approved by the CBF on May 28, 1999 in accordance with
Article 29ter, Section1 of the Royal Decree no. 185 of July 9, 1935 and Article 11 of the Royal Decree of October 31, 1991 on the prospectus to be published for public offers of securities. This approval does not imply any judgement on the appropriateness or the merits of this offering, our common stock nor of the situation of our company or the selling stockholder. The notice prescribed by
Article 29, Section1 of the Royal Decree no. 185 of July 9, 1935 will appear in the financial press on or prior to the date of the start of this offering.


    The public offering of our common stock in Belgium has been authorized by the Minister of Finance under article 4 of the Law of December 4, 1990 on the financial transactions and the financial markets.


PUBLICATION INFORMATION


    Companies approved for trading on Easdaq are required to publish relevant financial information and other information regularly and to keep the public informed of all events likely to affect the market price of their securities. We will make price sensitive information available to investors in Europe through the Easdaq Company Reporting System and other international information vendors. The EASDAQ rules require that, except in unusual circumstances, we must promptly disclose to the public any information that would be expected to be price sensitive or to affect the value of the shares offered in this offering or influence investors' decisions. We must also notify and provide details to the EASDAQ Market Authority of the intended disclosure of any such information prior to its release to the public.

    The EASDAQ rules further require that we must provide an annual report, including audited consolidated financial statements, within three months after the end of the financial year. The annual report must disclose all material information relating to us and our subsidiaries. The EASDAQ rules also require that we must provide unaudited quarterly reports for the first, second and third quarters of our financial year, within two months after the end of the relevant quarter.

AVAILABLE INFORMATION

    We refer to "Additional Information" on page 53 for the informational requirements to which we are subject under the Securities Exchange Act of 1934 and the places where information regarding us and our securities can be inspected and obtained.

    Immediately following approval of this prospectus by the CBF we intend to file, if and to the extent it shall be required under Belgian law, our Amended and Restated Certificate of Incorporation (as in effect on the date of admission for trading on Easdaq of our shares) with the Registry of the Commercial Court of Brussels, where it will be publicly available.

    In accordance with Easdaq rules, we will provide our audited consolidated financial statements and annual report within three months after the end of our financial year and an unaudited quarterly report within 45 days after the relevant quarter. A summary of our consolidated annual and quarterly financial statements will also be made available to investors in Europe through the Easdaq Company Reporting System.


    We will also make a copy of our most recent Amended and Restated Certificate of Incorporation and financial statements and all other documents referred to in this prospectus available to investors at the Sales Marketing Office of Dental Medical Diagnostic Systems, Ltd. (Belgium), Xavier de Cocklaan 68/4, B-9877 Deurle, Belgium, where these documents can be obtained at no cost upon written request addressed to Mr. Guy DeVreese or by telephoning (32-9) 280 8282.


WE ARE RESPONSIBLE FOR THE PROSPECTUS

    Dental/Medical Diagnostic Systems, Inc. accepts responsibility for the contents of this prospectus. To the best of our knowledge, the information contained in the prospectus is factually accurate in all material respects and there is no omission of any material information that would materially affect the meaning of any statement contained in the prospectus.

TRANSFERABILITY OF THE SHARES

    The shares of our common stock offered under this prospectus are freely transferable, fully paid, and nonassessable.

OUR AUDITORS

    PricewaterhouseCoopers, LLP are our independent accountants.

TRANSPARENCY RULES

    Each legal or natural person who directly or indirectly acquires or disposes of any of our voting financial instruments, whether or not representing the capital, is obliged to notify us on a form prescribed by the market suthority of Easdaq within five Easdaq business days from the date of such acquisition or disposal, in all cases where the proportion of voting financial instruments held directly or indirectly by such person following the transaction exceeds or falls below the threshold of five percent or any multiple of five percent of all of our outstanding voting financial instruments. Failure to make such disclosure may lead to suspension of the voting rights attached to the relevant ordinary shares. We shall, within three Easdaq business days following receipt of the declaration, notify the market authority on a form prescribed by the market authority and disclose to the public through the Easdaq publication means (i.e., The ECR system) an updated schedule setting forth, per class of our voting financial instruments, the person, entity or group of persons or entities, known to us to hold at least five percent or more of the voting financial instruments of such class and the number and percentage of financial instruments held by such person, entity or group of persons or entities.

THE OFFERING

GENERAL

    The shares offered under this prospectus will be offered during the offering period specified below, by means of a public offering in Belgium and private placements in and outside Belgium excluding the United States, Canada and Japan. The offering comprises 2,600,000 shares of common stock to be issued by us pursuant to a capital increase. We and/or the selling stockholder will grant to the underwriters an option to acquire up to an additional amount of 390,000 shares to cover over-allotments, if any. See "Over-allotment Option" below.

    The 2,600,000 shares offered by us will have the same rights as our currently issued shares. The shares offered in this offering are expected to be subscribed and paid for by the underwriters on the closing of this offering with a view to placing the shares immediately thereafter with the investors to the extent that subscriptions have been received.

OFFERING PROCEDURE

    The offering consists of two tranches, (i) an institutional tranche, open for institutional investors only, within and outside Belgium excluding the United States, Canada and Japan and (ii) a retail tranche in Belgium, open to retail investors only.

BOOKBUILDING

    During the first part of the institutional tranche and prior to the retail tranche, a bookbuilding will be organized, as a part of the Institutional Tranche, in order to determine the offering price of the shares offered in this offering. Only institutional investors can participate in the bookbuilding.

    Institutional investors are invited to submit to the underwriters their orders indicating the number of offered shares and the prices at which they commit to purchase these shares. The price offered by the institutional investors should fall within the indicative offering price range, which will be determined by us and the underwriters in principle on May 28, 1999, or any other date determined between us and the underwriters, based upon the average of the prices at which our stock has been traded on Nasdaq Small Cap Market, during 15 trading days prior to May 28, 1999.

    The purpose of the bookbuilding procedure is to allow the price which has initially been determined within the indicative offering price range, to be determined by a private market of professional institutional investors.

    This method of price determination is customary for public offerings of growth companies in international placements.

    The bookbuilding commences on May 31, 1999 and is expected to close on June 4, 1999. The bookbuilding can, by agreement between us and the underwriters, be curtailed as soon as the total amount of offered shares offered in the Institutional Tranche has been reached or exceeded.

    Following the bookbuilding, and on the basis of the results thereof, the offering price is expected to be fixed (in U.S. Dollars) by us in negotiation with the underwriters, represented by BBL on the earlier of (i) the day of closing of the bookbuilding period or (ii) June 4, 1999. In view of the offering in Belgium, the offering price will be published in the Belgian financial press not later than June 5, 1999. This offering price will be a single price applicable to all institutional and retail investors. If, on the basis of the bids received during the offering period, the offering price is equal or less than USD $7.00, the offering may be cancelled and no underwriting agreement will be signed.

    The offering price due by investors to the underwriters is payable in U.S. Dollars, and the price payable by the underwriters to us is also payable in U.S. Dollars.

SUBSCRIPTION PERIOD

    --  INSTITUTIONAL TRANCHE


    The institutional tranche is open to institutional investors within and outside Belgium, excluding the United States, Canada and Japan. It commences on May 31, 1999 and continues after the closing of the bookbuilding period. It is expected to close at 4 p.m. Brussels time on June 9, 1999, unless it is curtailed.


    The institutional tranche covers in principle 70% of the offered shares, subject to the right of the underwriters to change the percentage as described below.

    --  RETAIL TRANCHE


    The offering for the retail tranche commences at the latest on June 7, 1999 unless the bookbuilding is curtailed in which case the retail tranche will commence on the business day following the date of closing of the bookbuilding period. The retail tranche is expected to close at 4 p.m. Brussels time, on June 9, 1999.


    The retail tranche covers 30% of the offered shares subject to the right of the underwriters to change the percentage as described below.


    The date on which the retail tranche commences as well as the offering price and the total number of offered shares, will be published at the latest on June 5, 1999 in the Belgian financial press.


    The proportion between the percentage of shares offered through the institutional tranche and the percentage of shares offered through the retail tranche can be modified upon agreement between the underwriters and us depending on the demand in each tranche.

END OF THE OFFERING PERIOD

    The offering period for both tranches can, by agreement between the underwriters and us, be curtailed as soon as the total amount of offered shares offered in the offering has been reached or exceeded, in which case the early closing date of either tranche will be published in the financial press. No subscriptions will be accepted after closing of the offering period.

SUBSCRIPTION PROCEDURE

    In Belgium copies of this prospectus, with a form for subscribing to the offered shares attached, may be obtained at the offices of BBL and Artesia/Bacob Bank.

    - Belgian retail investors are requested to fill out the subscription form attached to the prospectus indicating the number of shares which they wish to purchase. The subscription forms must be signed and lodged at the counters of Bank Brussel Lambert or Artesia/Bacob Bank directly or through other financial intermediaries.


    - Belgian and international institutional investors are requested to confirm the number of shares to Bank Brussel Lambert at facsimile number 00-32-2-5478178, to Artesia/Bacob Bank at facsimile number 00-32-2-2044191 or to Quartz Capital Partners at facsimile number 00-44-171-7662929.


    Investors may not revoke their orders.

ALLOCATION OF THE OFFERED SHARES

    If the underwriters determine, or have reason to believe, that several orders were submitted for a single investor the underwriters may reduce the allotment.

    In the event of over-subscription, the subscriptions shall lead to apportionment, BBL, acting as lead manager of the underwriters' syndicate, will submit to us a proposal for the appointment of the shares, taking into account the quality of the investors with a view to ensuring a balanced secondary market. If any or both of the tranches are over-subscribed, then the percentage of shares received for that tranche may be decreased or increased as provided for hereabove. It is our and the underwriters' intention however to establish such a balanced basis at an indicative proportion of 70/30 between institutional and retail investors.

    Subscriptions received at the counters of the underwriters will be given priority in the allocation.

PAYMENT

    The shares offered in this offering must be paid in full by the investors to the underwriters in U.S. Dollars.

OVER-ALLOTMENT OPTION


    In addition to the 2,600,000 shares offered in this offering, the underwriters will be granted by us and the selling stockholder, in a proportion to be determined between us and the selling stockholder, pursuant to the underwriting agreement which is expected to be executed on June 10, 1999, the option to purchase up to 390,000 shares in order to cover over-allotments, if any. The over-allotment option may be exercised within 30 calendar days from the first day of trading of our shares on Easdaq.


    If the underwriters determine, or have reason to believe, that for a single investor several orders were submitted, through more than one underwriter, the underwriters may reduce the allotment.

LOCK-UP AGREEMENTS

    We hereby confirm that, with the sole exception of sales by the selling stockholder upon exercise by the underwriters of the over-allotment option, (1) all persons who are our directors at the time of the admission to trading of our common stock on Easdaq and (2) all stockholders (other than the underwriters of the offering), which, at the time of admission to trading of our common stock on Easdaq, own more than ten percent of our common stock, have undertaken not to dispose of any of their shares of common stock for a period of six months commencing on the first day of trading of our common stock on Easdaq. These persons' ability to dispose of their shares may also be subject to additional restrictions contained in the underwriting agreement.

APPLICABLE LAW AND JURISDICTION


    Belgian law applies to the offering of our shares in Belgium. United States law is applicable to any relationship between us and our stockholders. Without prejudice to applicable treaties, any dispute related to the contents of this prospectus and subscription to or purchase of the shares offered in this offering in Belgium may be referred to the Belgian courts. Any dispute related to the relationship between us and our stockholders will be settled by courts in the United States.


LISTING

    All of our outstanding shares, excluding the shares offered in this offering, have been admitted for trading on the Nasdaq SmallCap market (and the shares which will be issued upon exercise of our warrants at their issue). We are in the process of filing applications for admission to trading on Easdaq and Nasdaq National Market System of all of our outstanding shares, including the shares offered in this offering (including the shares sold under the over-allotment option) and the shares which will be issued upon exercise of all of our outstanding redeemable common stock purchase warrants and other outstanding warrants.

COMMENCEMENT OF TRADING ON EASDAQ


    The trading of our shares on Easdaq is expected to commence on June 14, 1999.


ANNOUNCEMENTS, PAYING AND DEPOSITORY AGENT

    Announcements concerning our shares and notices of our annual and special stockholder's meetings shall be published in Belgium through the Easdaq Company Reporting System and, to the extent required by law, in the Belgian financial press.

    In Belgium, Bank Brussels Lambert will act as our paying agent.

    The costs for distribution of dividends, if any, will be paid by us. If we decide to change this decision, it will be announced in the Belgian financial press.

PAYMENT OF THE OFFER SHARES


    The shares offered in this offering must be fully paid by the investors to the underwriters in U.S. Dollars on June 14, 1999.


    For the tax on securities transactions payable by investors in Belgium: See "Certain Tax Considerations for Belgian Investors" on page A-6.

DELIVERY OF THE SHARES

    Delivery in book-entry form of the shares against payment will be effected at the closing of this offering through the services of Euroclear or Cedelbank, Easdaq's settlement agent.

    The offered shares will be represented by a global certificate evidencing
the recordation of       as DTC's nominee, in our share registry as the owner of
record of all the shares offered in this offering. Shares held on behalf of Euroclear or Cedelbank participants will be recorded on the books of DTC and held in the accounts of the respective custodians of Euroclear and Cedelbank.

    For more details on DTC, Euroclear and Cedelbank's respective systems, see "Clearing and Settlement Mechanics" below.

DESIGNATED MARKET MAKERS ON EASDAQ

    Bank Brussels Lambert and Quartz Capital Partners Limited will act as market makers for our shares traded on Easdaq.

SETTLEMENT AND CLEARANCE

    The shares offered in this offering will be represented by global share certificates that will be deposited with DTC in the United States. Transactions in the offered shares executed in the United States will be settled by book-entry through financial institutions that are participants in DTC.

    DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between DTC participants through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Persons who are DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or DTC indirect participants.

    The offered shares will be quoted on Easdaq in USD. Transactions in the offered shares on Easdaq will be settled in USD or any other Euroclear or Cedelbank eligible currency through the Euroclear or Cedelbank System. Euroclear is Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System. Cedelbank is a societe anonyme under Luxembourg law. Euroclear and Cedelbank are DTC indirect participants. Investors in the offered shares on Easdaq must have a securities account with a financial institution which directly or indirectly has access to Euroclear or Cedelbank.

    Euroclear and Cedelbank hold securities and book-entry interest in securities for their direct participants and facilitate the clearance and settlement of securities transactions between their respective participants, and between their participants and participants of certain other securities intermediaries, including DTC, through electronic book-entry changes in accounts of such participants or other securities intermediaries.

    Euroclear and Cedelbank provide their respective participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear and Cedelbank have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

    Euroclear and Cedelbank participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, foreign depositories, corporations, trust companies and certain other organizations and include certain of the underwriters.

    Cedelbank and the Euroclear operator will not monitor any transfer and ownership restrictions.


EXPENSES OF THE OFFERING



    Apart from the total underwriters' fees referred to in section "Underwriting" on page 50 of this prospectus, the total offering expenses (registration fee to SEC and CBF, Nasdaq and Easdaq listing fees, accounting fees and expenses, legal fees and expenses, printing costs, transfer agent and registrar fees, etc.), can be estimated at US $644,000.


SECURITIES IDENTIFICATION NUMBERS


    The international securities identification code (ISIN) of the shares is UF24873K2087 and the common code for the shares is 969437-78-0(005).


                CERTAIN TAX CONSIDERATIONS FOR BELGIAN INVESTORS

    The following summary is based on the Belgian tax laws as in effect on the date of this prospectus and is subject to changes in Belgian law, including changes that could have a retroactive effect. Prospective investors are urged to consult their own tax advisers as to Belgian and other tax consequences in connection with the purchase, ownership or disposal of our common stock. It does not describe Belgian estate and gift tax considerations. Furthermore, this summary does not address Belgian tax considerations relevant to potential investors, subject to taxing jurisdictions other than, or in addition to, Belgium, and does not address all possible categories of investors, some of whom may be subject to special rules.

TAXATION OF DIVIDENDS

    US-BELGIAN TAX TREATY. For Belgian resident stockholders, including individuals, non-profit organizations and companies, the US withholding tax on dividend payments on our common stock is in principle reduced to 15% pursuant to
Section 10 of the Belgian-US income tax treaty. If, however, the beneficial owner is a Belgian company holding at least 10% of the voting rights, a reduced rate of five percent is applicable.

    For Belgian resident individuals holding shares of common stock as private investment, rather than as a business asset, Belgian withholding tax at the rate of (presently) in principle 25% will be due on the net dividend (i.e. after deduction of US withholding tax) in case the dividend is paid through a paying agent established in Belgium. The dividends need not to be reported in the individual's annual income tax return (the withholding tax constitutes the final Belgian income tax), but it may be in the interest of the holder to report it if his taxable income is lower than the taxable minimum. In case no paying agent established in Belgium intervenes, no withholding tax is due in Belgium for Belgian resident individuals, but the dividend is to be declared in the annual tax return and the net dividend (i.e. after deduction of US withholding tax) will be taxed at a rate of (presently) in principle 25% plus local taxes.



    For Belgian resident individuals whose shares of common stock are effectively connected with their business in Belgium, the dividends are taxed at the ordinary rates of business income (i.e. varying from 25% to 55% to be increased by a crisis contribution of three percent of the tax due and by local taxes). The Belgian withholding tax of (presently) in principle 25% withheld by the Belgian paying agent (if any), can be credited against the final income tax due, provided that the holder had the full ownership of the shares of common stock at the time of the payment of the dividends and provided that the dividend distribution does not entail a reduction in value of, or capital loss on, the shares.



    For Belgian resident entities subject to the legal entities tax (non-profit organizations, pension funds, etc.), Belgian withholding tax at the rate of (presently) in principle 25% will be due on the net dividend (i.e. after deduction of US withholding tax) in case the dividend is paid through a paying agent established in Belgium. In case no such paying agent intervenes, they have the obligation to pay the Belgian withholding tax themselves to the Belgian Treasury. This withholding tax constitutes the final Belgian income tax.


    For Belgian resident companies and for companies that have their tax residence outside Belgium but hold shares of common stock through a permanent establishment or a fixed base in Belgium, the net dividend (i.e., after deduction of US withholding tax) will be taxed at the normal income tax rate in Belgium for companies (presently 40.17%). No Belgian withholding tax is to be withheld. The US withholding tax is not creditable against the Belgian income tax.

    However, provided that the dividends benefit from the so called "dividend-received deduction", only five percent of the dividends received will be taxable. In order to benefit from the deduction, the paying company must not fall within one of the categories of which the dividends are expressly excluded from the "dividend-received deduction" (e.g., companies which are not subject to a corporate income tax or which are subject to a corporate income tax regime which is much more advantageous than the Belgian tax regime), and the recipient company should hold, at the time of the payment of the dividends, an equity participation in the paying company of at least five percent or with an acquisition value of BEF 50 million (approximately EUR 1.2 million).

    The dividend-received deduction also applies, even if the quantitative criteria are not fulfilled, if the recipient company is identified as a credit institution mentioned in Article 56, Section 1 of the Belgian Income Tax Code ("BITC/92"), an insurance company mentioned in Article 56, Section2, 2 DEG., h of the BITC/92, a broker company mentioned in Article 47 of the Law of 6 April 1995, or as an investment company as defined in Article 2, Section2, 6 DEG. of the BITC/92.

CAPITAL GAINS TAXATION

    Belgian resident individuals holding shares as a private investment and Belgian resident entities subject to the legal entities tax are in principle not liable for Belgian income tax on capital gains realized upon the sale, exchange or other transfer of shares of common stock, unless the Belgian Tax Administration demonstrates that the capital gain is the result of speculation.

    Belgian resident individuals whose shares of common stock are effectively connected with their business in Belgium, are taxable on capital gains realized on the sale, exchange or other transfer of the shares at the ordinary progressive income tax rates for business income.

    Belgian resident companies are generally not liable for Belgian income tax on capital gains realized upon the sale, exchange or other transfer of shares of common stock, provided that the shares qualify for the dividend-received deduction (except for the minimum holding requirement).

    Belgian non-residents who do not carry on a business in Belgium through a Belgian establishment (or permanent establishment) to which the shares are attributable are not subject to any Belgian capital gains taxation on the disposal of the shares. Capital gains realized by Belgian non-resident companies carrying on a business in Belgium through a Belgian establishment (or permanent establishment) to which the shares are attributable are subject to the same tax rules as those discussed in Belgian resident companies.

    Capital losses realized upon the sale, exchange or other transfer of shares of common stock are generally not tax deductible.

BELGIAN INDIRECT TAXES

TAX ON SECURITIES TRANSACTIONS

    The subscription of newly issued shares of common stock through a professional intermediary established in Belgium is in principle subject to the tax on securities transactions at the rate of (presently) 0.35% (but limited to BEF 10,000 per transaction).

    The subsequent sale, exchange or other transfer of shares of common stock through a professional intermediary established in Belgium is in principle subject to this tax at the rate of (presently) 0.17% (but limited to BEF 10,000 per transaction).

    The following persons and entities are exempt from the tax:

    - professional intermediaries mentioned in Article 2 of the Law of 6 April 1995 acting for their own account;

    - insurance companies mentioned in Article 2, Section1 of the Law of 9 July 1975 acting for their own account;

    - pension funds mentioned in Article 2, Section3, 6 DEG. of the Law of 9 July 1975 acting for their own account;

    - collective investment institutions mentioned in the Law of 4 December 1990 acting for their own account;

    - non-residents (provided that they deliver to the issuer or the professional intermediary, as the case may be, an affidavit confirming their non-resident status in Belgium).

INSIDE BACK COVER:

[PICTURES--THE INSIDE BACK COVER CONTAINS PICTURES AND TEXT REGARDING THE DMD DIGITAL RADIOGRAPHY FIMLESS X-RAY. IN THE UPPER LEFT CORNER IS THE FRONT VIEW OF 3 DIGITAL X-RAY SENSORS. IN THE UPPER RIGHT CORNER IS A PICTURE OF A COMPUTER KEYBOARD AND MONITOR WITH AN X-RAY OF A TOOTH ON THE SCREEN. IN THE MIDDLE ARE BULLET POINTS DESCRIBING THE DIGITAL X-RAY SENSORS. AT THE BOTTOM ARE BULLET POINTS DESCRIBING THE ADVANTAGES OF DMD'S DIGITAL X-RAY.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU INFORMATION DIFFERENT THAN THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME YOU RECEIVE THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Prospectus Summary..............................          4
Risk Factors....................................          7
Use of Proceeds.................................         12
Price Range of Common Stock and Warrants........         13
Dividend Policy.................................         13
Capitalization..................................         14
Dilution........................................         15
Selected Consolidated Financial Data............         16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         17
Business........................................         24
Management......................................         36
Certain Relationships and Related
  Transactions..................................         41
Principal Stockholders..........................         42
Selling Stockholder.............................         44
Description of Capital Stock....................         45
Shares Eligible For Future Sale.................         48
Underwriting....................................         49
Legal Matters...................................         51
Experts.........................................         51
Additional Information..........................         51
Index to Financial Statements...................        F-1
Information Concerning the Public Offering in
  Belgium and General Information for Easdaq and
  Belgian Investors.............................        A-1


                            ------------------------

    UNTIL            , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS' TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                  MAY 28, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the Delaware General Corporation Law ("DGCL"), Dental/Medical's Amended and Restated Certificate of Incorporation limits the personal liability of directors to Dental/Medical for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to Dental/Medical or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

    We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of Dental/Medical or of any subsidiary of Dental/Medical or of any other company or enterprise in which they are serving at the request of Dental/Medical. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

    Dental/Medical has purchased a directors and officers liability insurance policy in the amount of $5,000,000.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses incurred by Dental/Medical Diagnostic Systems, Inc. in connection with the issuance and distribution of the Securities being registered, other than underwriting fees. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee--Securities and Exchange Commission..............  $   5,000
Nasdaq National Market listing fee................................     88,500
Accounting fees and expenses......................................    100,000
Legal fees and expenses (other than blue sky).....................    250,000
Printing..........................................................    125,000
Transfer agent and registrar fees.................................      3,500
Miscellaneous.....................................................     72,000
                                                                    ---------
    Total.........................................................  $ 644,000
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    On May 30, 1996, we completed the sale of a total of 422,219 shares of common stock to six foreign investors. Each share was sold at a price of $2.58 per share and, consequently, we raised approximately $1,055,000 from the sale, net of related expenses of approximately $34,000.

    On November 27, 1996, we raised approximately $1,314,000, net of issuance costs of $285,000, through a private placement of 32 Units to certain accredited investors. Each Unit consisted of a secured promissory note in the principal amount of $50,000 ("Bridge Note") and a warrant to purchase 18,750 shares of Common Stock ("Bridge Warrant") at a purchase price of $2.67 per share. The Notes bore interest at a rate of 10% per annum and the principal and all accrued interest were payable upon the earliest to occur of: (a) May 27, 1998; (b) certain change in control events effecting us; (c) a public offering of our securities; or (d) the sale by our Chief Executive Officer of all or substantially all of his holdings of our common stock. Upon the happening of certain events the holders of the Notes had the right to convert outstanding balances of their Notes into shares of our common stock at a rate of $2.67 per share. The Bridge Warrants were first exercisable on November 27, 1997 and expire on November 27, 2002. As a result of the warrants, notes were discounted by $259,104, which amount was being amortized over the term of the notes. The Bridge Warrants were converted into 1,600,000 Redeemable Common Stock Purchase warrants upon closing of our Offering on May 14, 1997.

    On September 17, 1997, we issued 50,000 shares of common stock to DMD NV, our licensed exclusive distributor of the TeliCam System in Europe, in exchange for termination of DMD NV's exclusive distribution rights in Europe. The market value of the common stock issued was $256,250.

    On March 2, 1998, we entered into an agreement with accredited investors and institutional purchasers for the private placement (the "Debt Placement") of our 12% senior subordinated notes due 1999 (the "Senior Subordinated Notes"), and 450,000 warrants (the "1998 Warrants"). The Debt Placement was consummated on March 19, 1998. The 1998 Warrants are (i) exercisable commencing on May 15, 1998, and for five years thereafter for the purchase of one share of common stock per Warrant; and (ii) at an exercise price of $5.812 per share. The Senior Subordinated Notes (i) bear interest payable semi-annually at a rate of 12% per annum; (ii) mature on the first anniversary of the date of issuance; and (iii) may be repaid by us prior to maturity at one hundred and two (102%) percent of the amount of unpaid principal plus interest due as of the date of repayment. As a result of the warrant issuance, the Senior Subordinated Notes were discounted by $1,620,225, which is being amortized over the term of the Notes. On September 16, 1998, accrued interest of $270,000 was paid to the Note holders in accordance with the Debt Placement agreement. On January 27, 1999, we repaid the Senior Subordinated Notes, in full, plus $189,000 of accrued interest.

    On October 2, 1998, we issued 100,000 shares of our common stock, valued at $462,500, to Chrysalis Dental, Inc. ("CDI") as a portion of the purchase price for an exclusive worldwide license to make or have made, use, or sell patent pending tooth whitening products created by CDI. We relied on section 4(2) of the Securities Act of 1933 as an exemption from registration of these shares.

    On March 1, 1999, DMDS, Ltd. purchased the assets of DMD Germany, an independent company organized under the laws of Germany. We issued 100,000 shares of our common stock, valued at $762,500, as the consideration for the purchase of the assets. The assets that DMDS, Ltd. purchased include the business (as a going concern), customer lists, goodwill, the benefit of the lease and other contracts with third parties and all other items of whatever nature owned by DMD Germany and used in the conduct of the business of DMD Germany.

    On March 1, 1999, DMDS, Ltd. purchased the assets of Midas, Ltd., an independent company organized under the laws of the United Kingdom. We issued 50,000 shares of our common stock, valued at $381,250, as the consideration for the purchase of the assets. The assets that DMDS, Ltd. purchased include the business (as a going concern), customer lists, goodwill, the benefit of the lease and other contracts with third parties and all other items of whatever nature owned by Midas, Ltd. and used in the conduct of the business of Midas, Ltd.

ITEM 27. EXHIBITS.


  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.*

       3.1   Amended and Restated Certificate of Incorporation of Registrant.(1)

       3.2   Amended and Restated Bylaws of Registrant.(9)

       4.1   Specimen Stock Certificate of Common Stock of Registrant.(1)

       5.1   Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.*

      10.1   1997 Stock Incentive Plan.(2)

      10.2   Form of Registrant's Stock Option Agreement (Non-Statutory Stock Option).(2)

      10.3   Form of Registrant's Stock Option Agreement (Incentive Stock Option).(2)

      10.4   Form of Director and Officer Indemnification Agreement.(3)

      10.5   Agency Agreement dated as of October 23, 1996, by and between the Registrant and M.H. Meyerson & Co.,
             Inc. (4)

      10.6   Form of Registration Rights Agreement Letter, dated January 31, 1997, from Registrant to those certain purchasers of the Registrant's Common Stock listed on the Schedule thereto.(2)

      10.7   Commitment Letter, dated February 13, 1997, from Comerica Bank confirming the existence of a secured line of credit for the Registrant.(2)

      10.8   Employment Agreement, dated as of June 1, 1999, entered into by the Registrant and Robert H.
             Gurevitch.(11)

      10.9   Employment Agreement, dated as of October 1, 1996, entered into by the Registrant and Dewey Perrigo.(4)

     10.10   Distribution Agreement, dated as of October 1, 1996, between the Registrant and Boston Marketing
             Company, Ltd., as amended.(2)

     10.11   Promissory Note, dated February 1, 1996, between the Registrant and Robert H. Gurevitch.(2)

     10.12   Promissory Note, dated February 15, 1996, made by the Registrant in favor of Robert H. Gurevitch(2)

     10.13   Extension of Promissory Note, dated November 5, 1996, between the Registrant and Robert H. Gurevitch.(4)

     10.14   Form of Indemnification Agreement and Schedule of Indemnified Parties.(3)

     10.15   Standard Office Lease, dated October 30, 1995, between John Hancock Mutual Life Insurance Company ("John
             Hancock") and the Registrant, for Suite 202 at 200 North Westlake boulevard Office; and Guaranty of
             Lease, dated November 6, 1995, made by Robert H. Gurevitch in favor of John Hancock.(2)

     10.16   Agreement between the Registrant and DMD NV dated as of September 30, 1997.(6)

     10.17   Agreement between the Registrant and Suni Imaging Microsystems, Inc. dated October 10, 1997.(7)

     10.18   Extension of automatic termination provisions of agreement between the Registrant and Suni Imaging
             Microsystems, Inc., dated November 11, 1997.(7)

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.19   Purchase Agreement by and among the Registrant and the purchasers named herein with respect to the sale and purchase of an aggregate of $4,500,000 aggregate principal amount of the Registrant's 12% Senior
             Subordinated Notes due 1999, and Warrants dated as of March 2, 1998.(7)

     10.20   Form of 12% Senior Subordinated Note due 1997.(7)

     10.21   Form of Common Stock Purchase Warrant.(7)

     10.22   Revolving Credit Loan and Security Agreement between the Registrant and Comerica Bank-California, dated as of December 10, 1997.(7)

     10.23   Variable Rate-Single Payment Note of the Company in form of Comerica Bank-California, dated as of
             December, 19, 1997.(7)

     10.24   First Modification to Variable Rate-Single Payment Note, between the Company and Comerica
             Bank-California, dated as of December 24, 1997.(7)

     10.25   Exclusive License Agreement between the Company and Chrysalis Dental, Inc., dated October 2, 1998.(8)

     10.26   Agreement for the Sale of the Seller's Business and Assets, by and among the Company, Fadi Nahab and
             DMDS Ltd., dated March 1, 1999.(8)

     10.27   Agreement for the Sale of the Seller's Business and Assets, by and among DMD Gmbh, Ralf Muller and DMDS
             Ltd., dated March 1, 1999.(8)

     10.28   Credit Agreement between the Registrant and Imperial Bank, dated as of January 4, 1999.(8)

     10.29   Standard Office Lease between the Company and Frank F. Parker (with addendum), dated August 8, 1997, for
             16722 Millikan Avenue, Irvine, CA.(8)

     10.30   Second Addendum to Standard Office Lease between the Company and Frank F. Parker, dated July 29, 1998, for 16722 Millikan Avenue, Irvine, CA.(8)

     10.31   Suni-DMD Manufacturing, Assembly & Test Services Agreement, by and between the Company and Suni
             Microsystems Imaging, Inc., dated as of March 17, 1999.(8)

     10.32   Mandate Agreement by and between the Registrant, Bank Brussels Lambert and Robert H. Gurevitch.(9)

      23.1   Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in its opinion filed as Exhibit 5.1 hereto).(9)

      23.2   Consent of PricewaterhouseCoopers LLP.

      24.1   Power of Attorney (included on signature page).

      27.1   Financial Data Schedule.(10)


------------------------

*   To be filed by amendment.

 (1) Incorporated by reference to exhibits to Pre-effective Amendment No. 1 to the Registration Statement on Form SB-2 of the Registrant filed on April 7, 1997 (File No. 333-22507).

 (2) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form SB-2 filed on February 28, 1997 (File No. 333-22507).

 (3) Incorporated by reference to exhibits to Pre-effective Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 filed on April 30 (File No. 333-22507).

 (4) Incorporated by reference to exhibits to the Registrant's Report on Form 10-QSB, dated November 30, 1996.

 (5) Incorporated by reference from the Registrant's Report on Form 8-K, dated March 1,1996.

 (6) Incorporated by referenced from exhibits to the Registrant's Report on Form 10-QSB dated September 30, 1997.

 (7) Incorporated by reference to exhibits to Registrant's Report on Form 10-KSB for the fiscal year ended December 31, 1997.

 (8) Incorporated by reference to exhibits to Registrant's Report on Form 10-KSB for the fiscal year ended December 31, 1998.

 (9) Incorporated by reference to exhibits to the Registration Statement on Form SB-2 of the Registrant filed on April 23, 1999.

 (10) Incorporated by reference to exhibits to Registrant's Report on Form 10-QSB for the quarter ended March 31, 1999.


 (11) Incorporated by reference to exhibits to the Registration Statement on Form SB-2 of the Registrant filed on May 21, 1999.


ITEM 28. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 2 on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 26, 1999.


                                DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

                                BY:               /S/ STEPHEN ROSS
                                     -----------------------------------------
                                                    Stephen Ross
                                              CHIEF FINANCIAL OFFICER